Exhibit 99.1

Tomorrow is on

2024 Management Information Circular

LNG

ENBRIDGE

 Contents

At Enbridge, we safely connect millions of people to the energy they rely on every day, fueling quality of life through our North American natural gas, oil and renewable power networks and our growing European offshore wind portfolio. We’re investing in modern energy delivery infrastructure to sustain access to secure, affordable energy and building on more than a century of operating conventional energy infrastructure and two decades of experience in renewable power. We’re advancing new technologies, including hydrogen, renewable natural gas, and carbon capture and storage, and are committed to achieving net zero greenhouse gas emissions from our operations by 2050. Headquartered in Calgary, Alberta, Enbridge’s common shares trade under the symbol ENB on the Toronto (“TSX”) and New York (“NYSE”) stock exchanges. To learn more, visit us at enbridge.com.

Electronic delivery: We encourage you to sign up for environmentally-friendly electronic delivery of all future proxy materials. Registered shareholders may also sign up for electronic delivery of financial reports.

Registered shareholders can go to investorcentre.com/enbridge, select “Canada (English)” or “Canada (Français)” at the top right corner of the page (if that geographical selection does not auto-populate); then click on “Receive Documents Electronically”; choose “Enbridge Inc.” from the dropdown list; enter your Holder Account Number that appears on your form of proxy; enter your postal code (if you are a Canadian resident) or your Family or Company Name (if you are not a resident of Canada); and click “NEXT” at the bottom of the page; under “Communication Preferences”, enter your email address; and then make selections for the documents you wish to receive electronically.

Non-registered shareholders

(beneficial owners) can go to investordelivery.com using the control number found on your voting instruction form or to proxyvote.com where you can click on “Delivery Settings” and follow the instructions.

2 Executive Summary
12 About the Meeting
38 Corporate Governance
70 Executive Compensation
119 Appendices

    Management Information Circular date: March 5, 2024

    Annual meeting of shareholders to be held on May 8, 2024

Letter to shareholders

Dear shareholder,

In a year that saw continued war in Ukraine, conflict in the Middle East and inflationary pressures on every consumer, the need for safe, reliable and affordable energy is in sharper focus across the globe. Energy demand continues to grow, as does the attention on climate change. To sustainably meet our energy needs today and into the future, we need a practical and balanced approach, and energy systems that include responsibly produced natural gas and oil, as well as renewables and lower-carbon options.

Against this backdrop, Enbridge’s mission remains vital and clear: to be the first-choice energy delivery company of our stakeholders—valued by our customers across North America and beyond, trusted by communities where we operate, a dependable advisor to regulators and policy makers, and an inclusive and empowering workplace for our employees. And as we continue to do that well, and execute on our strategy, we create value for you, our shareholders.

Delivering on our mission is our Enbridge team—proud and passionate people who are dedicated to safely, reliably and sustainably delivering the energy our world needs. They believe in our Company and are driven by a sense of purpose and desire to serve our customers’ energy needs—24/7, 365 days a year. We’re grateful for their service and thank them for their loyalty.

Your first-choice energy delivery company

The Company’s strong performance in 2023 reflects the diversification and resiliency of the business and ability to navigate persistent challenges in the economy and environment with little disruption to our strategic goals. The financial discipline that is the Company’s hallmark allowed us to perform well, grow in every area of the business and add attractive lower-carbon opportunities.

Of course, our performance is nothing without a solid safety record. In 2023, we maintained an industry leading benchmark for integrity management and advanced our continuous improvement mindset. Throughout the year, we took steps to further enhance our safety programs and culture, which resulted in record performance for occupational and process safety, as well as environmental performance.

On the financial side, we handily exceeded the midpoint of our 2023 financial guidance on both earnings before interest, taxes, depreciation and amortization (“EBITDA”) and distributable cash flow (“DCF”) per share. We deployed over $3 billion of investment capacity towards tuck-in acquisitions, and secured another $10 billion of attractive, organic growth projects. All in, this increases our secured portfolio to $24 billion. As you’ll see in the call out box, we also made a strategic move by further expanding our gas utility footprint in North America. Looking ahead, we announced an increase to our dividend in 2024 by 3%, our 29th consecutive annual increase.

Here are highlights across our core businesses:

Gas Transmission and Midstream: We advanced our liquefied natural gas (“LNG”) export strategy with the $400 million acquisition of Aitken Creek natural gas storage in B.C. and the US$335 million acquisition of Tres Palacios natural gas storage in Texas. We’re connected to four operating LNG facilities in the U.S. Gulf Coast and poised to serve more with three executed precedent agreements for gas transmission to those facilities. We invested in Smartpipe®, an innovative technology, to enhance the safety and operational reliability of our systems while also reducing emissions. And, we’ve made significant investments in renewable natural gas (“RNG”), which is blended into the natural gas stream to lower the carbon content. These investments include food-to-waste company Divert Inc.,

Enbridge Inc. 2024 Management Information Circular

where we broke ground on a facility in Longview, WA, and the acquisition of Morrow Renewables, which includes seven landfill-to-RNG assets. We were also selected by the Department of Energy to advance one of the first hydrogen hubs in the mid-Atlantic region of the U.S.

Gas Distribution and Storage: We added over 46,000 new customers to our natural gas utility. Ontario’s population and industrial growth means that we, along with the government of Ontario, expect natural gas to be critical to affordably meeting customer energy demand and the province’s economic growth. This business is poised to grow significantly with the acquisition of three gas utilities in the U.S. See the call out box for more information.

Liquids Pipelines: We demonstrated our commitment to customers by reaching a win-win-win Mainline tolling settlement that will see customers receive first-choice service at competitive tolls, Enbridge earn attractive risk-adjusted returns, and help ensure safe, reliable and affordable energy for society. Both our Mainline system and our Enbridge Ingleside Energy Center (the largest export facility in North America) delivered record volumes in 2023. We also further bolstered our U.S. Gulf Coast strategy with an increased ownership in Gray Oak pipeline, and conducted an open season on Flanagan South, which secures long-haul transportation from Western Canada down to the Gulf Coast for customers.

Power Generation: We increased our ownership in two German offshore wind projects and were selected to develop the Normandy project, which is expected to be France’s largest offshore wind farm to date. We expect to bring two more French offshore wind projects into operation this year. Onshore, we announced a 50% joint venture in the Fox Squirrel solar project in Ohio with our longstanding partner, EDF Renewables. The first phase of that asset went into commercial operation in January 2024. Overall, we see approximately 6.2GW of North American onshore development growth opportunities through 2030.

First-choice investment

We aim to be your first-choice investment and are committed to providing value to shareholders. The strength and predictability of our core businesses, our disciplined approach to capital allocation and a strong balance sheet puts us in a great position to grow and meet energy demand safely, reliably, affordably and sustainably, while providing shareholders with the investment returns they have come to expect from Enbridge.

We expect EBITDA in 2024 to be between $16.6 billion and

$17.2 billion (even before taking into account any additional contributions from the newly acquired U.S. gas utilities). This translates to more than 4% growth over the 2023 guidance midpoint, and DCF per share of $5.40 to $5.80.1

U.S. gas utilities acquisition—a transformative deal

In September, we announced the US$14 billion ($19 billion) acquisition of three U.S. natural gas utilities from Dominion Energy. This is a rare and unprecedented opportunity to acquire high quality, growing natural gas utilities at scale and at a historically attractive valuation. On March 7th, we completed the first of these important acquisitions—of the East Ohio Gas Company (now doing business as Enbridge Gas Ohio), following the approval by the Public Utilities Commission of Ohio.

The U.S. utilities acquisition is a transformative opportunity that establishes Enbridge as the largest (by volume) natural gas distribution company in North America. The utilities are ‘must have’ infrastructure for providing safe, reliable and affordable energy for some three million customers in Ohio, North Carolina, Utah, Wyoming and Idaho and add to the four million customers we currently serve through our Ontario gas utility. And similar to Enbridge’s existing business units, the utilities have a commitment to embedded sustainability and lower carbon initiatives in their operations.

The acquisition supports a more diversified Enbridge, lowers our already industry-leading business risk profile, elevates our existing utility-like model and underpins the longevity of our growth profile—both earnings and dividends.

We have protected our balance sheet strength by employing a flexible funding plan that includes equity prefunding and asset recycling. Enbridge is positioned to fund the remainder of the transaction using the variety of options available to us. For shareholders, once again this acquisition aligns with our low risk value proposition: stability, strength, consistency, growth and optionality.

Our vision for the future

It’s been 75 years since our incorporation as Interprovincial Pipeline and the beginning of Enbridge’s history delivering energy to people in North America. As we celebrate this milestone, we look to the future with a new vision: to provide energy in a planet-friendly way, everywhere people need it. This vision shapes our strategic decisions and actions as we move forward with:

•	A diversified portfolio across liquids, gas, renewables and new energy technologies

•	A focus on helping people live in both an environmentally and economically sustainable way

[1]	DCF and DCF per share are non-GAAP measures; these measures are defined and reconciled in the Non-GAAP and other financial measures section of Appendix C.

Enbridge Inc. 2024 Management Information Circular

•	A global mindset to provide energy to people and regions throughout the world

This will continue to shape our future as we make investments in both conventional energy and lower carbon opportunities. Our view is that the energy transition needs all available options, with natural gas being one of the best. It’s a critical energy source that can drive down global emissions as an alternate to coal, a complement to renewables, and a way to help reduce energy poverty for millions around the world.

As an industry, it’s on us to make progress to decarbonize the energy we transport. That’s why Enbridge is modernizing our conventional energy systems to enable reliability and lower emissions, blending natural gas with even lower-carbon fuels like hydrogen and RNG and continuing to invest in carbon capture and storage. We’re also working closely with our customers and shippers to provide them with innovative solutions that support their needs and help them reduce their own emissions.

Governance

The Board is committed to clear and transparent disclosure and we’re engaged with the management team on how we communicate with our stakeholders. That includes taking time to listen and understand their perspectives.

This year, as part of the commitments made in our Indigenous Reconciliation Action Plan, we established our Indigenous Advisory Group, comprised of Indigenous leaders from across North America. The group meets with members of the senior leadership team four times a year and with the Board annually. We are honored to listen and learn from these leaders and consider their perspectives and interests as we make decisions that impact communities where we operate.

Our Board is made up of diverse, highly qualified and experienced business leaders who bring forward their knowledge and broad leadership perspectives to guide this Company.

In 2023, we were pleased to welcome Manjit Minhas to our Board. Manjit brings extensive entrepreneurial, governance and community engagement experience as the co-founder and CEO of Minhas Breweries, Distilleries and Wineries. We’ve also included information about a new Board candidate, Theresa Jang, who will stand for election at the annual meeting. The broad-based business acumen and experience of both Manjit and Theresa complement our Board’s strong skill set.

We’d like to acknowledge and thank Dan Tutcher who will be retiring after this year’s annual meeting. Dan has been a valued member of our Board for 18 years and his counsel and dedication to Enbridge will be greatly missed.

Thank you

In our first year as CEO and Board Chair, we are extremely appreciative of the opportunity to serve all who put their trust in Enbridge. We are grateful to our customers and stakeholders for their continued loyalty and are pleased to be your first-choice energy partner. Thank you to our shareholders for your support and confidence in Enbridge. We continue to work hard to be your first-choice investment. Thank you to our Board colleagues for their amazing stewardship on behalf of our investors. Finally, thank you to the Enbridge team for ensuring the safe delivery of the energy we all need. Recognizing that life takes energy, we appreciate their efforts to keep it flowing.

The economic and environmental challenges before us are great, but they are not insurmountable. Enbridge is in a strong position to navigate the headwinds and realize the opportunities presented to us. Put simply, the world will need all forms of energy to meet demand while reducing emissions. Our strategy to grow our businesses, increase access to global markets and invest in lower-carbon platforms takes the big picture into account—now and longer-term. At Enbridge, the future is clear—Tomorrow is on!

Sincerely,

Greg Ebel	Pamela Carter

President & Chief Executive Officer	Chair, Board of Directors

Calgary, Alberta March 5, 2024

Enbridge Inc. 2024 Management Information Circular

   Notice of 2024 annual meeting of shareholders

We invite you to Enbridge’s 2024 annual meeting of shareholders (the “Meeting”).

When May 8, 2024 1:30 p.m. (Mountain Daylight Time) (“MDT”)

Where Virtual Meeting via live audio webcast online at web.lumiagm.com/434843715, password “enbridge2024” (case sensitive), Meeting ID: 434-843-715

Materials

A Notice of 2024 annual meeting and notice of availability of meeting materials (the “Notice”) is being mailed to shareholders of Enbridge Inc. on or about March 22, 2024. We are providing access to our management information circular and annual report via the internet using the notice-and-access system at this website: enbridge.com/ investment-center/notice-and-access.

Items of business
• To receive the audited consolidated financial statements and the report of the auditors thereon for the year ended December 31, 2023.

• Items to vote on:

1	Election of directors

Election of the 12 director nominees identified in the management information circular to serve as directors until the close of the next annual meeting of shareholders.

2	Appointment of auditors

Appointment of PricewaterhouseCoopers LLP as independent auditors of the Company and authorize the directors to fix their remuneration.

3	Advisory vote on executive compensation (say on pay)

Non-binding advisory vote to accept our approach to executive compensation as disclosed in the management information circular.

4	Shareholder proposals

Voting on the shareholder proposals set forth in Appendix A of the management information circular.

•	To consider such other matters as may properly be brought before the Meeting or any adjournment or postponement thereof.

Your vote is important

If you are a shareholder of record of Enbridge Inc. common shares at the close of business on March 13, 2024, you are entitled to receive notice of, attend and vote your common shares at the Meeting.

This year, the Company is holding the Meeting via live audio webcast, which will provide all our shareholders with an equal opportunity to participate, regardless of their geographic location. Registered shareholders and duly appointed proxyholders will be able to attend the Meeting, ask questions and vote, all in real time, provided they are connected to the internet and comply with all requirements set out in the management information circular. Beneficial owners who have not duly appointed themselves as proxyholder will be able to attend the Meeting as guests but will not be able to ask questions or vote at the Meeting. Please refer to the management information circular for detailed instructions on how to attend, ask questions and vote at the Meeting.

A shareholder who wishes to appoint a person other than the management nominees (including a beneficial owner who wishes to appoint themselves) must carefully follow the instructions in the management information circular and on their form of proxy or voting instruction form, as applicable.

The Board of Directors has approved the contents of the management information circular and has authorized us to send it to you. Please read the management information circular to learn more about the Meeting, our director nominees and our executive compensation and governance practices.

By order of the Board of Directors,

Karen Uehara,

Vice President, Corporate & Corporate Secretary

Calgary, Alberta

March 5, 2024

About this Management Information Circular

This management information circular (the “Circular”), including all appendices hereto, is being furnished in connection with the solicitation of proxies by or on behalf of management of Enbridge Inc. (“Enbridge”) for use at the annual meeting (the “Meeting”) of Enbridge shareholders, to be held on May 8, 2024 at 1:30 p.m. MDT, or at any adjournment(s) or postponement(s) thereof, for the purposes set out in the notice of Meeting.

The Meeting will be held virtually, conducted via live audio webcast. A summary of the information shareholders will need to attend the Meeting online is provided in the “About the Meeting” section of this Circular.

Enbridge is a “foreign private issuer” pursuant to applicable U.S. securities laws and is therefore exempt from the proxy rules under the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”). Accordingly, this Circular has been prepared in compliance with Canadian securities law and regulations. In addition, as a foreign private issuer, we are permitted to follow home country practice instead of certain governance requirements set out in the New York Stock Exchange (“NYSE”) rules, provided we disclose any significant differences between our governance practices and those required by the NYSE. Further information regarding those differences is available on our website (enbridge.com).

In this Circular, unless indicated otherwise or the context otherwise requires:

•	“you” and “your” mean holders of common shares of Enbridge (“Enbridge shares” or “common shares”);

•	“we”, “us”, “our”, “the Company” and “Enbridge” mean Enbridge Inc.;

•	“Board of Directors” or “Board” means the Board of Directors of Enbridge Inc.;

•	all dollar amounts are in Canadian dollars (“C$” or “$”) unless stated otherwise; and

•	US$ means United States of America (“U.S.”) dollars.

Unless stated otherwise, information in this Circular is given as of March 5, 2024 (the date of this Circular).

Information contained on or otherwise accessible through Enbridge’s website or other websites, though referenced herein, does not form part of and is not incorporated by reference into this Circular.

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2 Executive Summary

3	Proxy voting roadmap

6	Awards and recognition

7	Tomorrow is on

8	2023 performance highlights

9	2023 sustainability and ESG highlights

Executive Summary

Executive summary

ITEM 1	Election of directors	Board recommendation

Our Board strives to maintain an appropriate balance of tenure, diversity, characteristics, talents, skills and expertise to provide sound and prudent guidance with respect to the Company’s strategy, operations and interests.

FOR each nominee
See page 18 for more information

Corporate governance highlights

•	Statement on Business Conduct and Ethics & Compliance Program and policies

•	Incentive compensation and sustainable financing linked to ESG goals

•	Robust risk and sustainability oversight by Board and Board committees

•	Share ownership guidelines for directors and executives (increased for 2024—now 8x for CEO)

•	Board orientation/education program

•	Annual Board, committee and director evaluation process

•	Annual election of all directors, individual director election (no slate voting)

•	No dual class share structure

•	Diversity and inclusion policies for directors and senior management

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Director nominees

Gregory L. Ebel President & CEO of Enbridge Director since: 2017 Independent: No (President & CEO) Committees: –	Pamela L. Carter (Chair) Corporate Director Director since: 2017 Independent: Yes Committees: SC

Mayank (Mike) M. Ashar Corporate Director Director since: 2021 Independent: Yes Committees: GC, HRCC	Teresa S. Madden Corporate Director Director since: 2019 Independent: Yes Committees: AFRC*, GC

Gaurdie E. Banister Jr. Corporate Director Director since: 2021 Independent: Yes Committees: AFRC, SRC*	Manjit Minhas CEO and Co-Founder of Minhas Brewery, Distillery and Winery Director since: 2023 Independent: Yes Committees: SC, SRC

Susan M. Cunningham Corporate Director Director since: 2019 Independent: Yes Committees: SC*, HRCC	Stephen S. Poloz Corporate Director Director since: 2020 Independent: Yes Committees: AFRC, GC*

Jason B. Few President & CEO, FuelCell Energy, Inc. Director since: 2022 Independent: Yes Committees: AFRC, SRC, SC	S. Jane Rowe Corporate Director Director since: 2021 Independent: Yes Committees: GC, HRCC

Theresa B.Y. Jang Corporate Director New Board candidate Independent: Yes Committees: –	Steven W. Williams Corporate Director Director since: 2022 Independent: Yes Committees: HRCC*, SRC

Key to committees

AFRC	Audit, Finance and Risk Committee	SC	Sustainability Committee

GC	Governance Committee	SRC	Safety and Reliability Committee

HRCC	Human Resources and Compensation Committee	*	Committee Chair

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Executive Summary

ITEM 2	Appointment of our auditor	Board recommendation

The Board, on the recommendation of the Audit, Finance and Risk Committee, recommends that you vote for PricewaterhouseCoopers LLP (“PwC”) to be reappointed as auditor and that you authorize the directors to fix their remuneration. PwC is an independent auditor within the meaning of applicable Canadian and U.S. securities rules.

FOR this resolution
See page 34 for more information

ITEM 3	Advisory vote on executive compensation (say on pay)	Board recommendation

Enbridge provides shareholders with the opportunity to vote on a non-binding advisory resolution to accept our approach to executive compensation, as disclosed in this Circular, commonly known as “say on pay”. The Board believes that the Company’s approach to executive compensation is fair and balanced and creates incentives that are well-aligned with shareholders’ interests in the long term.

FOR this resolution
See page 36 for more information

Compensation philosophy

Enbridge’s approach to executive compensation is governed by the Human Resources and Compensation Committee and approved by the Board. A rigorous pay-for-performance philosophy is embedded in our compensation programs and designed to align with the interests of Enbridge shareholders and other stakeholders, through five main objectives:

Weighting the majority of the long-term incentive target mix with performance stock units aligns to our compensation philosophy and motivates leadership to focus on delivering strategic priorities over the long-term.

Our short-term incentive plan (“STIP”) awards are designed to reflect a comprehensive assessment of corporate, business unit and individual performance. The 2023 business unit performance metrics include: safety, operational reliability, maintaining financial strength and flexibility, progress toward our ESG goals, and extending and delivering growth.

Performance is foundational to Enbridge’s executive compensation design and reflects our ongoing focus on driving sustainable growth and creating long-term value for our shareholders.

89% of the target compensation mix for the President & CEO was “at risk” in 2023 and payout is not guaranteed

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ITEM 4	Shareholder proposals	Board recommendation

You will be voting on two shareholder proposals that have been submitted for consideration at the Meeting. The full text of these proposals and supporting statements, together with the Board’s recommendations are set out in Appendix A.

AGAINST both proposals
See page 36 and Appendix A for more information

Awards and recognition

*

Disclaimer Statement: The use by Enbridge Inc. of any MSCI ESG Research LLC or its affiliates (“MSCI”) data, and the use of the MSCI logos, trademarks, service marks or index names herein, do not constitute a sponsorship, endorsement, recommendation or promotion of Enbridge Inc. by MSCI. MSCI services and data are the property of MSCI or its information providers, and are provided “as is” and without warranty. MSCI names and logos are trademarks or service marks of MSCI.

6	Enbridge Inc. 2024 Management Information Circular

Executive Summary

Tomorrow is on

Safety and Operational Reliability	Extend Growth	Maintain Strong Balance Sheet	Disciplined Capital Allocation	Lead in Energy Transition

Corporate vision and strategy

At Enbridge we are inspired by our purpose to fuel people’s quality of life and united by our vision to provide energy in a planet-friendly way wherever people need it. This drives our mission to be the first-choice energy delivery company in North America and beyond.

To be the first choice of:

Customers	As a safe, reliable and value- enhancing supplier

Communities	As a trusted partner

Investors	As a top-quality investment

Policy makers and regulators	As a constructive advisor and honest broker

Employees and prospective employees	As an inclusive employer of passionate, talented and empowered people

In fulfilling our mission, we play a critical role in enabling the economic and social well-being of people across the world by providing access to affordable, reliable, and secure energy.

Our strategy is underpinned by a deep understanding of energy supply and demand fundamentals. Through disciplined capital allocation that is aligned with our outlook on energy markets, we have become an industry leader with a diversified portfolio across both conventional and lower-carbon energies. Our assets have reliably generated low-risk, resilient cash flows through many commodity and economic cycles.

We recognize that the energy system is changing; as a diversified energy company, we are uniquely positioned to help deliver the global transition to a cleaner energy future. Our strategy is to grow our businesses, increase access to global markets, and invest in lower-carbon platforms.

At Enbridge, tomorrow is on. We are confident in our strategy of pursuing growth in our premier natural gas, liquids, and renewable businesses and investing in adjacent lower-carbon platforms. We’re advancing solutions for today and tomorrow—fueling people’s quality of life and remaining competitively positioned for the long term.

Our values

Everyone at Enbridge is guided by a strong set of core values—Safety, Integrity, Respect, Inclusion and High Performance—that reflect what is truly important to us as a company. Our values drive our every decision, action and interaction and are key to our ongoing success. By acting in ways that reflect and support the Enbridge values, we contribute to a positive culture that enables us to perform to our full potential.

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2023 performance highlights

In 2023, we delivered another year of record financial results, in the upper half of our financial guidance range, driven by significant growth in the business. This growth has been supported by high utilization of our assets and tuck-in acquisitions and supplemented by growth projects placed into service in 2022. We remain committed to providing top-tier shareholder returns via a stable and growing dividend combined with a ratably growing base business.

Strong financial results

EBITDA growth[1]	DCF/share growth[1,2]	Total shareholder return
(2021 - 2023)

Increasein EBITDA over 2021 of 17%	Increasein DCF/share over 2021 of 10%

[1]	Increase shown as compound annual growth rate.
[2]	DCF and DCF per share are non-GAAP measures; these measures are defined and reconciled in the Non-GAAP and other financial measures section of Appendix C.

Safe operations Achieved leading safety performance across the enterprise Executed integrity and maintenance programs

Grow the business

Announced the acquisitions of three premier U.S. gas utilities for an aggregate purchase price of $19 billion which will provide immediate earnings upon closings and extend our growth

Secured $10 billion of new organic growth including US$3.7 billion of quick-cycle, low- risk utility growth at the aforementioned U.S. gas utilities

Completed over $3 billion of tuck-in acquisitions including Morrow Renewables, Aitken Creek Gas Storage and Tres Palacios Gas Storage

Financial position Maintained strong balance sheet and financial flexibility

Execute capital program Placed $2 billion of secured capital into service

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Executive Summary

2023 sustainability and ESG highlights

E	S	G

Goal: Reduce emissions intensity 35% by 2030[1,2]	Goal: 28% from underrepresented ethnic and racial groups in our workforce by 2025	Goal: Representation on the Board of 40% women by 2025

Goal: Net zero emissions by 2050[1,3]		Goal: Representation on the Board of 20% underrepresented ethnic and racial groups by 2025

•  Acquired seven operating landfill gas-to-RNG facilities, making Enbridge a North American midstream leader by volume

•  Strategic partnership with Yara Clean Ammonia to develop a blue ammonia production facility at Enbridge Ingleside Energy Center

•  Advancing carbon sequestration partnership and study in U.S. Gulf Coast to support biodiversity and determine potential for artificial reef as a nature-based solution

•  Working with B.C. government and industry partners to develop hydrogen as a low-carbon energy option for families and businesses

•  Best-ever performance year for personal safety and process safety

•  Completed 10 of 22 commitments in our Indigenous Reconciliation Action Plan, with remaining 12 well on track

•  Invested $23.4M in more than 4,100 organizations across North America

•  Implemented an enhanced parental leave program offering progressive paid and unpaid leave options to parents of all genders

•  Rolled out a “Be Proud of Who You Are” storytelling campaign of coming out stories and participated in community Pride events across our geographies

•  Improved diversity on our Board of Directors — exceeding our representation goals for both gender and underrepresented racial and ethnic groups (assuming all director nominees are elected)

•  Enhanced Board diversity reporting to include 2SLGBTQ+, in addition to existing reporting categories

•  Board of Directors hosted Indigenous leaders from Canada and the U.S.

•  Board of Directors engagement with employees through Employee Resource Groups (“ERGs”) and ERG leads

[1]

GHG emissions included within our targets are from assets over which we have operational control (Scope 1 and Scope 2 emissions). Projected reductions of GHG emissions intensity and absolute emissions is relative to the 2018 baseline year. For more information, see our 2022 Sustainability Report at enbridge.com/sustainability.

[2]

This metric aggregates emissions and throughput for each business unit on the basis of tonnes of carbon dioxide equivalent per energy delivered in petajoules (“PJ”). Estimated emissions (tCO2e) and volume (PJ) information as at Q4, 2023 is based on pre-audited numbers.

[3]	Absolute emissions.

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Enhancing sustainability and ESG reporting

Enbridge is committed to transparency in our disclosure of sustainability and ESG performance. We seek to continually improve our sustainability and ESG reporting by listening to our shareholders and responding to their feedback. In 2023, this included expanding our methane reporting in our Sustainability Report and publishing a stand-alone Climate Lobbying Report. In 2024, we are building on our GHG emissions reporting by expanding the categories of Scope 3 emissions that we report on and enhancing the transparency of our Scope 3 reporting.

Scope 3 emissions

Category	How it applies to Enbridge	Scope 3 footprint	Enbridge’s approach	Reporting status

Upstream in Enbridge value chain

1 Purchased goods and services	Emissions encompass two distinct types: 1) from the procurement of goods and services, including human resource services, maintenance, repairs, and day- to-day operational activities, 2) from the purchase of fuel for our utility customers.	●

Enbridge is actively enhancing its capability to effectively monitor supplier-related emissions. In 2023, an independent assessment was performed to identify key gaps in reporting within this category. The insights derived from the assessment are being utilized to enhance our long-term reporting approach.

Additionally, our supply chain team is utilizing the EcoVadis platform and collaborating with our suppliers to collect specific sustainability data, including Scope 1, 2, and 3 emissions.

In development (timeline: 3 – 5 years)

2 Capital goods	Emissions associated with purchase of fixed assets such as plant, buildings, and equipment.	●

Enbridge is actively enhancing its capability to effectively monitor supplier-related emissions. In 2023, an independent assessment was performed to identify key gaps in reporting within this category. The insights derived from the assessment are being utilized to enhance our long-term reporting approach.

Additionally, our supply chain team is utilizing the EcoVadis platform and collaborating with our suppliers to collect specific sustainability data, including Scope 1, 2 and 3 emissions.

In development (timeline: 3 – 5 years)

3 Fuel and energy-related activities	Emissions linked to the energy consumed in our operations.	●	Enbridge considers this category a high priority and is assessing emissions in this category.	Intend to include in our 2023 Sustainability Report

4 Transportation and distribution	Emissions associated with supplier transporting goods to Enbridge.	●	Due to minimal emissions in this category, placed in lower priority in our Scope 3 reporting.	No reporting plan at this time

5 Waste generated in operations	Emissions linked to generation and disposal of waste during Enbridge operation activities.	●	Due to minimal emissions in this category, placed in lower priority in our Scope 3 reporting.	No reporting plan at this time

6 Business travel	Emissions associate with Enbridge’s employee business travel, including air, rail, and rental car travel.	●	Enbridge is currently reporting emissions related to our employee air travel.	Continue to report

● Above 1 million tCO2e ● Between 100k tCO2e and 1 million tCO2e ● Below 100k tCO2e ● 0 tCO2e (representative of 2022 emissions data)

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Executive Summary

Scope 3 emissions

Category	How it applies to Enbridge	Scope 3 footprint	Enbridge’s approach	Reporting status

7 Employee commuting	Emissions associated with Enbridge’s employees commuting to work, including vehicle, bus, rail or other types.	●

Due to minimal emissions in this category, placed in lower priority in our Scope 3 reporting.

In 2021, Enbridge implemented a hybrid work model, enabling employees in specific job functions to work from home for up to two days each week.

No reporting plan at this time

8 Leased assets	Emissions from Enbridge office buildings and facilities that are operated but not owned by Enbridge. Enbridge reports the emissions from our head offices in Calgary and Houston as part of our Scope 1 and 2 emissions.	●	Due to minimal emissions in this category, placed in lower priority in our Scope 3 reporting.	No reporting plan at this time

Downstream in Enbridge value chain

9 Transportation and distribution	This category does not apply to Enbridge.	●	Enbridge currently does not have Scope 3 emissions to report in this category.	Not applicable

10 Processing of sold products	This category does not apply to Enbridge.	●	Enbridge currently does not have Scope 3 emissions to report in this category.	Not applicable

11 Use of sold products	Natural gas combustion emissions from our utility customers.	●	Enbridge is currently reporting this category for our existing utility business. We continue to actively engage on the development of midstream guidance for Category 11.	Continue to report for utility business

12 End of life treatment of sold products	This category does not apply to Enbridge.	●	Enbridge currently does not have Scope 3 emissions to report in this category.	Not applicable

13 Leased assets	This category does not apply to Enbridge.	●	Enbridge currently does not have Scope 3 emissions to report in this category.	Not applicable

14 Franchises	This category does not apply to Enbridge.	●	Enbridge currently does not have Scope 3 emissions to report in this category.	Not applicable

15 Investments	Emissions associated with investments that are not otherwise reported under Enbridge Scope 1 and Scope 2 emissions.	●	Enbridge is in the process of developing the approach to gather emissions data from our non-operational assets.	In development (timeline: 2 – 3 years)

● Above 1 million tCO2e  ● Between 100k tCO2e and 1 million tCO2e  ● Below 100k tCO2e  ● 0 tCO2e (representative of 2022 emissions data)

Enbridge Inc. 2024 Management Information Circular	11

12 About the Meeting

13	Meeting information

14	Voting information

18	Business of the meeting

18	Item 1: Election of directors

18	Director profiles

33	Mix of skills and experience

34	Item 2: Appointment of auditors

36	Item 3: Advisory vote on executive compensation

36	Item 4: Shareholder proposals

About the Meeting

About the Meeting

Meeting information

Meeting date, time and location

May 8, 2024 at 1:30 p.m. MDT

Virtual Meeting via live audio webcast online at web.lumiagm.com/434843715, password “enbridge2024” (case sensitive), Meeting ID: 434-843-715

Quorum

We need a quorum to hold the Meeting and transact business, which is at least three persons holding, or representing by proxy, at least 25% of the total number of issued and outstanding Enbridge shares. If you submit a properly executed form of proxy or vote by telephone or the internet, you will be considered part of the quorum.

How do I attend and participate at the Meeting?

We are holding the Meeting virtually, conducted via live audio webcast. Shareholders will have an equal opportunity to participate at the Meeting regardless of their geographic location.

Login instructions for the virtual Meeting

•	log in online at web.lumiagm.com/434843715 at least 15 minutes before the Meeting start time (Meeting ID: 434-843-715)

•	click “Login” and then enter your control number located on your form of proxy or your Username (see below) and Password “enbridge2024” (case sensitive).

 OR

•	click “Guest” and then complete the online form.

Registered shareholders and duly appointed proxyholders will be able to attend the Meeting, ask questions and vote, all in real time, provided they are connected to the internet and comply with all requirements set out in this Circular.

You must remain connected to the internet at all times during the Meeting in order to vote at the appropriate time. You should allow ample time to check into the Meeting online and complete the related procedures. Please refer to our virtual meeting user guide for instructions for logging into and participating in the Meeting, including a list of compatible web browsers and contact information for technical support. This guide will be available on sedarplus.ca and on our website at enbridge.com/investment-center/notice-and-access.

Registered Shareholders: Registered shareholders can log into the Meeting online by entering the control number located on their form of proxy, and the password “enbridge2024” (case sensitive).

Beneficial Owners: Beneficial owners may appoint a proxyholder (including themselves), as outlined below under “Appointment of a third party as proxy”. Computershare will provide the duly appointed proxyholder with a Username via e-mail. The duly appointed proxyholder can log into the Meeting online by entering this Username and the password “enbridge2024” (case sensitive). Beneficial owners who have not duly appointed themselves as proxyholder will be able to attend the Meeting as guests but will not be able to ask questions or vote at the Meeting.

Guidelines for the Meeting

•	Any registered shareholder or duly appointed proxyholder who logs in at the virtual Meeting will have the opportunity to ask questions and vote in real time when voting commences.

•	Shareholders are encouraged to vote by proxy prior to the Meeting by following the instructions on their form of proxy or voting instruction form. Shareholders who have voted in advance of the Meeting and do not wish to change their vote do not need to vote again during the Meeting.

•	Voting at the Meeting will be conducted by virtual ballot.

•	Questions or comments can be submitted throughout the Meeting using the “Messaging” tab of the online platform.

•	Questions that relate to a specific motion must indicate which motion they relate to at the start of the question (e.g., “Directors”) and must be submitted prior to voting on the motion so they can be addressed at the appropriate time during the Meeting.

•	If questions do not indicate which motion they relate to or are received after voting on the motion, they will be addressed during the general question and answer session, after the formal business of the meeting and the CEO’s remarks.

•	Written questions or comments submitted using the “Messaging” tab of the online platform will be read or summarized by a representative of Enbridge, after which

Enbridge Inc. 2024 Management Information Circular	13

the Chair or CEO will respond or direct the question to the appropriate person to respond.

•	If several questions relate to the same or very similar topic, we may group the questions and state that we have received similar questions.

•	Shareholders may submit questions in advance of the Meeting by email to CorporateSecretary@enbridge.com, indicating in the subject line that the question is related to the Meeting.

•	An audio recording of the Meeting with real time captioning for the hearing impaired, will be made available on our website at enbridge.com/investment-center/events-and-presentations, under “2024 Annual Meeting of Shareholders”.

These guidelines may vary from time to time depending on logistics and with a view to following best governance practices. A representative of Enbridge will provide an overview of these guidelines at the Meeting before the Meeting is called to order.

Delivery of meeting materials

As permitted by Canadian securities regulators, we are using notice-and-access to deliver the Circular and our annual report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Annual Report”) to both registered shareholders and beneficial owners.

This means that we will post the Circular and 2023 Annual Report online for our shareholders to access electronically. Notice-and-access is an environmentally friendly and cost-effective way to distribute the materials, as it reduces printing, paper and postage.

You will receive a package in the mail with a Notice of 2024 Annual Meeting and Notice of Availability of Meeting Materials (“Notice”). The Notice will outline the matters to be addressed at the Meeting and explain how to access the Circular and 2023 Annual Report online, how to request a paper copy, and how to return your proxy or voting instructions. You will also receive a virtual meeting user guide and a form of proxy or voting instruction form, as applicable, so you can vote your shares.

We will also mail a paper copy of the Circular and/or 2023 Annual Report to beneficial owners who requested to receive one. All applicable meeting materials will be forwarded to beneficial shareholders at Enbridge’s expense.

Voting information

Please carefully read this section, as it contains important information regarding how to vote your Enbridge shares. Registered shareholders will receive a form of proxy and beneficial owners will receive a voting instruction form.

Who can attend the Meeting and vote?

The Board has fixed March 13, 2024 as the record date for the purpose of determining shareholders entitled to receive the notice of Meeting and to vote at the Meeting (or any adjournment or postponement thereof). Holders of common shares as of 5:00 p.m. (Eastern Standard Time) on the record date are entitled to vote at the Meeting.

Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preference shares, issuable in series. Each holder of common shares is entitled to one vote for each common share held. Preference shares do not have voting rights.

Who is soliciting my proxy?

Management of Enbridge is soliciting your proxy in connection with this Circular and the Meeting. The Company has retained Morrow Sodali to assist in communications with shareholders, solicit proxies, and provide related advice and support. In connection with these services, Morrow Sodali is expected to receive a fee from Enbridge not to exceed $75,000 plus reasonable out-of-pocket expenses. Proxies may be solicited by mail, in person, by telephone or electronically. If you have any questions or require more information regarding the procedures for voting your shares, you can contact Morrow Sodali by telephone at 1-888-999-2717 toll free in North America (1-289-695-3075 by collect call) or by email at assistance@morrowsodali.com.

Enbridge employees may also contact you by any of these methods to encourage you to vote. Enbridge will bear the entire cost of this solicitation and our employees do not receive a commission or any other form of compensation for it.

Voting recommendations

The Board recommends that you vote:

•	FOR the election of each of the 12 director nominees;

•	FOR the appointment of the auditors and authorize the directors to fix their remuneration;

•	FOR the non-binding advisory resolution to accept our approach to executive compensation (say on pay); and

•	AGAINST the shareholder proposals set forth in Appendix A of this Circular.

Voting by Enbridge proxyholders and exercise of discretion

If you appoint Gregory L. Ebel, our President and Chief Executive Officer (“President & CEO”), and Pamela L. Carter, our Board Chair (the “Enbridge proxyholders”) to act and vote on your behalf at the Meeting, as provided in the form of proxy or voting instruction form, but do not indicate

14	Enbridge Inc. 2024 Management Information Circular

About the Meeting

how you want to vote your common shares, the Enbridge proxyholders will vote as the Board of Directors recommends (as set out above under “Voting recommendations”).

The form of proxy or voting instruction form also confers discretionary authority on the person(s) named to vote on any amendment or variation to the matters identified in the notice of Meeting and on any other matter properly coming before the Meeting. As of the date of this Circular, management is not aware of any such amendment, variation or other matter. If, however, any such amendment, variation or other matter properly comes before the Meeting, proxies will be voted at the discretion of the person(s) named on the form of proxy or voting instruction form. If you appoint a proxyholder other than the Enbridge proxyholders, please make them aware and ensure they attend the Meeting for the vote to count.

What is the difference between a registered shareholder and a beneficial owner?

You are a registered shareholder if your common shares are registered directly in your name with our transfer agent, Computershare Trust Company of Canada (“Computershare” or “Transfer Agent”). You may hold your common shares in the form of a physical share certificate or through the direct registration system (“DRS”) on the records of the Transfer Agent in electronic form.

You are a non-registered shareholder (or beneficial owner) if your bank, trust company, securities broker, trustee or other financial institution (your nominee) holds your common shares for you in a nominee account. This means you do not have a physical share certificate and do not hold through the DRS on the records of our Transfer Agent in electronic form. Instead, your common shares are recorded on the nominee’s electronic system.

What does it mean if I receive more than one Notice, form of proxy or voting instruction form?

If you receive more than one Notice, form of proxy or voting instruction form, it means that you hold shares in multiple accounts with the Transfer Agent, brokers or other nominees. The voting process is different for registered shareholders and beneficial owners. Please follow the instructions carefully and vote or provide voting instructions for all of the common shares you own.

How to vote

Enbridge shareholders may vote by proxy before the Meeting or vote at the Meeting, as described below.

1. Voting by proxy before the Meeting

You may vote before the Meeting by completing your form of proxy or voting instruction form in accordance with the instructions provided. Voting by proxy is the easiest way to vote. It means you are giving someone else (called your “proxyholder”) the authority to attend the Meeting and vote on your behalf. The vast majority of shareholders vote by proxy in advance of the Meeting. All shareholders are encouraged to vote by proxy before the Meeting.

Gregory L. Ebel, our President & CEO, and Pamela L. Carter, our Board Chair, have agreed to act as the Enbridge proxyholders. Proxyholders must vote your common shares according to your instructions, including on any ballot that may be called. If there are changes to the items of business or new items properly come before the Meeting, a proxyholder can vote as they see fit. You can appoint someone else to be your proxyholder. This person does not need to be a shareholder. See “Appointment of a third party as proxy” below.

Registered Shareholders: Registered shareholders will receive a Notice and form of proxy outlining the three ways for registered shareholders to vote by proxy before the Meeting:

You may vote on the internet by logging on to the website indicated on the form of proxy (investorvote.com) and following the website prompts. You may also scan the QR code on your form of proxy.

You may vote by calling the toll-free telephone number 1-866-732-8683. You will be prompted to provide your control number printed on the form of proxy. If you vote by telephone, you may not appoint a person as proxyholder other than the Enbridge proxyholders named in the form of proxy.

You may vote by completing, signing and returning the form of proxy in the postage-paid envelope provided.

Proxies, whether submitted through the internet or by telephone or mail as described above, must be received by the Transfer Agent by 1:30 p.m. MDT on May 6, 2024. If the Meeting is postponed or adjourned, your instructions must be received not later than 48 hours (excluding Saturdays, Sundays and statutory holidays) before the time the Meeting is reconvened. The time limit for the deposit of proxies may be waived or extended by the chair of the Meeting at their discretion without notice.

For any voting questions, contact Computershare at 1-866-276-9479 (toll free in North America) or 1-514-982-8696 (outside North America).

Enbridge Inc. 2024 Management Information Circular	15

Beneficial owners: Beneficial owners will receive a Notice and voting instruction form indirectly through their broker or other intermediary. The Notice contains instructions on how to access the meeting materials and return your voting instructions. You should carefully follow all voting instructions provided by your broker or intermediary to ensure your shares are voted. Brokers or other intermediaries may set deadlines for voting that are further in advance of the Meeting than those set out in this Circular.

Without specific instructions, Canadian brokers and their agents or nominees are prohibited from voting common shares for the broker’s client. Without specific instructions, U.S. brokers and their agents or nominees are prohibited from voting common shares for the broker’s client with respect to “non-routine” matters, including the election of directors and the non-binding advisory vote on our approach to executive compensation, but may vote such common shares with respect to “routine” matters, including the appointment of an auditor. When a broker is unable to vote on a proposal because it is non-routine and the owner of the common shares does not provide voting instructions, a “broker non-vote” occurs. Broker non-votes have no effect on the vote on such a proposal because they are not considered present and entitled to vote.

For any voting questions, contact your broker, intermediary or nominee.

2. Voting at the Meeting

Registered Shareholders: Registered shareholders may vote at the Meeting by completing a ballot online during the Meeting.

Beneficial owners: If you are a beneficial owner and wish to vote at the Meeting, you must appoint yourself as proxyholder by inserting your own name in the space provided on the voting instruction form sent to you (if permitted) and must follow all of the applicable instructions provided by your intermediary.

Beneficial owners who have not duly appointed themselves as proxyholder will not be able to vote at the Meeting. This is because the Company and our Transfer Agent do not have a record of the non-registered shareholders of the Company, and, as a result, will have no knowledge of your shareholdings or entitlement to vote unless you appoint yourself as proxyholder.

Appointment of a third party as proxy

The following applies to shareholders who wish to appoint someone other than the Enbridge proxyholders as their proxyholder to attend and participate at the Meeting and vote their shares. This includes beneficial owners who wish to appoint themselves as proxyholder. Failure to complete both Step 1 and Step 2 will result in the proxyholder not being able to ask questions and vote at the Meeting and being able to attend as a guest only.

Step 1

•	Submit your form of proxy or voting instruction form: To appoint someone other than the Enbridge proxyholders as proxyholder, insert that person’s name in the space provided in the form of proxy or voting instruction form (if permitted) and follow the instructions for submitting the form of proxy or voting instruction form. This must be completed before moving to step 2 (registering your proxyholder).

•	Beneficial owners: If you are a beneficial owner and wish to participate or vote at the Meeting, you must insert your own name in the space provided on the voting instruction form and follow all of the applicable instructions provided by your intermediary. You must also register yourself as your proxyholder, as described in Step 2 below. By doing so, you are instructing your intermediary to appoint you as proxyholder.

•	Beneficial owners located in the United States: In addition to the steps described above under “How do I attend and participate at the Meeting?”, you must obtain a valid legal proxy from your intermediary. Follow the instructions from your intermediary included with the legal proxy form and the voting information form sent to you. If you did not receive a legal proxy form, contact your intermediary to request one. After obtaining a valid legal proxy from your intermediary, you must then submit such legal proxy to Computershare via e-mail or by courier to: uslegalproxy@computershare.com or Computershare, Attention: Proxy Dept., 8th Floor, 100 University Avenue, Toronto, ON M5J 2Y1, Canada. In either case, your request must be labeled “Legal Proxy” and received no later than the voting deadline of 1:30 p.m. MDT on May 6, 2024.

Step 2

•	Register your proxyholder: To register a third party proxyholder, shareholders must visit computershare.com/EnbridgeAGM by 1:30 p.m. MDT on May 6, 2024 and provide Computershare with the required proxyholder contact information so that Computershare can provide the proxyholder with a Username via email. Without a Username, proxyholders will not be able to ask questions and vote at the Meeting and will only be able to attend as a guest.

16	Enbridge Inc. 2024 Management Information Circular

About the Meeting

How can I change or revoke my vote?

Registered shareholders: You may change a vote you made by proxy by voting again, in advance of the deadline, using any of the available means described above under “Voting by proxy before the Meeting”. Your new instructions will revoke your earlier instructions.

If you have followed the process for attending and voting at the Meeting online, voting at the Meeting online will revoke your previous proxy.

If you are a registered shareholder and voted by proxy, you can also revoke your voting instructions by:

•	sending us a notice in writing (from you or a person authorized to sign on your behalf). We must receive it by 5 p.m. MDT on May 7, 2024, or by 5 p.m. MDT on the business day before the Meeting is reconvened if it was postponed or adjourned. Send your notice to the Corporate Secretary, Enbridge Inc., 200, 425-1st Street S.W., Calgary, Alberta, T2P 3L8 by email at CorporateSecretary@enbridge.com; or

•	any other manner permitted by law.

Beneficial owners: Contact your broker or nominee to find out how to change or revoke your voting instructions and the timing requirements for doing so. Intermediaries may set deadlines for the receipt of revocation notices that are further in advance of the Meeting than those set out above; accordingly, any revocation should be completed well in advance of the deadline outlined in the voting instruction form to ensure it is given effect at the Meeting.

What is the voting deadline?

If voting by proxy before the Meeting, your proxy must be received by 1:30 p.m. MDT on May 6, 2024, regardless of the voting method you choose. If the Meeting is postponed or adjourned, your instructions must be received not later than 48 hours (excluding, Saturdays, Sundays and statutory holidays) before the time the Meeting is reconvened. The time limit for the deposit of proxies may be waived or extended by the chair of the Meeting at their discretion without notice.

The Company reminds shareholders that only the most recently dated voting instructions will be counted and any prior dated instructions will be disregarded.

Employee savings plan voting information

If you participate in the Enbridge Employees’ Savings Plan or the Enbridge Employee Services, Inc. Employees’ Savings Plan and have Enbridge shares under the applicable plan, you have the right to provide voting directions to the applicable third-party administrator for those Enbridge shares. Enbridge shares held by plan participants will be voted in accordance with the instructions received from the plan participant. If you elect not to provide voting directions to the applicable third-party administrator, the Enbridge shares that you beneficially own under the applicable plan will not be voted.

Please note – plan participants will have an earlier voting deadline so that the voting instructions from plan participants can be processed in time to allow the applicable third-party administrator to vote before the proxy cut-off of 1:30 p.m. MDT on May 6, 2024. Please refer to your voting instruction form for details of the cut-off applicable to each plan.

How will votes be tabulated?

Proxies will be counted and tabulated by the Transfer Agent. Proxies will be submitted to management where they contain comments clearly intended for management or to meet legal requirements.

How do I contact the Transfer Agent?

Registered shareholders may contact Computershare, our Transfer Agent, at 1-866-276-9479 (toll free in North America) or 1-514-982-8696 (outside North America), with any voting questions.

Enbridge Inc. 2024 Management Information Circular	17

Business of the Meeting

Financial statements

Our audited consolidated financial statements for the year ended December 31, 2023 and the report of the auditors thereon will be placed before the shareholders at the Meeting. You can view, download or request a copy of our 2023 Annual Report (which includes the financial statements) by following the instructions on the Notice. You can also view or download a copy from our website (enbridge.com), or you can request a copy from our Investor Relations department using the contact information on page 69. The 2023 Annual Report is also available at sedarplus.ca.

ITEM 1: Election of directors

Shareholders elect directors to the Board for a term of one year, expiring at the end of the next annual meeting. Shareholders will be asked to elect 12 directors at the Meeting. 11 of our 12 current directors and one new Board candidate are nominated for election, or re-election, as applicable. Pursuant to our director tenure policy, as set out in our Governance Principles and Guidelines, Mr. Tutcher will retire at the end of the Meeting and will not stand for re-election, as he will have reached the age of 75.

All of the directors standing for election are independent except for Gregory L. Ebel, our President & CEO. There is no familial relationship between any of the current or nominated directors or our executive officers.

You may vote for all 12 of the director nominees, vote for some and against others, or vote against all of them. Unless you instruct otherwise, the Enbridge proxyholders will vote “for” each of the director nominees.

As at the date of this Circular, the Company has received no notice of any other proposed director nominees. Any such nominations would need to be made in accordance with our Advance Notice By-Law as described on page 39 of this Circular.

Vote required for approval:

The director nominees receiving votes cast in their favour that represent a majority of the votes duly cast for and against them at the Meeting will be elected to the Board.

The Board recommends that shareholders vote “FOR” the election of each nominee set forth below, to hold office until the close of the next annual meeting of shareholders or until their respective successors have been elected.

Majority voting for directors

In accordance with and subject to the Canada Business Corporations Act (“CBCA”), directors stand for election each year at the annual meeting of shareholders, and a separate vote of shareholders is taken with respect to each candidate nominated for director. If there is only one candidate nominated for each position available on the Board (an uncontested election), each candidate is elected only if the number of votes cast in their favour represents a majority of the votes cast for and against them by the shareholders who are present in person or represented by proxy. If an incumbent director is not re-elected in an uncontested election, they cannot serve as a Director beyond the earlier of the 90th day after the day of the election and the day on which their successor is appointed or elected. Majority voting will not apply in the case of a contested election of directors, in which case the directors will be elected by a plurality of votes of the shares represented in person or by proxy at the meeting and voted on the election of directors.

Nominees for election to the Board

Director nominee profiles

The profiles that follow provide information about the director nominees, including their backgrounds, experience, current directorships, Enbridge shares and deferred share units held and the Board committees they sit on. Additional information regarding skills and experience of our director nominees can be found on page 33.

18	Enbridge Inc. 2024 Management Information Circular

About the Meeting

Mayank (Mike) M. Ashar

Age 68 Calgary, Alberta, Canada Independent Director since July 29, 2021 Latest date of retirement: May 2030 2023 annual meeting votes for: 97.13%

Mr. Ashar has been Principal at Bison Refining and Trading LLC since 2018. He was previously an Advisor at Reliance Industries Limited from 2016 to 2018 and an Executive Director, Managing Director and Chief Executive Officer of Cairn Energy India Ltd. from 2014 to 2016. Prior to that, Mr. Ashar served as President of Irving Oil Ltd. from 2008 to 2013. He held various senior leadership positions at Suncor Energy Inc. from 1987 to 2008. Mr. Ashar holds an MBA, BA, MEng and BA Sc from University of Toronto. Mr. Ashar is a member of the Institute of Corporate Directors.

	Enbridge Board/Board committee memberships			Meeting attendance[1]
	Board of Directors		14 out of 14	100%
	Governance		5 out of 5	100%
	Human Resources and Compensation		6 out of 6	100%
	Total		25 out of 25	100%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares & DSUs[4]	Minimum required[5]
	64,000	19,844	$3,964,983	$1,186,740
	Other board/board committee memberships[6]

	Public
	-

	Private
	-

	Former U.S. listed company directorships (last 5 years)

	Teck Resources Ltd.

Enbridge Inc. 2024 Management Information Circular	19

Gaurdie E. Banister
Age 66 Houston, Texas, USA Independent Director since November 4, 2021 Latest date of retirement: May 2033 2023 annual meeting votes for: 97.94%

Mr. Banister was President & CEO of Aera Energy LLC, an oil and gas exploration and production company jointly owned by Shell Oil Company and ExxonMobil from 2007 until his retirement in 2015. Prior to that, Mr. Banister held various senior leadership positions at Shell from 1980 to 2007. Mr. Banister holds a BA Sc (Metallurgical Engineering) from South Dakota School of Mines and Technology. In February 2023, Mr. Banister was recognized as one of the Top 25 Black Board Members in the U.S. by BoardProspects.

	Enbridge Board/Board committee memberships		Meeting attendance[1]
	Board of Directors		13 out of 14	93%
	Audit, Finance and Risk		5 out of 5	100%
	Safety and Reliability (Chair)[7]		5 out of 5	100%
	Total		23 out of 24	96%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares & DSUs[4]	Minimum required[5]
	24,245	11,822	$1,705,608	$1,186,740
	Other board/board committee memberships[6]
	Public[6]
	Dow, Inc. (public materials science company)		• Director • Member, compensation and leadership development committee and the environment, health, safety & technology committee
	Private[6]
	Russell Reynolds Associates (private leadership advisory and search firm)		• Chair • Member, compensation committee
	Different Points of View		• Chair & Chief Executive Officer
	Former US-listed company directorships (last 5 years)

	Tyson Foods

	Bristow Group Inc.

20	Enbridge Inc. 2024 Management Information Circular

About the Meeting

Pamela L. Carter
Age 74 Franklin, Tennessee, USA Independent Director since February 27, 2017 Latest date of retirement: May 2025 2023 annual meeting votes for: 88.15%

Ms. Carter was appointed as Chair of the Board effective January 1, 2023. and has served as a director since February 27, 2017. She was the Vice President of Cummins Inc. and President of Cummins Distribution Business, a division of Cummins Inc., a designer, manufacturer and marketer of diesel engines and related components and power systems, from 2008 until her retirement in 2015. Ms. Carter joined Cummins Inc. in 1997 as Vice President – General Counsel and Corporate Secretary and held various management positions within Cummins. Prior to joining Cummins Inc., Ms. Carter served in the private practice of law as partner and associate and in various capacities with the State of Indiana, including Parliamentarian in the Indiana House of Representatives, Deputy Chief-of-Staff to Governor Evan Bayh, Executive Assistant for Health Policy and Human Services and Securities Enforcement Attorney for the Office of the Secretary of State. She served as the Attorney General for the State of Indiana from 1993 to 1997 and was the first African American woman to be elected state attorney general in the U.S.

Ms. Carter holds a BA (Bachelor of Arts) from the University of Detroit, MSW (Master of Social Work) from the University of Michigan, JD (Doctor of Jurisprudence) from McKinney School of Law, Indiana University, and completed the Harvard Kennedy School program, Senior Executives in State and Local Government. Ms. Carter has earned the CERT Certificate in Cybersecurity Oversight. This certificate was developed by NACD, Ridge Global, and Carnegie Mellon University’s CERT division.

Ms. Carter received a 2018 Sandra Day O’Connor Board Excellence Award honouring her for her demonstrated commitment to board excellence and diversity. She also received an award as one of the top 100 board members from NACD in 2018 and top 25 director from Black Enterprise Magazine in 2018. Ms. Carter was named by Savoy Magazine as one of the 2021 Most Influential Black Corporate Directors.

	Enbridge Board/Board committee memberships		Meeting attendance[1]
	Board of Directors		14 out of 14	100%
	Sustainability		5 out of 5	100%
	Total		19 out of 19	100%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares & DSUs[4]	Minimum required[5]
	53,658	26,161	$3,774,641	$1,186,740
	Other board/board committee memberships[6]
	Public[6]
	Hewlett Packard Enterprise Company (public technology company)		• Director • Chair, human resources and compensation committee • Member, audit committee
	Broadridge Financial Solutions Inc. (public financial services company)		• Director • Chair, audit committee • Member, governance and nominating committee
	Private
	-

	Former US-listed company directorships (last 5 years)
	CSX Corporation

Enbridge Inc. 2024 Management Information Circular	21

Susan M. Cunningham
Age 68 Houston, Texas, USA Independent Director since February 13, 2019 Latest date of retirement: May 2031 2023 annual meeting votes for: 89.27%

Ms. Cunningham was an Advisor for Darcy Partners from 2017 until her retirement in 2019. From 2014 to 2017, Ms. Cunningham was Executive Vice President, EHSR (Environment, Health, Safety, Regulatory) and New Frontiers (global exploration, new ventures, geoscience and business innovation) at Noble Energy, Inc. From 2001 to 2013, she held various senior management roles with Noble Energy, Inc. Prior thereto, Ms. Cunningham held positions with Texaco U.S.A., Statoil Energy, Inc. and Amoco Corporation. Ms. Cunningham holds a BA in Geology and Geography from McMaster University and is a graduate of Rice University’s Executive Management Program. She was also Chairman of the OTC (Offshore Technology Conference) from 2010 to 2011.

	Enbridge Board/Board committee memberships		Meeting attendance[1]
	Board of Directors		14 out of 14	100%
	Sustainability (Chair)		5 out of 5	100%
	Human Resources and Compensation		6 out of 6	100%
	Total		25 out of 25	100%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares & DSUs[4]	Minimum required[5]
	3,502	22,679	$1,238,099	$1,186,740
	Other board/board committee memberships[6]
	Public[6]
	Chord Energy Corporation (formerly known as Whiting Petroleum Corporation) (public oil and gas exploration and production)		• Chair of the Board • Member, environmental, social and governance committee • Member, compensation and human resources committee
	Private
	-

	Former US-listed company directorships (last 5 years)
	Oil Search Limited

22	Enbridge Inc. 2024 Management Information Circular

About the Meeting

Gregory L. Ebel
Age 59 Houston, Texas, USA Not Independent (President & CEO) Director since February 27, 2017 Latest date of retirement: May 2039 2023 annual meeting votes for: 96.63%

Mr. Ebel has been President & Chief Executive Officer of Enbridge since January 1, 2023. Mr. Ebel was Chair of the Board from February 27, 2017 until December 31, 2022. He served as Chairman, President & CEO of Spectra Energy Corp (“Spectra Energy”) from 2009 until February 27, 2017. Prior to that time, Mr. Ebel served as Spectra Energy’s Group Executive and Chief Financial Officer beginning in 2007. He served as President of Union Gas Limited from 2005 until 2007, and Vice President, Investor Shareholder Relations of Duke Energy Corporation from 2002 until 2005. Mr. Ebel joined Duke Energy in 2002 as Managing Director of Mergers and Acquisitions in connection with Duke Energy’s acquisition of Westcoast Energy Inc. Mr. Ebel holds a BA (Bachelor of Arts, Honours) from York University and is a graduate of the Advanced Management Program at the Harvard Business School. Mr. Ebel has earned the CERT Certificate in Cybersecurity Oversight. This certificate was developed by NACD, Ridge Global, and Carnegie Mellon University’s CERT division.

	Enbridge Board/Board committee memberships[8]		Meeting attendance[1]
	Board of Directors		14 out of 14	100%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares (excluding stock options)[4]	Minimum required[9]
	671,844	55,002	$34,372,547	N/A
	Other board/board committee memberships6
	Public6
	The Mosaic Company (public producer and marketer of concentrated phosphate and potash)		• Chair of the Board • Member, audit committee and corporate governance and nominating committee
	Private

	-

	Former US-listed company directorships (last 5 years)
	Baker Hughes Company

Enbridge Inc. 2024 Management Information Circular	23

Jason B. Few
Age 57 Westport, Connecticut, USA Independent Director since May 4, 2022 Latest date of retirement: May 2041 2023 annual meeting votes for: 97.85%

Mr. Few is President & CEO of FuelCell Energy, Inc., a global leader in manufacturing stationary fuel cell energy platforms for decarbonizing power and producing hydrogen. FuelCell Energy’s purpose is to enable a world empowered by clean energy. For more than 35 years, he has been a business leader, entrepreneur, and technology leader across various industries. He is also the founder and senior managing partner of BJF Partners, LLC, a privately held strategic transformation consulting firm, where he has served since 2016. Mr. Few has worked at the intersection of transformation across technology and energy for Global Fortune 500, small/midcap, and privately held energy, technology, and telecommunication firms, including NRG/Reliant, Continuum Energy, Motorola, AT&T, and Sustayn Analytics L.L.C. Mr. Few holds an MBA (Master of Business Administration) from Northwestern University’s J.L. Kellogg School of Management, and a BBA (Bachelor of Business Administration) in Computer Systems in Business, from Ohio University School of Business.

	Enbridge Board/Board committee memberships		Meeting attendance[1]
	Board of Directors		14 out of 14	100%
	Audit, Finance and Risk		5 out of 5	100%
	Sustainability		5 out of 5	100%
	Safety and Reliability		5 out of 5	100%
	Total		29 out of 29	100%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares & DSUs[4]	Minimum required[5]
	-	6,839	$323,416	$1,186,740
	Other board/board committee memberships[6]
	Public[6]
	FuelCell Energy, Inc. (public molten carbonate fuel cell technology company)		• Director • Chair, executive committee
	Private6
	Atlantic Aviation (flight support and ground handling services)		• Director • Member, ESG committee
	Former US-listed company directorships (last 5 years)
	Marathon Oil Corporation

24	Enbridge Inc. 2024 Management Information Circular

About the Meeting

Theresa B.Y. Jang
Age 59 Calgary, Alberta, Canada Independent Ms. Jang is a new Board candidate proposed for election to the Board. Latest date of retirement, if elected: May 2040

Ms. Jang has 30 years of financial leadership experience with mid- and large-cap publicly-traded companies. Ms. Jang joined Stantec Inc., a top-tier global engineering and design firm, in September 2018 and has served as Executive Vice President and Chief Financial Officer for Stantec Inc. since 2019. On February 28, 2024, Stantec announced Ms. Jang’s retirement from her position in 2024, once a successor is in place. Prior to joining Stantec, Ms. Jang spent over 25 years in the North American energy infrastructure sector, most recently as Senior Vice President, Finance & Chief Financial Officer at Veresen Inc. Prior to that, she held various senior leadership positions in finance and accounting at TransCanada Corporation (now TC Energy Corporation). Ms. Jang has a BComm (Accounting) from the University of Calgary and is a Fellow of the Chartered Professional Accountants.

	Enbridge Board/Board committee memberships		Meeting attendance[1]
	N/A (New Board candidate)			N/A
Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares & DSUs[4]	Minimum required[5]
	16,516	-	$781,042	N/A
Other board/board committee memberships[6]
Public
-

Private[6]
	STARS Air Ambulance		• Director

Enbridge Inc. 2024 Management Information Circular	25

Teresa S. Madden
Age 68 Boulder, Colorado, USA Independent Director since February 12, 2019 Latest date of retirement: May 2031 2023 annual meeting votes for: 97.41%

Ms. Madden was the Executive Vice President and Chief Financial Officer of Xcel Energy, Inc., an electric and natural gas utility, from 2011 until her retirement in 2016. She joined Xcel in 2003 as Vice President, Finance, Customer & Field Operations and was named Vice President and Controller in 2004. Prior thereto, Ms. Madden previously served as Controller of Rogue Wave Software, Inc. as well as New Century Energies and Public Service Company of Colorado, predecessor companies of Xcel Energy. Ms. Madden holds a BS (Bachelor of Science) in Accounting from Colorado State University and an MBA (Master of Business Administration) from Regis University. Ms. Madden has earned the CERT Certificate in Cybersecurity Oversight. This certificate was developed by NACD, Ridge Global, and Carnegie Mellon University’s CERT division.

	Enbridge Board/Board committee memberships		Meeting attendance[1]
	Board of Directors		13 out of 14	93%
	Audit, Finance and Risk (Chair)		5 out of 5	100%
	Governance		5 out of 5	100%
	Total		23 out of 24	96%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares & DSUs[4]	Minimum required[5]
	5,454	23,244	$1,357,128	$1,186,740
	Other board/board committee memberships[6]
	Public[6]
	The Cooper Companies, Inc. (public medical device company)		• Director • Chair, audit committee • Member, organization and compensation committee
	Private
	-

	Former US-listed company directorships (last 5 years)

	Peabody Energy Corp.

26	Enbridge Inc. 2024 Management Information Circular

About the Meeting

Manjit Minhas
Age 43 Calgary, Alberta, Canada Independent Director since November 28, 2023 Latest date of retirement: May 2056 2023 annual meeting votes for: N/A

Ms. Minhas is an entrepreneur and venture capitalist in the liquor industry as CEO and Co-Founder of Minhas Brewery, Distillery and Winery since 1999. Ms. Minhas has extensive business and entrepreneurial experience in brand development, marketing, sales management and retail negotiation and holds an ESG designation and certification from Competent Boards.

Enbridge Board/Board committee memberships	Meeting attendance[1]
Board of Directors[10]	1 out of 1	100%
Sustainability[10]	1 out of 1	100%
Safety and Reliability[10]	1 out of 1	100%
Total	3 out of 3	100%
Enbridge shares and DSUs held[2]
Enbridge shares	DSUs[3]	Total market value of Enbridge shares & DSUs[4]	Minimum required[5]
336	—	$15,889	$1,186,740
Other board/board committee memberships[6]
Public

-

Private[6]
ATB Financial	• Director • Member, human resources committee • Member, risk and governance committee
YYC Calgary Airport Authority	• Director • Member, audit committee • Member, planning and development committee

Enbridge Inc. 2024 Management Information Circular	27

Stephen S. Poloz
Age 68 Ottawa, Ontario, Canada Independent Director since June 4, 2020 Latest date of retirement: May 2031 2023 annual meeting votes for: 97.70%

Mr. Poloz was Governor of the Bank of Canada from 2013 until his retirement in 2020, in which capacity he served as Chair of the Board of Directors, and on the Board of Directors of the Bank for International Settlements. Prior to this, Mr. Poloz spent 14 years with Export Development Canada, in various roles including Chief Economist, Head of Lending, and President & Chief Executive Officer. He previously spent five years at BCA Research as managing editor of The International Bank Credit Analyst, and 14 years at the Bank of Canada in economic research and forecasting. He holds an Honours BA in Economics from Queen’s University, and an MA and PhD in Economics from the University of Western Ontario. He is an Honourary Certified International Trade Professional and a graduate of Columbia University’s Senior Executive Program. He is also author of The Next Age of Uncertainty: How the World Can Adapt to a Riskier Future, published by Penguin Random House Canada.

	Enbridge Board/Board committee memberships		Meeting attendance[1]
	Board of Directors		14 out of 14	100%
	Audit, Finance and Risk		5 out of 5	100%
	Governance (Chair)		5 out of 5	100%
	Total		24 out of 24	100%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares & DSUs[4]	Minimum required[5]
	1,736	21,388	$1,093,534	$1,186,740
	Other board/board committee memberships[6]
	Public[6]
	CGI Inc. (public IT and business consulting services company)		• Director • Member, audit and risk management committee

	Private[6]
	Omni Conversion Technologies Inc. (private waste conversion company)		• Director • Chair, governance and talent committee

28	Enbridge Inc. 2024 Management Information Circular

About the Meeting

S. Jane Rowe
Age 64 Toronto, Ontario, Canada Independent Director since November 4, 2021 Latest date of retirement: May 2034 2023 annual meeting votes for: 97.38%

Ms. Rowe served as Vice Chair, Investments, Ontario Teachers’ Pension Plan from 2020 until her retirement on July 31, 2023. From 2019 to 2020, she was Executive Managing Director, Equities, at Ontario Teachers, an independent organization responsible for administering and managing the assets of the Ontario Teachers’ Pension Plan. Prior to that, she was Senior Managing Director, Ontario Teachers’ Private Capital from 2010 to 2019. Ms. Rowe held several executive positions at Scotiabank from 1987 to 2010, including President and Chief Executive Officer of Scotia Mortgage Corporation and Roynat Capital Inc. Ms. Rowe holds an MBA (Master of Business Administration) from York University, Schulich School of Business, ON and a BCom (hon) (Bachelor of Commerce) from Memorial University. Ms. Rowe is a member of the Institute of Corporate Directors.

	Enbridge Board/Board committee memberships		Meeting attendance[1]
	Board of Directors		14 out of 14	100%
	Governance		5 out of 5	100%
	Human Resources and Compensation		6 out of 6	100%
	Total		25 out of 25	100%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares & DSUs[4]	Minimum required[5]
	31,976	8,771	$1,926,926	$1,186,740
	Other board/board committee memberships[6]
	Public[6]
	TD Bank Financial Group		• Director • Member, audit committee

	Private[6]
	CFPT Trustee Inc.		• Director • Chair, human resources and compensation committee • Member, governance committee

Enbridge Inc. 2024 Management Information Circular	29

Steven W. Williams
Age 68 Calgary, Alberta, Canada Independent Director since May 4, 2022 Latest date of retirement: May 2031 2023 annual meeting votes for: 95.28%

Mr. Williams has more than 40 years of international energy industry experience. He served as Chief Executive Officer of Suncor Energy from 2012 until his retirement in 2019 and as President from 2011 to 2018. Prior to that, Mr. Williams held various senior leadership roles at Suncor and during 18 years at Esso/Exxon. Mr. Williams is one of 12 founding Chief Executive Officers of Canada’s Oil Sands Innovation Alliance and attended the 2015 United Nations Climate Change Conference in Paris, as an official member of the Government of Canada delegation. Mr. Williams has a BSc (Honours) in chemical engineering from Exeter University and is a Fellow of the Institution of Chemical Engineers. He is also a graduate of the business economics program at Oxford University and the advanced management program at Harvard Business School. Mr. Williams is a member of the Institute of Corporate Directors.

	Enbridge Board/Board committee memberships		Meeting attendance[1]
	Board of Directors		14 out of 14	100%
	Human Resources and Compensation (Chair)		5 out of 6	83%
	Safety and Reliability		5 out of 5	100%
	Total		24 out of 25	96%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares & DSUs[4]	Minimum required[5]
	13,682	14,307	$1,323,600	$1,186,740
	Other board/board committee memberships[6]
	Public[6]
	Alcoa Inc. (public aluminum manufacturing company)		• Chair of the Board

	Smiths Group plc (engineering and technology company)		• Chair of the Board

	Private
	-

[1]	Percentages are rounded to the nearest whole number. Includes all meetings held in 2023 as well as those held in 2024 prior to the date of this Circular.
[2]	Based on information provided by the director nominees and is as at the date of this Circular.
[3]	DSUs refer to deferred share units and are defined on page 64.
[4]	Total market value = number of common shares or deferred share units × closing price of Enbridge shares on the TSX on March 5, 2024 of $47.29, rounded to the nearest dollar.
[5]

Directors must hold at least three times their annual US$300,000 Board retainer in DSUs or Enbridge shares within five years of becoming a director on our Board. Amounts are converted to C$ using US$1 = C$1.3186, the published WM/Reuters 4 pm London exchange rate for December 29, 2023. All current directors meet or exceed this requirement except Ms. Minhas, who has until November 28, 2028 and Messrs. Few and Poloz, who have until May 4, 2027 and June 4, 2025, respectively, to meet this requirement.

[6]

Public means a corporation or trust that is a reporting issuer in Canada, a registrant in the U.S., or both, that has publicly listed equity securities. Private means a corporation or trust that is not a reporting issuer or registrant.

[7]	Mr. Banister was appointed Chair of the Safety and Reliability Committee on May 3, 2023.
[8]	Mr. Ebel is not a member of any Board committee, but as President & CEO he attends their meetings upon request.
[9]	As President & CEO, effective January 1, 2024, Mr. Ebel is required to hold Enbridge shares equal to eight times his base salary (see page 102).
[10]	Ms. Minhas was appointed to the Board, Sustainability Committee and Safety Reliability Committee on November 28, 2023.

30	Enbridge Inc. 2024 Management Information Circular

About the Meeting

Retiring director

Dan C. Tutcher is not standing for re-election as a director of Enbridge and will retire at the end of the Meeting, as he will have reached the age of 75. Mr. Tutcher has served on our Board since 2006. Mr. Tutcher is on the Board of Directors of Gulf Capital Bank, where he is Chair of the Governance Committee. Mr. Tutcher was Managing Director, Public Securities on the Energy Infrastructure Equities team for Brookfield’s Public Securities Group from October 2018 until 2021. Prior to joining Brookfield in 2018, Mr. Tutcher was President & Chair of the Board of Trustees of Center Coast MLP & Infrastructure Fund since 2013 and a Principal in Center Coast Capital Advisors L.P. since its inception in 2007. He was the Group Vice President, Transportation South of Enbridge, as well as President of Enbridge Energy Company, Inc. (general partner of former Enbridge sponsored affiliate Enbridge Energy Partners, L.P.) and Enbridge Energy Management, L.L.C. (another former Enbridge sponsored vehicle) from 2001 until 2006. From 1992 to 2001, he was the Chair of the Board of Directors, President & Chief Executive Officer of Midcoast Energy Resources, Inc. Mr. Tutcher holds a BBA (Bachelor of Business Administration) from Washburn University.

Mr. Tutcher’s other public company board and committee memberships are as follows:

Public
Gulf Capital Bank	• Director • Chair, governance committee

Current Board committee participation

The following table outlines Board committee participation as of the date of this Circular. Each of our Board committees is comprised entirely of independent Board members. Gregory L. Ebel is not a member of any Board committees; he attends committee meetings in his capacity as President & CEO.

Audit, Finance and Risk Committee	Sustainability Committee	Governance Committee	Human Resources and Compensation Committee	Safety and Reliability Committee

Teresa S. Madden (Chair)[1]	Susan M. Cunningham (Chair)	Stephen S. Poloz (Chair)	Steven W. Williams (Chair)	Gaurdie E. Banister (Chair)

Gaurdie E. Banister	Pamela L. Carter	Mayank M. Ashar	Mayank M. Ashar	Jason B. Few

Jason B. Few[1]	Jason B. Few	Teresa S. Madden	Susan M. Cunningham	Manjit Minhas

Stephen S. Poloz	Manjit Minhas	S. Jane Rowe	S. Jane Rowe	Dan C. Tutcher[2]

	Dan C. Tutcher[2]			Steven W. Williams

[1]

Ms. Madden and Mr. Few each qualify as an audit committee financial expert, as defined under the Exchange Act. The Board has also determined that all members of the Audit, Finance and Risk Committee are financially literate, in accordance with National Instrument 52-110 – Audit Committees (“NI-52-110”) and the rules of the NYSE.

[2]	Mr. Tutcher will retire at the end of the Meeting and will not stand for re-election.

Enbridge Inc. 2024 Management Information Circular	31

Board and committee meeting attendance

Total number of Board and Committee meetings, together with director attendance, is outlined in the following table. All current directors attended 100% of all regularly-scheduled meetings. Any meetings that were missed were special meetings scheduled on reduced notice.

Board/committee	Total number of meetings[1]	Overall attendance

Board	14	97%

Audit, Finance and Risk Committee	5	100%

Sustainability Committee	5	95%

Governance Committee	5	100%

Human Resources and Compensation Committee	6	96%

Safety and Reliability Committee	5	100%

Total	40	98%

[1]	Includes all meetings held in 2023 as well as those held in 2024 prior to the date of this Circular.

			Board committees[1]

	Board (14 meetings)		Audit, Finance and Risk Committee (5 meetings)		Sustainability Committee (5 meetings)		Governance Committee (5 meetings)		Human Resources and Compensation Committee (6 meetings)		Safety and Reliability Committee (5 meetings)

Director	#	%	#	%	#	%	#	%	#	%	#	%

Mayank M. Ashar	14	100					5	100	6	100

Gaurdie E. Banister	13	93	5	100							5	100

Pamela L. Carter (Chair)[2]	14	100			5	100

Susan M. Cunningham	14	100			5	100			6	100

Gregory L. Ebel[3]	14	100

Jason B. Few	14	100	5	100	5	100					5	100

Teresa S. Madden	13	93	5	100			5	100

Manjit Minhas	1	100			1	100					1	100

Stephen S. Poloz	14	100	5	100			5	100

S. Jane Rowe	14	100					5	100	6	100

Dan C. Tutcher	12	86			4	80					5	100

Steven W. Williams	14	100							5	83	5	100

[1]

For changes to committee appointments made during 2023, refer to the footnotes to the director profiles on page 30. Includes all meetings held in 2023 as well as those held in 2024 prior to the date of this Circular.

[2]	As Board Chair, Ms. Carter is invited to attend Board Committee meetings as an ex-officio member, with the exception of the Sustainability Committee, of which she is a member.
[3]	Mr. Ebel is not a member of any Board committee. As a director and President & CEO, he attends Board committee meetings in his capacity as President & CEO.

32	Enbridge Inc. 2024 Management Information Circular

About the Meeting

Mix of skills and experience

We maintain a skills and experience matrix for our directors that we use in our assessment of Board composition and in the recruitment of new directors. The table below indicates each director nominee’s skills and experience, based on self-assessments.

Area

Primary Industry Background

Energy	●	●	●	●	●	●	●	●				●

Utilities		●	●		●	●	●	●				●

Industrial	●	●	●		●	●	●					●

Financial Services			●		●				●	●	●

Functional Experience

Accounting/Finance/Audit/Economics[1]	●	●	●	●	●	●	●	●		●	●	●

Capital Markets and Mergers & Acquisitions[2]		●	●	●	●	●	●	●			●	●

CEO / Executive Leadership[3]	●	●	●	●	●	●	●	●	●	●	●	●

Energy Transition[4]	●	●	●	●	●	●	●	●				●

ESG, Corporate Social Responsibility & Sustainability[5]	●	●	●	●	●	●	●	●	●	●	●	●

Governance[6]	●	●	●	●	●	●	●	●	●	●	●	●

Government, Policy, Legal & Regulatory[7]	●	●	●	●	●	●		●	●	●	●	●

Health, Safety & Environment[8]	●	●	●	●	●	●		●	●			●

Human Resources / Compensation[9]	●	●	●	●	●	●	●	●	●	●	●	●

Industry – Energy/Midstream/Utilities/ Transportation[10]	●	●	●	●	●	●	●	●				●

International Business[11]	●	●	●	●	●	●	●	●	●	●	●	●

Operations[12]	●	●	●	●	●	●			●	●	●	●

Risk Management[13]	●	●	●	●	●	●	●	●		●	●	●

Strategy and Leading Growth[14]	●	●	●	●	●	●	●	●	●	●	●	●

Information Technology/Cybersecurity[15]		●	●	●	●	●		●				●

[1]	Experience in financial accounting, reporting and corporate finance with knowledge of internal controls.
[2]	Experience with capital raising transactions and M&A transactions.
[3]	Experience as a CEO, CFO or executive officer of a publicly listed company or major organization.
[4]	Experience with policy, regulations, operations, transactions relating to renewable energy sources, new energy technologies, and climate change.
[5]	Understanding of ESG, corporate social responsibility and sustainability practices and their relevance to corporate success.
[6]	Experience as a board member of a publicly listed company or major organization.
[7]	Experience in, or a strong understanding of, the workings of government and public policy in Canada, U.S. and internationally, legal and regulatory, and in stakeholder engagement or management.
[8]	Thorough understanding of industry regulations and public policy and leading practices of workplace safety, health and the environment.
[9]	Strong understanding of compensation, benefit and pension programs, legislation and agreements, with specific expertise in executive compensation programs.
[10]	Experience in the energy industry (including pipelines), and knowledge of markets, financials, operational issues and regulatory issues.
[11]	Experience working in a major organization with global operations where Enbridge is or may be active.
[12]	Experience overseeing operations as a senior executive with a strong understanding of operating plans and business strategy.
[13]	Experience in risk governance, including oversight of annual review of principal risks or identifying principal risks, or monitoring or implementing a risk management program.
[14]	Experience driving strategic direction and leading growth of an organization.
[15]	Experience in information technology and data security systems.

Enbridge Inc. 2024 Management Information Circular	33

Board diversity and tenure

Six of Enbridge’s 12 director nominees, or 50%, are women, one of whom is our Board Chair, and two of whom serve as Board committee chairs. Six of Enbridge’s 12 director nominees, or 50%, self-identify as members of underrepresented ethnic and racial groups. The average tenure for our current directors is approximately 4.75 years. Director nominees were asked if they self-identified as an Aboriginal person, a person with a disability, a member of a visible minority, or 2SLGBTQ+; 58% of all director nominees self-identify as a member of one of those groups.

Compensation committee interlocks and insider participation

During 2023, no two director nominees were members of the same board of directors of another public or private company.

ITEM 2: Appointment of our auditor

PricewaterhouseCoopers LLP (“PwC”) were last appointed as our auditors at our annual meeting of shareholders, held on May 3, 2023. If PwC are reappointed, they will serve as our auditors until the end of the next annual meeting of shareholders. PwC (formerly Price Waterhouse) have been our auditors since 1992 and have been the auditors for Enbridge Pipelines Inc., our subsidiary, since 1949.

Representatives from PwC are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

The Board, on the recommendation of the Audit, Finance and Risk Committee (“AFRC”), proposes that PwC be reappointed as auditors and recommends that you vote for the appointment of PwC as our auditors and authorize the directors to fix their remuneration. You may vote for the appointment of our auditors or withhold your vote.

PwC is a participating audit firm with the Canadian Public Accountability Board, as required under the Canadian Securities Administrators’ National Instrument 52-108 – Auditor Oversight.

Auditor independence

Auditor independence is essential to the integrity of our financial statements and PwC has confirmed its status as independent within the meaning of applicable Canadian and U.S. securities rules.

We are subject to Canadian securities regulations (NI 52-110 and National Policy 58-201 – Corporate Governance Guidelines), the U.S. Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the accounting and corporate governance rules adopted by the U.S. Securities and Exchange Commission (“SEC”) under Sarbanes-Oxley, which specify certain services that external auditors cannot provide.

While we comply with these Canadian and U.S. rules, we believe that some non-audit services, like tax compliance, can be delivered more efficiently and economically by our external auditors. To maintain auditor independence, the AFRC must pre-approve all audit and non-audit services. It is also responsible for overseeing the audit work performed by PwC.

The AFRC conducts a review of the Company’s audit firm on an annual basis and makes a recommendation to the Board. In 2023, in order to formulate its recommendation to the Board, the AFRC carefully reviewed:

•	the annual audit plan,

•	the scope of work to be provided,

•	the reasonableness of proposed fees, and

•	the qualifications, independence, expertise and performance of the external auditor.

This review includes formal written statements that describe any relationships between the auditors, their affiliates and Enbridge that could affect the auditors’ independence and objectivity. For more information see the Report of the Audit, Finance and Risk Committee on page 56.

The AFRC also ensures that the lead audit partner is replaced after five consecutive years, in accordance with applicable professional and regulatory requirements. The Company’s lead audit partner was replaced following the year ended December 31, 2023.

Pre-approval policies and procedures

The AFRC has adopted a policy that requires pre-approval by the AFRC of any services to be provided by the Company’s external auditors, whether those services are audit or non-audit-related. The policy prohibits the Company from engaging the auditors to provide the following non-audit services:

•	bookkeeping or other services related to accounting records and financial statements;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions or contribution in kind reports;

34	Enbridge Inc. 2024 Management Information Circular

About the Meeting

•	actuarial services;

•	internal audit outsourcing services;

•	management functions or human resources;

•	broker or dealer, investment adviser or investment banking services;

•	legal services; and

•	expert services unrelated to the audit.

The AFRC has also adopted a policy which prohibits the Company from hiring (as a full time employee, contractor or otherwise) into a financial reporting oversight role any current or former employee or partner of its external auditor who provided audit, review or attestation services in respect of the Company’s financial statements (including financial statements of its reporting issuer subsidiaries and significant investees) during the 12 month period preceding the date of the initiation of the current annual audit.

The policy further prohibits the hiring of a former partner of the Company’s external auditor who receives pension benefits from the firm, unless such pension benefits are of a fixed amount, not dependent upon firm earnings and fully funded. In all cases, the hiring of any partner or employee or former partner or employee of the independent auditor is subject to joint approval by the lead engagement partner and the Company’s Senior Vice President and Chief Accounting Officer. You can find information about the roles and responsibilities of the AFRC beginning on page 56 of this Circular.

External auditor services – fees

The following table sets forth all services rendered by the Company’s auditors, PwC, by category, together with the corresponding fees billed by the auditors for each category of service for the fiscal years ended December 31, 2023 and 2022.

	2023 (C$)	2022 (C$)	Description of fee category

Audit fees	15,860,000	16,018,000	Represents the aggregate fees for audit services.

Audit-related fees	1,283,000	476,000	Represents the aggregate fees for assurance and related services by the Company’s auditors that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not included under “Audit fees”. During fiscal years 2023 and 2022, the services provided in this category include due diligence related to prospectus offerings.

Tax fees	1,850,000	1,555,000	Represents the aggregate fees for professional services rendered by the Company’s auditors for tax compliance, tax advice and tax planning.

All other fees	315,000	347,000	Represents the aggregate fees for products and services provided by the Company’s auditors other than those services reported under “Audit fees”, “Audit-related fees” and “Tax fees”. During fiscal years 2023 and 2022, these fees include those related to French translation work.

Total fees	19,308,000	18,396,000

Enbridge Inc. 2024 Management Information Circular	35

Vote required for approval:

The appointment of PwC as Enbridge’s auditors and authorizing the directors to fix their remuneration requires an affirmative vote of the majority of the votes duly cast at the Meeting.

The Board recommends that shareholders vote “FOR” the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company to hold office until the close of the next annual meeting of shareholders and authorize the directors to fix their remuneration.

ITEM 3: Advisory vote on executive compensation

We are providing shareholders with the opportunity to vote on the non-binding advisory resolution to accept our approach to executive compensation as disclosed in this Circular, commonly known as “say on pay”. As this is an advisory vote, the results will not be binding on the Board. However, when considering the Company’s approach to compensation for our named executive officers (“NEOs”), the Board will consider the results of this vote, together with other shareholder feedback and best practices in compensation and governance.

We ask that, as you consider your vote, you review the Compensation Discussion and Analysis contained in this Circular, beginning on page 70. The Board believes that the executive compensation program that has been implemented achieves the goal of maximizing long-term shareholder value while attracting, motivating and retaining top talent. The Company recognizes that the proper structure of executive compensation is critical to both managing risk and appropriately incentivizing the Company’s NEOs. The Company believes that its approach to executive compensation is fair and balanced and helps ensure that NEOs are well-aligned with shareholders’ interests over the long term.

We have held advisory votes on our approach to executive compensation at each annual meeting of shareholders since 2011. Voting results in the most recent three years are set out in the table below.

Say on Pay	2023	2022	2021

Votes “for”	90.75%	90.41%	92.51%

You will be asked to vote for or against, or you may abstain from voting on, our approach to executive compensation through the following resolution:

BE IT RESOLVED, on an advisory basis and not to diminish the role and responsibilities of the Board of

Directors, that the shareholders accept the approach to executive compensation disclosed in Enbridge Inc.’s Management Information Circular dated March 5, 2024 delivered in advance of the 2024 annual meeting of shareholders.

The Board will take the results of this vote into account when it considers future compensation policies and issues. We will also examine the level of shareholder interest and the comments we receive and consider the best approach and timing for soliciting feedback from shareholders on our approach to executive compensation in the future.

Vote required for approval:

In order to be passed, the advisory “say on pay” resolution requires an affirmative vote of the majority of the votes duly cast at the Meeting.

The Board recommends that shareholders vote “FOR” the advisory vote to accept our approach to executive compensation as disclosed in this Circular.

ITEM 4: Shareholder proposals

You will be voting on two shareholder proposals that have been submitted for consideration at the Meeting. The full text of the proposals and supporting statements, together with the Board of Directors’ recommendations, are set out in Appendix A of this Circular.

The Board recommends that shareholders vote “AGAINST” both shareholder proposal resolutions.

Proposals for the 2025 meeting

Enbridge is subject to the provisions of the CBCA with respect to shareholder proposals. As provided in the CBCA, simply submitting a shareholder proposal does not guarantee its inclusion in the management information circular.

Shareholder proposals submitted pursuant to applicable provisions of the CBCA that a shareholder intends to present at the annual meeting of shareholders to be held in 2025 (the “2025 meeting”) and wishes to be considered for inclusion in Enbridge’s management information circular for the 2025 meeting must be received within the prescribed period, as outlined in the CBCA and associated regulations, and no later than 5:00 p.m. Mountain Standard Time on February 8, 2025. Such proposals must also comply with all applicable provisions of the CBCA and the regulations thereunder. The 2025 meeting is expected to be held in May 2025.

36	Enbridge Inc. 2024 Management Information Circular

About the Meeting

All shareholder proposals must be mailed to our Corporate Secretary at Enbridge Inc., 200, 425 – 1st Street SW, Calgary, Alberta, Canada T2P 3L8, or sent by email to CorporateSecretary@enbridge.com, and received by the deadline indicated above.

As described below in the “Advance Notice By-law” section, pursuant to Enbridge’s By-law No. 2, if a shareholder intends to nominate a person for election as a director of Enbridge at an annual meeting of shareholders, other than pursuant to a shareholder proposal, such nomination must comply with the procedures set out in the bylaw, including providing timely notice in proper written form.

Other business

As of the date of this Circular, the Board and management are not aware of any other items of business to be brought before the Meeting.

Voting results

We will post the results of this year’s votes and the other items of business on our website (enbridge.com) and on sedarplus.ca and sec.gov following the Meeting.

Enbridge Inc. 2024 Management Information Circular	37

38 Corporate Governance

39	Our governance practices
40	A culture of ethical conduct
42	The role of the Board
45	Oversight of risk (including sustainability and cybersecurity)
46	Independence
47	Serving as a director
50	Board effectiveness
51	Diversity, equity and inclusion
53	Our approach to our people (human capital management)
54	Sustainability and ESG
54	Shareholder engagement
55	Board committees
64	Director compensation
69	Indebtedness of directors and executive officers
69	Other information

Corporate Governance

Corporate Governance

Our governance practices

At Enbridge, we are committed to strong and sustainable corporate governance which promotes the long-term interests of our shareholders, strengthens our Board and management accountability and helps build public trust in the Company.

See our “Corporate governance highlights” on page 3.

Regulations, rules and standards

Enbridge is a “foreign private issuer” pursuant to applicable U.S. securities laws. Accordingly, Enbridge is permitted to follow home country practice instead of certain governance requirements set out in the NYSE rules, provided we disclose any significant differences between our governance practices and those required by the NYSE. Further information regarding those differences is available on our website (enbridge.com).

We have a comprehensive system of stewardship and accountability that meets applicable Canadian and U.S. requirements, including:

•	Canadian Securities Administrators National Policy 58-201 – Corporate Governance Guidelines, National Instrument 58-101 – Disclosure of Corporate Governance Practices and NI 52-110;

•	requirements of the CBCA; and

•	the corporate governance guidelines of the NYSE and TSX.

Key governance documents

The framework for our corporate governance can be found in our Governance Principles and Guidelines (our “Governance Guidelines”), Statement on Business Conduct and in the written terms of reference for our Board, each of the five Board committees, the President & CEO and the Chair of the Board. Our articles and by-laws also set out certain matters that govern our business activities.

All of the following documents are available on our website (enbridge.com).

•	Articles of Continuance and Certificates of Amendment

•	General By-Law No. 1

•	By-law No. 2 (advance notice policy)
•	Statement on Business Conduct

•	Corporate Governance Principles and Guidelines (including the majority voting policy)

•	Terms of Reference for the Board

•	Terms of Reference for each of the five standing Board Committees

•	Terms of Reference for the Chair of the Board

•	Terms of Reference for the President & CEO

•	Incentive Compensation Clawback Policy

•	Political Contributions Policy

•	Shareholder Rights Plan Agreement (2023)

•	Whistle Blower Policy

Advance Notice By-Law

Enbridge’s By-Law No. 2 sets out advance notice requirements for director nominations (the “Advance Notice By-Law”).

The Advance Notice By-Law was adopted by the Board on December 2, 2014 and confirmed by shareholders at the annual meeting of shareholders on May 6, 2015. The purpose of the Advance Notice By-Law is to provide shareholders, directors and management of Enbridge with guidance on the nomination of directors. The Advance Notice By-Law is the framework by which the Company seeks to fix a deadline by which shareholders of the Company must submit director nominations to the Company prior to any annual or special meeting of shareholders and sets forth the information that a shareholder must include in the notice to the Company for the notice to be in proper written form. Pursuant to the Advance Notice By-Law, if a shareholder intends to nominate a person for election as a director of Enbridge at the Meeting, other than pursuant to a shareholder proposal, such nominations must comply with the procedures set out in the Advance Notice By-Law, including providing timely notice in proper written form.

To be timely, the nominating shareholder’s notice must be given:

•

in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the meeting (no later than 5:00 p.m. MDT on April 8, 2024, in the case of the Meeting); provided, that if the meeting is to be held less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the meeting

Enbridge Inc. 2024 Management Information Circular	39

was made, notice shall be not later than the close of business on the 10th day following the Notice Date; and

•	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not also called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the meeting was made.

To be in proper written form, a nominating shareholder’s notice must set forth or be accompanied by, as applicable, the information specified in the Advance Notice By-Law regarding both the nominating shareholder and the person whom the nominating shareholder proposes to nominate for election as a director (a “proposed nominee”), as well as the written consent duly signed by the proposed nominee to being named as a nominee for election to the Board and to serve as a director of the Company, if elected. Such notice must be promptly updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting.

Delivery of the notice pursuant to the Advance Notice By-Law may only be given by personal delivery or electronic mail, and shall be deemed to have been given and made only at the time it is served by personal delivery or sent by electronic mail to the Corporate Secretary at: Corporate Secretary, 200, 425-1st Street S.W., Calgary, Alberta, Canada, T2P 3L8 or, in the case of electronic mail, to CorporateSecretary@enbridge.com; provided if such delivery or electronic mail is made on a day which is not a business day or later than 5:00 p.m. (Calgary time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the Advance Notice By-Law and, if any proposed nomination is not in compliance therewith, to declare that such defective nomination shall be disregarded. The Board may, in its sole discretion, waive any requirement in the Advance Notice By-Law. A copy of Enbridge’s Advance Notice By-Law is available on our website (enbridge.com).

A culture of ethical conduct

A strong culture of ethical conduct is central to Enbridge. Our Statement on Business Conduct (“SOBC”) is our formal statement of the expectations that apply to all individuals at Enbridge and our subsidiaries, including our directors, officers, employees, and contingent workers, as well as

consultants and contractors retained by Enbridge.

The SOBC outlines our expectations in various areas, including:

•	complying with the law, applicable rules and policies;

•	avoiding conflicts of interest, including examples of acceptable forms of gifts and entertainment;

•	avoiding financial crimes such as anti-corruption, sanctions, money laundering and human rights violations;

•	acquiring, using and maintaining assets (including computers and communication devices) appropriately;

•	data privacy, records management, and proprietary, confidential and insider information;

•	protecting health, safety and the environment;

•	interacting with landowners, customers, shareholders, employees and others; and

•	respectful workplace/no harassment.

The current version of the SOBC is available on our website. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, and waivers from, the provisions of the SOBC by posting such information on our website (enbridge.com).

On the commencement of employment with Enbridge and annually thereafter, all active Enbridge employees and contingent workers are required to complete mandatory SOBC training, certify compliance with the SOBC and declare any real or potential conflicts of interest. Directors must also certify their compliance with the SOBC on an annual basis.

As of the date of this Circular, approximately 99.9% of Enbridge employees and contingent workers have certified compliance with the SOBC for the year ended December 31, 2023. All directors serving on the Board as of December 31, 2023 have certified their compliance with the SOBC for the year ended December 31, 2023.

We have continued to develop and maintain compliance programs in various risk areas, including anti-bribery and anti-corruption, competition/anti-trust, electricity marketing, third party risk management, Federal Energy Regulatory Commission code of conduct and human rights violations.

Through the annual online SOBC training program, Enbridge communicates its expectation that everyone working for Enbridge has a duty to report ethical misconduct, suspected illegal activity and/or compliance issues (including suspected breaches of the SOBC) on a timely basis.

40	Enbridge Inc. 2024 Management Information Circular

Corporate Governance

Handling conflicts of interest and related person transactions

If a director or officer has a material interest in a transaction or agreement involving Enbridge, or otherwise identifies a potential personal conflict, they must declare the conflict or potential conflict. A director who has a material interest, conflict or potential conflict must abstain from voting on the matter at any Board meeting where it is being discussed or considered. This approach is consistent with the requirements of the CBCA.

In making director independence determinations, the Board reviews related person transactions, assisted by the completion of annual questionnaires by directors and officers of the Company. For purposes of the foregoing, a “related person transaction” is a transaction in which the Company was or is to be a participant and the amount involved exceeds US$120,000, and in which any related person had or will have a direct or indirect material interest, and a “related person” means (i) a director, nominee director or executive officer of the Company; (ii) an immediate family member of a director, nominee director or executive officer, or (iii) a beneficial holder of greater than five per cent of the Company’s shares or an immediate family member of such holder. In 2023, there were no related person transactions that required approval or disclosure.

Further, as noted in the section above, the SOBC requires that all officers and directors avoid conflicts of interest and disclose any actual or potential conflicts of interest. Any actual or potential conflicts of interest disclosed are reviewed by the Company’s Ethics and Compliance Department to ensure appropriate follow-up and reporting. Any waiver from any part of the SOBC requires the approval of the CEO. For executive officers, senior financial officers and members of the Board, a waiver requires the express approval of the Board. In 2023, neither the CEO nor the Board provided approval of any waivers respecting the SOBC.

Insider trading prohibited

Our Insider Trading and Reporting Guidelines place restrictions on those in a special relationship with Enbridge (including insiders) when they purchase or sell Enbridge shares or other securities. These guidelines, which fulfill our obligations to stock exchanges, regulators and investors, include the following measures:

•	imposing quarterly and annual trading blackout periods on all directors and officers of Enbridge and certain employees, contractors and other persons in a special relationship with Enbridge when financial results are being prepared and have not yet been publicly disclosed

(these periods currently begin on the first day following the end of each fiscal quarter or year end and end at the close of trading on the first trading day after we issue a news release disclosing our financial results for that fiscal quarter or year end or a Form 10-Q or Form 10-K, as applicable, is filed with the SEC);

•	in the case of directors and executive officers, requiring pre-clearance of all proposed purchases or sales of Enbridge securities with the Corporate Secretary’s office;

•	prohibiting all directors, officers, employees, contractors and other persons in a special relationship with Enbridge and its subsidiaries from purchasing or selling securities of Enbridge or its subsidiaries with knowledge of undisclosed material information, from disclosing material information to any persons before such information has been generally disclosed to the public (unless in the necessary course of business) and from making recommendations or expressing opinions on the basis of undisclosed material information as to the purchase or sale of securities of Enbridge and its reporting issuer subsidiaries; and

•	prohibiting all directors, officers, employees and contractors of Enbridge and its subsidiaries from engaging in hedging transactions, short sales and other derivative transactions involving the securities of Enbridge and its reporting issuer subsidiaries.

Whistle Blower Policy and reporting procedures

Our Whistle Blower Policy and reporting procedures help uphold our strong values and preserve our culture of ethical business conduct. We introduced the Whistle Blower procedures several years ago to protect the integrity of our accounting, auditing and financial processes, and update the procedures periodically, as required.

Complaints about financial or accounting irregularities, unethical conduct or any other compliance issues (including alleged violations of the SOBC) can be made anonymously using the Ethics Helpline. The Ethics Helpline allows for the submission of confidential and anonymous reports through a toll-free telephone number, mobile texting and web-based reporting system. The Ethics Helpline is administered by an independent third-party service provider. Copies of all reports received through the Ethics Helpline warranting investigation are provided to the Chair of the Audit, Finance and Risk Committee.

At least once each quarter (or sooner based on urgency), the Chief Compliance Officer reports all significant matters to the Audit, Finance and Risk Committee on matters within its mandate. Quarterly reports to the Audit, Finance and Risk Committee also include information about any other

Enbridge Inc. 2024 Management Information Circular	41

significant compliance issues that have been brought to the attention of Enbridge’s Ethics & Compliance Department through quarterly compliance surveys. The Audit, Finance and Risk Committee then determines how to handle any issues or complaints brought to its attention. The committees can hire independent advisors (e.g., external legal counsel, independent auditors and others) to help investigate and resolve a matter.

The role of the Board

The Board is ultimately responsible for governance at Enbridge and for stewardship of the Company. It has full power to oversee the management of our business and carries out many of its responsibilities through its five standing Board committees:

•	Audit, Finance and Risk Committee;

•	Sustainability Committee;

•	Governance Committee;

•	Human Resources and Compensation Committee; and

•	Safety and Reliability Committee.

Principal responsibilities

As part of its stewardship responsibility, the Board has the following responsibilities:

•	appoints, evaluates the performance of, and approves the compensation of the President & CEO, approves the appointment of executive officers and ratifies the appointment of other officers;

•	ensures processes are in place for succession planning, including appointment, training and monitoring of senior management (for more information, see “Succession planning” on page 42);

•	adopts a strategic planning process, reviews and approves our strategic plan, and monitors and guides our progress (for more information, see “Strategic planning” on page 43);

•	ensures processes are in place for identifying and having an understanding of the principal risks of our business and ensures appropriate systems are implemented to monitor, manage and mitigate those risks (for more information, see “Oversight of risk” on page 44);

•	ensures processes are in place to monitor and maintain the integrity of our internal controls and management information systems;

•	ensures the President & CEO and executive management create a culture of Safety, Integrity, Respect, Inclusion and High Performance throughout the Company;

•	develops the Company’s approach to corporate governance, including our Governance Guidelines; and
•	oversees shareholder communications, public disclosure and corporate communications.

The Board is responsible for oversight of key areas referred to above and for overseeing corporate financial operation, including changes to capital structure, annual budgets and financing plans, dividend policy, new financings, financial statements and management’s discussion and analysis (“MD&A”) and the Company’s delegation of authority policies. In addition, the Board reviews and approves initiatives, investments and transactions that could materially affect the Company. The Board also approves and monitors compliance with significant policies and procedures by which the Company is governed and operated.

The Board’s responsibilities are described in the terms of reference for the Board, which are attached at Appendix B to this Circular. These terms of reference were drafted by management under the guidance of the Governance Committee and approved by the Board, which reviews them annually and updates them as needed.

The Board delegates day-to-day management duties to the President & CEO and senior management, although certain activities (such as major capital expenditures, debt and equity financing arrangements and significant acquisitions and divestitures) require Board approval.

The Board develops position descriptions for each committee chair. These descriptions are part of each committee’s terms of reference and are reviewed annually. The Governance Committee defines the division of duties between the Board and the President & CEO.

The terms of reference for the Board, for each of the Board committees, and for the Chair of the Board, are available on our website (enbridge.com).

Succession planning

The Board is responsible for:

•	appointing the President & CEO, approving the appointment of executive officers and ratifying the appointment of other officers; and

•	annually reviewing the succession strategy for the President & CEO, and succession plans for senior management positions.

The Board delegates responsibility for reviewing our policies and procedures relating to employment, succession planning and compensation (including executive compensation) to the Human Resources and Compensation Committee.

42	Enbridge Inc. 2024 Management Information Circular

Corporate Governance

The Human Resources and Compensation Committee is also responsible for:

•	in conjunction with the Chair of the Board and with input from Board members, identifying a CEO succession plan to be recommended to the Board for approval;

•	ensuring there are appropriate programs in place for succession planning, management development and employee retention;

•	monitoring the performance of senior management;

•	overseeing human capital and human resources programs;

•	overseeing the design of our compensation programs;

•	overseeing our Inclusion, Diversity, Equity and Accessibility Strategy, including monitoring our progress thereon; and

•	reporting to the Board on organizational structure and succession planning matters.

Enbridge has a comprehensive senior executive and CEO succession planning process. The CEO prepares an overview of the executive vice-president roles, noting the required skills and expertise for each position and the areas of strength of current executives. The CEO also reviews annual objectives, including development plans, for each executive and presents them to the Board.

The CEO identifies potential future candidates for executive vice-president positions and presents them to the Board for discussion. Each candidate is assessed based on their skills and experience and the competencies that are required for promotion to the senior executive level. Development opportunities are also identified so each candidate can receive additional or varied management experience, training, development and educational opportunities. The Board reviews each position and the performance assessment and competencies of potential successors at least annually and makes decisions as appropriate.

Strategic planning

The Board oversees the Company’s strategic planning process and is responsible for reviewing and approving the strategic plan. As an industry leader, we maintain a robust approach to strategic planning. The Board’s oversight role involves assessing opportunities and risks in our current strategy as well as in potential new strategies. We regularly conduct scenario and resiliency analysis on our business strategy and our assets, and the Board engages regularly with management in order to maintain active oversight and strategic alignment.

The Board takes a multi-layered approach to strategic planning, holding at least one meeting per year dedicated to strategic planning, together with strategy update sessions at every regular Board meeting throughout the year. This enables the Board to oversee the implementation of the strategic plan, monitor the Company’s progress against it, consider any adjustments required, and assess any transactions it believes could have a significant impact on the plan.

More information about our strategic priorities can be found in the Executive Summary and in our 2023 Annual Report which is available on our website (enbridge.com).

Enbridge Inc. 2024 Management Information Circular	43

Oversight of risk

Risk oversight and management is a key role for the Board and its committees. The Board is responsible for identifying and understanding the Company’s principal risks and ensuring that appropriate systems are implemented to monitor, manage and mitigate those risks. Board committees have oversight over risks within their respective mandates.

Each year, management prepares and provides to the Board and its committees a corporate risk assessment (“CRA”), which analyzes and prioritizes enterprise-wide risks, highlighting top risks and trends. The annual CRA is an integrated enterprise-wide process which requires each part of our business to assess and rank risks based on impact and probability. We strive to ensure that mitigation measures are appropriately designed, prioritized and resourced. Our proactive risk management approach informs our multi-year operations, integrity and maintenance plans, as well as our corporate strategy. It also helps ensure that emerging risks are identified early on so that we are prepared to manage them as they materialize.

To better identify, manage and mitigate risk, each Board committee reviews the risk categories in the CRA report that are relevant to their mandate. Board committees may authorize the implementation of systems to address risks within the scope of their responsibility and monitor them for effectiveness. Each committee reports to the Board, which coordinates the Company’s overall risk management approach. For further information on each Board committee’s role in risk management, please refer to the table below as well as “Board committees”, beginning on page 55.

Complementary to the CRA, management prepares and provides to the Safety and Reliability Committee an annual top operational risk report, which highlights the highest consequence operational risks across Enbridge and includes further detail on the risks and their treatment. This information helps inform the Board about the potential impact of and treatments for the risks identified.

Management provides reports to the Board at each regular meeting to review and help manage top risks and identify trends.

Our 2023 Annual Report contains more information about the risks applicable to Enbridge, and is available on our website (enbridge.com) and on sedarplus.ca and sec.gov.

Oversight of sustainability and ESG

Oversight of sustainability and ESG matters, including climate, is integrated into the responsibilities of the Board and all five of our Board committees. Each Committee’s expertise is relevant for specific sustainability-related topics.

•	The Sustainability Committee oversees our climate and energy transition strategy (including GHG emissions goals and targets), stakeholder and Indigenous engagement, sustainability and ESG reporting, and progress against our ESG goals generally.

•	The Human Resources and Compensation Committee oversees workforce engagement, diversity, equity and inclusion, and the alignment of ESG goals to compensation.

44	Enbridge Inc. 2024 Management Information Circular

Corporate Governance

•	The Governance Committee oversees Board composition and diversity, shareholder engagement (including responding to shareholder proposals), and corporate governance.

•	The Audit, Finance and Risk Committee oversees our annual corporate risk assessment, risk management processes, and financial disclosures.

•	The Safety and Reliability Committee oversees safety and operational risks (including cybersecurity and climate-related risks), environment, health and safety.

Handling these matters at our various Board committees effectively integrates sustainability and ESG matters into the work of the Board. The full Board is directly engaged in driving our sustainability practices and performance and how we are positioning to support the energy transition – including as part of our annual strategic planning process. Throughout the year, the Board and committees receive updates and provide feedback on our progress towards our goals and execution of our strategy. This critical feedback facilitates continuous refinements and improvements to our approach.

The Company’s Board succession planning process is designed to keep our Board composition diverse, effective and skilled. We assess overall Board composition regularly to maintain this balance and strive to ensure our Board members are well-equipped to understand and oversee sustainability matters, including climate change and the energy transition. Refer to “Mix of skills and experience” on page 33 and “Succession planning on page 42 for more information.

For more information on our sustainability-related risks, including climate, as well as governance for overseeing and assessing those risks, see the 2023 Annual Report and our 2023 ESG Datasheet, available on our website (enbridge.com).

Oversight of cybersecurity and information security

Oversight of cybersecurity is integrated into the responsibilities of the Board and appropriate committees. The Audit, Finance and Risk Committee provides oversight of cybersecurity matters, particularly as they relate to financial risk and controls, integrity of financial data and public disclosures, and security of the cyber landscape across data and digital. The Safety and Reliability Committee has oversight responsibility for security (physical, data and cyber) including as it relates to operational risk and controls, safety, operations integrity and reliability, and asset operations. Management provides quarterly reports to the Audit, Finance and Risk Committee and the Safety and Reliability Committee on cybersecurity matters.

Cybersecurity has been identified as a top risk, as attacks against participants in our industry have continued to increase in sophistication and frequency over the years. Management is responsible for the implementation of risk management strategies and monitoring performance. The technology and information services (“TIS”) function, which includes information technology, operational technology, data & digital, is centralized under Enbridge’s Senior Vice President & Chief Information Officer (“CIO”), who has over two decades of international leadership experience in the business of technology. We also engage independent third parties to assess our cybersecurity program, track their recommendations and use those to further improve our programs. Reporting to the CIO is the Chief Information Security Officer who is in charge of our cybersecurity program and oversees the 24x7x365 Security Operations Center.

Enbridge has an overarching Cybersecurity Policy as well as supporting standards and procedures that describe how security of systems are managed in adherence with regulatory requirements. Enbridge employs a robust governance framework aligned to leading industry standards including National Institute of Standards and Technology (“NIST”) guidance and Transportation Security Administration (“TSA”) Pipeline Security Guidelines. To help ensure continued effectiveness, Enbridge tests systems frequently, including independent third-party penetration/vulnerability assessments, independent audits of cybersecurity controls, and regular testing of cybersecurity incident response and recovery processes.

We conduct continuous assessments of our cybersecurity standards, perform regular tests of our ability to respond and recover, and monitor for potential threats. To further mitigate threats, we collaborate with governments and regulatory agencies, and take part in external events to learn and share.

Enbridge maintains a robust cybersecurity training and awareness program. Cybersecurity awareness is integrated with corporate policy training and must be completed upon hire and annually thereafter. Our workforce participates in regular security awareness training, including exercises to build capabilities to identify and report suspect phishing emails to our Security Operations Centre. Acceptable usage and targeted training is conducted at least annually, and phishing testing is conducted at least quarterly. In 2023, we continued to expand the cybersecurity training and simulated testing we administer to high-risk groups within the organization. A tailored cybersecurity training course has been implemented for team members in operational technology roles, and we have increased the frequency of phishing simulation tests.

Our cybersecurity team also uses several layers of defense and protection technologies, cybersecurity experts, and

Enbridge Inc. 2024 Management Information Circular	45

automated alerting and response mechanisms to reduce risk to the Company.

Mr. Ebel, Ms. Carter and Ms. Madden have earned the CERT Certificate in Cybersecurity Oversight. This certificate, developed by NACD, Ridge Global, and Carnegie Mellon University’s CERT division, demonstrates commitment to advanced cybersecurity literacy.

Internal controls

The Board seeks assurance at least annually that our internal control systems and management information systems are operating effectively. The Board has delegated responsibility for reviewing our quarterly and annual financial statements to the Audit, Finance and Risk Committee, which reviews and approves our quarterly financial statements and recommends our annual financial statements to the Board for approval. The Audit, Finance and Risk Committee is also responsible for overseeing our internal audit function and receives regular reports from management regarding the effectiveness of internal controls.

Corporate communications

The Board reviews and approves all major corporate communications policies, including our corporate disclosure guidelines. It also reviews and approves principal continuous disclosure documents, including our annual report, MD&A and management information circular. The Board is responsible for ensuring the Company has a communications program in place to effectively communicate with and receive feedback from shareholders and other stakeholders and to ensure public disclosure and corporate communications are made in compliance with applicable securities legislation.

Identifying new Board candidates

The Governance Committee serves as the Board’s nominating committee and, working with the Chair of the Board, has accountability for the oversight of the Board and committee succession planning process and for making recommendations to the Board for the appointment of new Board and committee members.

The Governance Guidelines provide that the Board should possess, as a group, the competencies, skills and characteristics necessary to develop and oversee the implementation of the strategic vision of the Company and such other qualities as the Board shall identify from time to time. These characteristics and qualities include knowledge, experience, high ethical standards, integrity, independent judgment, understanding of the Company’s business and willingness to devote adequate time to Board duties.

The Chair of the Board, the President & CEO and the Chair of the Governance Committee, with the support of the Executive Vice President, External Affairs & Chief Legal Officer, the Corporate Secretary, and external advisors, monitor the composition of the Board and committees on an ongoing basis and make recommendations to the Governance Committee in fulfilment of its mandate. The Governance Committee reviews Board diversity at least annually, including measuring and monitoring progress toward our Board diversity objectives.

The Corporate Secretary maintains a Board composition plan which includes information pertaining to the current directors and an inventory of potential Board candidates. The information pertaining to current directors includes business experience, occupation, residence, gender, age, tenure, retirement date, other board commitments, equity ownership, independence, diversity and other relevant information, as well as a skills matrix, updated annually or more frequently, as required. The President & CEO, the Executive Vice President, External Affairs & Chief Legal Officer and the Corporate Secretary meet regularly to consider and plan for upcoming director retirements, considering relevant factors including directors’ skills, age, tenure, residency, and diversity.

From time to time, executive search consultants are engaged to undertake external searches for potential director candidates, with the particulars of the executive search consultant’s mandate determined through dialogue between the Chair of the Board, the President & CEO and the Chair of the Governance Committee. When we use executive search consultants, they are directed to make it a priority to include diverse candidates.

The Chair of the Board, President & CEO and the Chair of the Governance Committee have primary responsibility for the assessment of director candidates for recommendation to the Governance Committee and the Board. The Governance Committee also considers all candidates recommended by the Company’s shareholders.

Independence

The majority of our directors must be independent, as defined by Canadian securities regulators in NI 52-110, NYSE rules and the rules and regulations of the SEC. Our Governance Guidelines, available on our website (enbridge.com), provide that the Board shall consist of a substantial majority of independent directors. The Board uses a detailed annual questionnaire to assist in determining if each director is independent and makes this determination annually or more frequently, as required.

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The Board has determined that 11 of our 12 director nominees, including the Chair of the Board, are independent. Mr. Ebel is not independent because he is our President & CEO. Mr. Tutcher, who is retiring and not standing for re-election as director at the Meeting, is also independent. Each of the Board’s five standing committees is comprised entirely of independent directors.

The Governance Committee is responsible for ensuring the Board functions independently of management.

Independent Chair and separate CEO

Enbridge maintains a separation of Chair and CEO. Ms. Carter is the independent Chair of the Board and Mr. Ebel is the Company’s President & CEO.

Meetings of non-management directors

Our Governance Guidelines provide as follows:

•	The Board meets regularly in-camera, without officers of the Company present.

•	The non-management directors hold regularly scheduled meetings without management directors present and may invite management directors and members of management to attend as they may determine.

•	In the event that the non-management directors include directors who are not independent under applicable stock exchange rules, the Corporation should, at least once per year, schedule an executive session including only independent directors.

To facilitate leadership and open and candid discussion among independent directors, the independent directors are also given the opportunity to hold in-camera meetings should the need arise.

In 2023, the directors met in-camera at every regularly-scheduled Board and committee meeting. The directors also met in-camera without the President & CEO (the only non-independent director) at every regularly-scheduled Board meeting.

External consultants and other third parties

To support the Board in functioning independently of management, Board committees have the flexibility to meet with external consultants and Enbridge employees without management whenever they see fit. The Board and Board committees may also hire independent advisors, as needed, at Enbridge’s cost.

Serving as a director

Our directors are expected to act in the best interests of the Company and have a duty of care in both decision-making and oversight. The Governance Committee has developed guidelines that outline the expectations placed on directors. Key expectations include meeting attendance, financial literacy and ethical conduct.

Attendance

We expect directors to attend all Board and Board committee meetings of which they are a member. The Governance Committee annually reviews each director’s attendance record. If a director has a poor attendance record, the committee Chair and Chair of the Board will discuss and make a recommendation on how the matter will be handled. A director whose attendance record continues to be poor may be asked to leave the Board. See information on director attendance in the “Director nominee profiles” beginning on page 18 and under “Board and committee meeting attendance” on page 32.

Financial literacy

The Board considers an individual to be financially literate if they can read and understand financial statements that are generally comparable to our Company’s in breadth and complexity of issues. The Board has determined that all members of the Audit, Finance and Risk Committee are financially literate, in accordance with NI 52-110 and the rules of the NYSE. It has also determined that Ms. Madden and Mr. Few qualify as “audit committee financial experts” as defined by the Exchange Act. The Board bases this determination on each director’s education, skills and experience.

Director tenure

Our director tenure policy is set out in our Governance Guidelines and was last updated in November 2023. Under our Governance Guidelines, a director will retire at the next annual meeting of shareholders after they reach the age of 75. A director will not be eligible to serve as chair of any Board committee beyond the annual meeting of shareholders following the director’s 74th birthday.

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The following table outlines the latest date of retirement for each director nominee, if elected at the Meeting.

Latest year of retirement

2025	Pamela L. Carter

2030	Mayank M. Ashar

2031	Susan M. Cunningham, Teresa M. Madden, Stephen S. Poloz, Steven W. Williams

2033	Gaurdie E. Banister

2034	S. Jane Rowe

2039	Gregory L. Ebel

2040	Theresa B.Y. Jang

2041	Jason B. Few

2056	Manjit Minhas

Other directorships

Our directors may serve on the boards and committees of other public entities, as long as their outside positions and memberships do not impact their ability to exercise independent judgment while serving on our Board. All of our director nominees serve on three or fewer public company boards in total, including Enbridge. Directors who serve on our Audit, Finance and Risk Committee cannot sit on the audit committees of more than two other public entities unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on our Audit, Finance and Risk Committee. Refer to the “Director nominee profiles” beginning on page 18 for information on each director’s service on other public company boards.

Orientation and continuing education

The Board recognizes that proper orientation and continuing education are important for directors to fulfill their duties effectively. It has delegated these responsibilities to the Governance Committee, which has developed a comprehensive program for new directors.

Orientation

Every new director meets with the Chair of the Board, the President & CEO and executive and senior management to learn about our business and operations and participates in tours of our sites and facilities. New directors are encouraged to attend additional committee meetings of which they are not a member during their first set of Board meetings as part of their orientation.

New directors are provided with the Board manual electronically, which contains:

•	our Governance Guidelines and the terms of reference for the Board and each of its committees, the Chair and the President & CEO;
•	information about each of the directors and executive management team;

•	a list of the Board and committee members and all meeting dates;

•	organizational charts (corporate and management);

•	our financial risk management policies and treasury authority limitations;

•	information about statutory liabilities;

•	information about the directors’ and officers’ liability programs;

•	our insider trading and reporting guidelines;

•	indemnification agreements;

•	our Statement on Business Conduct; and

•	key public disclosure documents for the Company.

Continuing education

Our continuing education program for directors focuses on providing information relating to our business, industry, competitive environment and principal risks and opportunities. We offer education sessions for directors on key topics and encourage them to participate in associations and organizations that can broaden their awareness and knowledge of developments related to our business.

Directors can also request presentations on a particular topic. Throughout their tenure, directors have discussions with the Chair of the Board, receive quarterly presentations from senior management on strategic issues and participate in tours of our operations. Quarterly briefings include reviews of the competitive environment, our performance relative to our peers and other developments that could materially affect our business. We also encourage directors to pursue director education seminars and courses offered externally and pay for continuing education opportunities through third parties, as appropriate.

The Company provides a variety of courses to support diversity, equity and inclusion and foster an inclusive workplace. We have offered a selection of online courses on diversity, equity and inclusion and Indigenous awareness to our directors, to be completed throughout the year. All directors standing for election at the Meeting have completed these courses.

In addition, a group of directors met in 2023 with certain of Enbridge’s Employee Resource Groups (“ERGs”) to discuss roles of management and boards on matters ranging from career development and sponsorship to inclusion, equity and equality. For more information on our ERGs, see “Workforce diversity” on page 52.

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We provide our directors with membership in the National Association of Corporate Directors (“NACD”). In addition, Mr. Ashar, Ms. Rowe and Mr. Williams are members of the Institute of Corporate Directors (“ICD”).

The table below lists education sessions provided to directors in 2023 by Enbridge, as well as third party education seminars and courses attended, together with director attendance.

Date	Topic	Presented by	Attendance

February 7, 2023	Discussion with Indigenous Leaders	Indigenous Leaders from Canada and the U.S.	All directors standing for election

May 2, 2023	Hydrogen	Enbridge Inc.	All directors standing for election

June 15, 2023	Discussion with ERG Prism Energy (LGBTQ2+ & Allies)	Enbridge Inc.	S. Jane Rowe

July 30, 2023	21 Century Geopolitics and Leadership	Admiral Jim Stavridis, USN (Ret.)	All directors standing for election

August 1, 2023	The Energy Transition Needs to Transition	Arjun Murti, Senior Advisor, Veriten	All directors standing for election

August 2, 2023	Why Mexico? An Overview of the Country’s Prospects and Ambition	Jose Miguel Bejos, Chair of the Board and President, Mota-Engil Mexico	All directors standing for election

September 26, 2023	Canadian Public Accountability Board Symposium – The Evolving Fraud Landscape	Canadian Public Accountability Board	Teresa S. Madden

September 27, 2023	Discussion with Ethnically Diverse Group of Employees (EDGE) ERG	Enbridge Inc.	Gaurdie E. Banister

October 31, 2023	Discussion with Ethnically Diverse Group of Employees (EDGE) ERG	Enbridge Inc.	Jason B. Few

October 31, 2023	Reception for Board of Directors and Executive Leadership Team with ERG leads	Enbridge Inc.	All directors standing for election, except for Stephen S. Poloz

Online course	Racial Injustice Stops with Me	Enbridge Inc.	All directors standing for election

Online course	Unchecked Bias	Enbridge Inc.	All directors standing for election

Online course	Indigenous Awareness	Enbridge Inc.	All directors standing for election

Online course	Executive Cybersecurity Training	Enbridge Inc.	All directors standing for election

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Board effectiveness

The Board recognizes that a robust and constructive evaluation process is critical for Board effectiveness. The Governance Committee is responsible for assessing the performance of the Board and its Chair, the Board committees and individual directors on an ongoing basis.

Board and chair assessments and individual peer reviews

All directors complete a confidential questionnaire on an annual basis in order to evaluate the effectiveness of the Board and Chair of the Board. The questionnaire is designed to provide constructive input regarding overall performance and includes questions on:

•	Board composition;

•	effectiveness of the Board, Board meetings, individual directors and Chair of the Board;

•	strategic planning process;

•	director education topics;

•	duties and responsibilities; and

•	management succession process, including CEO succession.

A summary of the questionnaire responses is provided to the Chair of the Governance Committee, who then presents the feedback to the Chair of the Board. The Chair of the Board then presents the summary to the Board. The Board discusses the results and develops recommendations during an in-camera roundtable discussion conducted by the Chair of the Board.

Directors are also asked to complete another confidential questionnaire to evaluate their peers. They are asked to consider criteria such as skills and experience, preparation,

communication and interaction with Board members and/or management and overall contribution to the functioning of the Board. A summary of the questionnaire responses is provided to the Chair of the Board who provides feedback to each director individually.

Board committee assessments

Each director also completes a confidential questionnaire for each Board committee of which they are a member. The questionnaire is designed to facilitate candid conversation among the members of each Board committee about the Board committee’s overall performance, function, areas of accomplishment and areas for improvement. This questionnaire helps the Board ensure that each Board committee is functioning effectively and efficiently and fulfilling its duties and responsibilities as described in its terms of reference. It includes questions about:

•	the composition of the Board committee;

•	the effectiveness of the Board committee, Board committee meetings and the committee chair; and

•	optimization opportunities for the Board committee.

A summary of the questionnaire responses is provided to the Chair of the Governance Committee, who then presents the feedback to the Chair of the Board. A copy is also provided to each Board committee chair. Each committee discusses the results and develops recommendations during an in-camera session of the committee. Directors are

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encouraged to comment broadly (positively and negatively) on any issue concerning the Board, Board committees and director performance. From time to time, the Chair of the Board meets informally with each director, to discuss performance of the Board, Board committees and other issues.

Diversity, Equity and Inclusion

A diverse workforce of talented individuals with different ideas, strengths, backgrounds, and points of view is a strategic advantage that contributes to our success and will continue to move us forward. Diversity, equity and inclusion drives innovation, better decisions, employee engagement and our ability to attract and retain top talent. We set diversity representation goals for our Board, senior management, and workforce, as discussed below.

Board and senior management diversity1

In February 2015, the Board adopted a written “Diversity and Inclusion Policy” to outline our approach to diversity, equity and inclusion for our Board of Directors and executive leadership (“Board D&I Policy”). This policy emphasizes the importance of having variety in skills and experience and diversity considerations, including but not limited to, gender, age, and ethnicity/race. The Governance Committee annually reviews the Board D&I Policy and its objectives to assess effectiveness and makes recommendations to the Board annually.

In November 2020, the Company established representation goals for the Board of at least 40% women and 20% underrepresented ethnic and racial groups by 2025. At that time, the Board underscored its ongoing commitment to diversity, equity and inclusion by expanding the Board D&I Policy to “senior management” (defined for these purposes as the President & CEO and all Executive Vice Presidents, Senior Vice Presidents and Vice Presidents who are also officers of Enbridge Inc.).

Our progress against our goals is outlined in the table below, with respect to each of the 12 director nominees and senior management.

Board and senior management representation goals (by 2025)	Representation as at March 5, 2024 (self-identified)

Women

• Board: 40% • Senior management: 40%	• Board: 6 of 12 (50%) • Senior management: 13 of 37 (35%)

Underrepresented ethnic and racial groups

• Board: 20% • Senior management: 28%	• Board: 6 of 12 (50%) • Senior management: 8 of 37 (22%)

The Board, its relevant committees, and senior management actively review whether candidates reflecting diversity have been considered and/or appointed to senior management positions and to the Board. In addition to the designated groups stipulated by the CBCA and our representation goals for women and underrepresented ethnic and racial groups, we consider additional diversity dimensions that are equally important and necessary across our organization, including but not limited to: diversity of thought, perspectives, and life experience which can include education, language, gender expression, sexual orientation, values, and beliefs, among others. In identifying candidates for senior management roles, professional experience, educational background, skills, knowledge, and diversity considerations are considered.

For further information on Board diversity, see the Executive Summary on page 3, “Board diversity and tenure” on page 34, and “Identifying new Board candidates” on page 46.

CBCA requirements

The CBCA requires diversity disclosure for directors and “members of senior management” for four “designated groups”: women, members of visible minorities, Aboriginal peoples and persons with disabilities.

For CBCA purposes, “members of senior management” is defined to include the Chair of our Board (who is an independent director and not a member of management) as well as our “executive officers” as defined in National Instrument 51-102 Continuous Disclosure Obligations. Our “executive officers” consist of nine officers: our President & CEO, six Executive Vice Presidents and two Senior Vice-Presidents. Our representation, as self-identified, for these four designated groups, as at March 5, 2024, is as follows:

•	Six (50%) of our 12 director nominees are women. Four (40%) of our ten “members of senior management” are women.

•	Six (50%) of our 12 director nominees self-identify as a member of a visible minority. Three (30%) of our ten “members of senior management” self-identify as a member of a visible minority.

•	None of our directors or “members of senior management” self-identify as an Aboriginal person or a person with disabilities.

[1]

Specific goals regarding diversity and inclusion are aspirational goals which we intend to achieve in a manner compliant with state, local, provincial and federal law, including, but not limited to, U.S. federal regulations, Equal Employment Opportunity Commission, Department of Labor and Office of Federal Contract Compliance Programs.

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Workforce diversity1

Representation matters. A representative workforce strengthens relationships and trust by ensuring we better understand the needs of our customers, partners, and communities where we operate. Enbridge has a multi-year, enterprise-wide Inclusion, Diversity, Equity, and Accessibility Strategy (“IDEAS”) for 2021 through 2025, guided by three broad goals.

•	We engage the workforce through internal inclusion networks, increase awareness and visibility through inclusive storytelling, and invest in learning to build knowledge of core concepts and inclusive leadership.

•	We embed diversity, equity, and inclusion policies and principles into key strategies, including best practices in human resources programs, and ensure compliance with federal, provincial, and state legislation. We enable advocacy by investing in strategic external partnerships to increase equity for underserved communities through corporate citizenship and supplier diversity.

•	We understand our workforce composition and labor market availability, embed representation goals and ensure recruiting practices and talent programs enable greater diversity.

IDEAS is supplemented by an ‘Equity Plan’ that outlines our pledge of equity for everyone. The Equity Plan highlights specific commitments to integrate equity into our structures, processes, and practices.

Since 2017, Enbridge has progressively built transparency and embedded representation goals for women, underrepresented ethnic and racial groups, people with disabilities, and veterans. Representation goals were identified based on external labor availability and proportional demographic representation in the areas where we operate.

Workforce representation goals (by 2025)
Build an inclusive environment of talent that represents the communities in which we operate through achievement of workforce representation of:	• 40% women • 28% underrepresented ethnic and racial groups • 6% people with disabilities • 7% U.S. protected veterans

We track and report our progress on these goals via an internal company-wide ‘Diversity Dashboard’. The dashboard creates transparency, as all employees can access and filter data by job level, function, and geography to see hiring, promotion, and turnover rates for various identity categories including gender, race/ethnicity, disability status, veterans, and 2SLGBTQ+.

Enbridge is a signatory to pledges set forth by CEO Action for Diversity and Inclusion in the U.S. and Canada, such as

BlackNorth Initiative, which reinforces our commitment to meaningful and enduring change. Enbridge is also a member of the 30% Club and a signatory to Equal by 30, which aims to improve gender representation and equality.

We are also committed to Indigenous reconciliation and believe our continued success relies on our ability to build and maintain relationships with Indigenous communities near where we do business. All Enbridge employees and contractors are required to complete Indigenous cultural awareness training.

Ongoing communications and conversations throughout the year celebrate and commemorate important diversity milestones and encourage people to come together to advance diversity, equity, and inclusion.

We focus on enhancing the capability of our people through activities such as leadership programs, rigorous succession planning of critical roles, and facilitating career development and mobility throughout the enterprise. We embed inclusive practices throughout our compensation and retention programs, flexible work program, and other benefits to support our employees and their diverse needs, including an enhanced parental leave program launched in 2023 that

[1]

Specific goals regarding diversity and inclusion are aspirational goals which we intend to achieve in a manner compliant with state, local, provincial and federal law, including, but not limited to, U.S. federal regulations, Equal Employment Opportunity Commission, Department of Labor and Office of Federal Contract Compliance Programs.

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offers up to 20 weeks of paid leave for all employees across North America and up to an additional 32 weeks of unpaid leave for U.S. employees, during which time their benefits continue to the same extent available while the employee was working.

We proactively support leaders and coach them to review talent decisions to mitigate the risk of unconscious bias at critical decision points during an employee’s career, such as hiring, performance reviews, and succession planning.

We have nine employee resource groups, which are employee-led and Company- sponsored that:

•	promote understanding and support for historically underrepresented groups;

•	educate and create development opportunities for members and allies; and

•	promote a diverse and inclusive work environment.

Our employee resource groups are:

•	CARES — Caregivers + Allies

•	Connect — Any Generation Employees + Allies

•	DAN (Diverse Abilities Network) — People with Disabilities + Allies

•	EDGE (Ethnically Diverse Group of Employees) — Ethnic/ Racially Diverse Employees + Allies

•	FEMINEN — Female engineers and technologists+ Allies

•	IERG (Indigenous Employees Resource Group) — Indigenous Employees + Allies

•	Prism Energy — 2SLGBTQ+ + Allies

•	VTRN — Active and former members of the armed forces + Allies

•	Women@Enbridge — Women + Allies.

Our approach to our people (human capital management)

Our people are our most valuable asset and vital to our success. Effectively engaging, developing, retaining, rewarding and promoting the wellbeing of our employees is a priority for us – one that enables us to fulfill our purpose to safely deliver the energy that people need and want.

We want Enbridge to be the first-choice company for our employees, remaining competitive and sustaining the success of our company today, tomorrow and for the next 75 years. As a result, we’ve stood up our “Next 75” transformation program to take a look at the work we do, understand how we can improve, and better equip our teams for success. This includes evolving our corporate culture, simplifying work processes, streamlining risk-based decision-making and improving ownership/empowerment further down in the organization. These shifts correlate directly with our growth and energy transition plans and are supported by the introduction of a fifth corporate value in 2023 – High Performance.

As always, we attract, develop and retain talented employees who form a team that is energized and proud of what we do. This includes fostering a diverse and inclusive culture where everyone feels valued, respected and connected. We champion diversity, equity and inclusion in our workplace, recognizing its value in strengthening employee engagement, fostering innovation and creativity and enhancing our decision making and problem-solving capabilities. Refer to “Diversity, equity and inclusion” beginning on page 51 for more information on our Inclusion, Diversity, Equity & Accessibility Strategy and diversity goals.

New employee-centric benefits and programs have also been introduced including enhanced parental leave and an annual stock bonus program (below Manager) which provides additional rewards and incentives for shared company success.

Our ongoing commitment to safety and wellbeing remains important. Taking a proactive and holistic approach to supporting our employees’ well-being is integral to having a resilient workforce and enabling employees to achieve success at work, home and in their community. We focus on all elements of well-being: physical (including personal safety), mental, financial, and social. We provide employees mental health training and access to confidential counseling through the employee and family assistance program. In addition, we offer workplace flexibility through our FlexWork program, encourage regular check-ins to promote connection, and have recently added resources, including the expansion of certified practitioners and increased financial support available for employees to get the necessary aids that foster and grow positive mental health.

We continually invest in our people’s personal and professional development because we recognize that their success is our success. We want to maximize our employees’ career experience and drive continued high performance, by enhancing the capability of our people through multiple channels, including: providing access to leading productivity tools and technologies, an extensive catalog of self-directed learning (over ten thousand external courses plus proprietary Enbridge University courses), accelerated leadership development programs, rigorous succession planning of critical roles and facilitating internal career development opportunities via rotational assignments. This also includes enhanced opportunities for

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growth and development in the flow of work, encouraging employees to build new skills needed for our core and emerging lines of business and the broader energy transition.

Sustainability and ESG

At Enbridge, we are inspired by our purpose to fuel people’s quality of life and united by our vision to provide energy in a planet-friendly way wherever people need it. This drives our mission to be the first-choice energy delivery company for our stakeholders—valued across North America and beyond. In fulfilling our mission, we play a critical role in enabling the economic and social well-being of people across the world by providing access to affordable, reliable, and secure energy.

Over decades, we have held ourselves to high standards of corporate social responsibility. We take seriously our responsibility to conduct our business in an ethical and socially responsible manner; to protect the environment and the safety of people; and to engage, learn from, respect and support the communities and cultures with which we work. Our values of Safety, Integrity, Respect, Inclusion and High Performance reflect what is truly important to us as a company. These values guide our actions and decisions and how we engage with our stakeholders.

Governance around sustainability and ESG performance continues to be top of mind as we advance our sustainability strategies and policies. Oversight of sustainability and ESG is fully integrated into the responsibilities of the Board and all five of our Board committees, including overseeing progress on our ESG goals. Additionally, we have aligned our executive compensation and sustainability-linked financings to ESG performance strategies advancing throughout the Company—these strategies position Enbridge to grow sustainably for many decades to come.

The ESG framework has proven a useful tool to track, manage and share progress against key elements of potential business risks and opportunities. We continue to focus on priorities in the areas of GHG emissions, diversity, equity and inclusion and safety, as well as increased reporting transparency and governance. Setting goals in areas core to our business and stakeholders is just one of the ways we are further integrating sustainability and ESG into strategy, operations and decision making. These goals are designed to build on our progress and broaden our efforts in a way that responds to the changing energy landscape and societal needs.

We strive to provide our stakeholders with open, transparent reporting and discussion on sustainability and ESG performance. Our annual Sustainability Report follows best practice in ESG reporting and provides more detailed disclosure of our ESG performance. Our reporting is developed with reference to the Global Reporting Initiative (“GRI”) Universal Standards, including the Oil and Gas Sector Standard (GRI 11), which serve as a generally accepted framework for reporting on an organization’s economic, environmental and social performance. We voluntarily disclose to the Sustainability Accounting Standards Board (“SASB”) standards for Oil and Gas—Midstream and Gas Utilities and Distributors sectors. We also provide relevant updates on our response to the Task Force on Climate-Related Financial Disclosures (“TCFD”) recommendations in our annual ESG Datasheet.

In our 2022 Sustainability Report, we shared progress on our ESG goals, including our approach to methane emissions reduction and commitments outlined in our Indigenous Reconciliation Action Plan, which reinforces our goal of becoming a leader in North American Indigenous reconciliation. The Sustainability Report detailed our progress against 22 measurable commitments that cover each of our four core businesses and support our journey toward reconciliation. These reports are available on our website (enbridge.com).

For further information on our approach to sustainability and ESG, please refer to the “Executive Summary” (2023 sustainability and ESG highlights) on page 9 and “Oversight of sustainability and ESG” on page 44.

Shareholder engagement

We believe active engagement with our shareholders and other stakeholders on an ongoing basis through a variety of avenues is key to transparency, facilitating open and informed dialogue and sharing our story. The graphic below illustrates our approach to shareholder engagement.

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Our primary shareholder event is the annual Investment Community Conference, which provides management with an opportunity to update the investment community on the Company’s strategic priorities and outlook. This event, along with our annual meeting of shareholders and quarterly presentations, are webcast and accessible to a broad audience of investors. Presentations, audio recordings and transcripts are available on our website for a period of at least 12 months following events.

Members of our executive team, including our President & CEO, Chief Financial Officer and presidents of our business units, as well as representatives from Investor Relations and Sustainability departments also meet with shareholders throughout the year directly, and by way of investor roadshows in a variety of cities and countries. In addition, we also participate in several third-party investor conferences, hosted an asset tour in 2023 for institutional investors, and periodically conduct anonymous and confidential shareholder perception surveys to provide market perspective to management.

ESG-aligned business practices remain an important tenet of our value proposition. In 2023, we continued to focus our shareholder engagement activities on targeted outreach, allowing us to highlight our industry leading sustainability and ESG performance via sustained investment, transparency, and progression towards our ESG goals, detailed most recently in Enbridge’s 2022 Sustainability Report.

In 2023, we hosted our investor asset tour at the Enbridge Ingleside Energy Center (“EIEC”) in Corpus Christi, Texas. EIEC is a North America’s largest crude oil storage and export terminal where Enbridge is developing integrated lower-carbon investments that will leverage existing conventional infrastructure.

Throughout 2023, we regularly met with institutional shareholders and investor groups. The key discussion topics were as follows:

•	Shareholders recognize the strength of Enbridge’s core business in terms of its scale and diversification in critical infrastructure assets and its adjacent growth opportunities.

•	Shareholders support the low-risk strategy, exposure to predictable and reliable contracted revenues, and limited commodity exposure.

•	Shareholders support Enbridge’s commitment to its capital allocation priorities and consistent growth, which supports its long-term dividend growth and strong total shareholder return (“TSR”) of 10-12%.
•	Shareholders appreciate the accessibility to management despite the very large scale of the business and appreciate the open communications and depth of expertise and experience within Enbridge and across the wider industry.

•	Shareholders support the acquisition of three U.S. gas utilities, which are expected to deliver long-term, low risk growth and were acquired at a historically attractive valuation.

•	Shareholders appreciate Enbridge’s approach to sustainability and how ESG is integrated into all aspects of the business.

A list of upcoming and past events and presentations, as well as investor documents and filings, can be found on our website (enbridge.com). Enbridge is committed to communicating with shareholders through our website, where current and potential investors are invited to contact the Investor Relations team online, by letter, phone (1-800-481-2804) or email (investor.relations@enbridge.com).

The Board also understands the importance of constructive communication and engagement with shareholders as part of its oversight of the Company. Shareholders may engage with our Board, the Chair of the Board or individual directors at the following address or by email to CorporateSecretary@enbridge.com:

c/o Corporate Secretary

Enbridge Inc.

200, 425 – 1st Street SW

Calgary, AB, Canada T2P 3L8

Board committees

Our Board has five standing Board committees to help it carry out its duties and responsibilities:

•	Audit, Finance and Risk

•	Sustainability

•	Governance

•	Safety and Reliability

•	Human Resources and Compensation

The Board has delegated certain responsibilities to each Board committee, including overseeing risks that are within each Board committee’s mandate. All five of our Board committees are comprised entirely of independent directors.

Mr. Ebel, our President & CEO, is not a member of any Board committee. Before each Board meeting, the

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President & CEO meets with the Chair of the Board to discuss agenda items for the meeting and any significant issues. The Chair of the Board and President & CEO also meet periodically to discuss current business operations, strategy and key issues.

The Governance Committee regularly reviews Board committee memberships and recommends committee membership changes and assignments to the Board.

Board committee meetings generally take place before each regularly scheduled Board meeting. Each Board committee also meets in-camera, independent of management, following the regular Board committee meeting. They also meet with external consultants and/or Enbridge staff, without management present, whenever they see fit. Before each Board committee meeting, the chair of the committee meets with executive management to discuss the agenda items for the meeting and any significant issues.

Each Board committee reports regularly to the Board and makes recommendations on certain matters as appropriate.

Report of the Audit, Finance and Risk Committee

Members

Current members:

100% independent

100% financially literate, in accordance with NI 52-110 and the rules of the NYSE. Ms. Madden and Mr. Few qualify as “audit committee financial experts” as defined by the Exchange Act

	Teresa S. Madden (Chair)	Gaurdie E. Banister	Jason B. Few	Stephen S. Poloz

Mandate

The Audit, Finance and Risk Committee fulfills public company audit committee obligations and assists the Board with oversight of the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and external auditors. The committee also assists the Board with the Company’s risk identification, assessment and management program. The full mandate and responsibilities can be found in the Terms of Reference for the Audit, Finance and Risk Committee, available on our website (enbridge.com).

Meetings

Four meetings February, May, July, October

The Audit, Finance and Risk Committee meets in-camera without management present with the Chief Audit Executive of Internal Audit and the Chief Compliance Officer as well as with the external auditors. The committee also has meetings in-camera without management present with the Chief Financial Officer and on its own at the end of each meeting.

Before each meeting, the Chair of the committee meets with the Chief Financial Officer to discuss the agenda items for the meeting and any significant issues. The Chair also meets with the senior partner of the external auditors, the Chief Audit Executive of Internal Audit, and the Chief Compliance Officer before each meeting.

56	Enbridge Inc. 2024 Management Information Circular

Corporate Governance

2023 highlights

Audits and financial reporting

•  reviewed annual MD&A and financial statements and notes and recommended them to the Board for approval

•  reviewed and approved the interim MD&A and financial statements and notes

•  reviewed public disclosure documents containing audited or unaudited financial information, including annual and interim earnings press releases and the 2023 annual report, and recommended them to the Board for approval for public release

•  received an annual pension report

•  reviewed the post-audit or management letter containing the recommendations of the external auditors and management’s response, including an evaluation of the adequacy and effectiveness of the internal financial controls

•  reviewed reports on the Company’s tax position

•  the Chair of the Audit, Finance and Risk Committee reviewed and approved the prior year’s expenses of the President & CEO

Internal controls

•  oversaw management’s system of disclosure controls and procedures

•  oversaw the internal controls over financial reporting

•  reviewed the quarterly internal controls compliance reports

•  reviewed the internal audit role and audit plan and received quarterly internal audit reports

•  reviewed and reapproved the internal audit charter

Compliance	• received quarterly updates on the Ethics Helpline activity from the Chief Compliance Officer

External auditors

•  reviewed the qualifications and independence of PwC

•  recommended appointment of PwC by shareholders and reviewed and approved the 2023 engagement letter (including the terms of engagement, audit plan and proposed fees)

•  pre-approved all non-audit services to be provided by PwC that are permitted under the committee’s policy

•  reviewed the performance of PwC

•  reviewed PwC’s report on compliance with Sarbanes-Oxley

Finance

•  reviewed unbudgeted capital commitments under management’s authority and recommended spending authorities be refreshed to the Board for approval

•  recommended amendments to the Treasury Policy to the Board for approval

•  reviewed financing plans including additional financing transactions not originally included in the 2023 annual financing plan, credit facilities and inter-company financing transactions, and recommended them to the Board for approval

Risk management

•  reviewed the quarterly treasury and financial risk management reports

•  reviewed and approved the corporate risk assessment report as it pertains to the committee’s mandate

•  recommended updates to the Corporate Financial Risk Management Policy to the Board for approval

•  approved credit exceptions under the risk policy

•  reviewed the annual report on insurance coverages and insurance renewal strategy

•  reviewed quarterly cybersecurity reports and provided oversight of cybersecurity relating to financial risk and controls, integrity of financial data and public disclosures, and security of the cyber landscape across data and digital

Enbridge Inc. 2024 Management Information Circular	57

Governance

•  reviewed its terms of reference

•  reviewed management’s reports on evolving issues & trends

•  reviewed the committee’s performance in 2023

•  based on the review and discussions referenced above, the Audit, Finance and Risk Committee recommended to the Board that the financial statements for the fiscal year ended December 31, 2023 be included in the company’s 2023 Annual Report on Form 10-K, for filing with the SEC

Report of the Sustainability Committee

Members

Current members: 100% independent	Susan M. Cunningham (Chair)	Pamela L. Carter	Jason B. Few	Manjit Minhas	Dan C. Tutcher[1]

[1] Mr. Tutcher is currently a member of the Sustainability Committee but is retiring and will not be standing for re-election at the Meeting.

Mandate

The Sustainability Committee provides oversight of and carries out the responsibilities delegated by the Board related to sustainability matters. The full mandate and responsibilities can be found in the Terms of Reference for the Sustainability Committee, available on our website (enbridge.com).

Meetings

Four meetings February, May, July, October

The Sustainability Committee meets in-camera without management present at the end of each meeting.

Before each meeting, the Chair of the committee meets with executive management to discuss the agenda items for the meeting and any significant issues.

2023 highlights

Oversight of sustainability-related policies, practices, risks and opportunities

•  provided oversight on the implementation of policies, procedures and practices on sustainability

•  received quarterly updates on key environmental, social, political and public policy issues, impacts, risks and trends of consequence to our businesses including energy security, energy accessibility and affordability, energy transition, environmental justice, diversity and inclusion, and Indigenous reconciliation

•  monitored developments related to climate and emissions reduction and how we are responding to new regulatory and market dynamics on climate and energy issues

•  reviewed and discussed quarterly reports from management on corporate and business unit commitments and progress on ESG goals, including emissions reduction, and a focused update on plans to reduce methane emissions

•  monitored emerging developments relating to regulatory frameworks for impact assessment and permitting in both Canada and the U.S., including proposed permitting reforms in the U.S.

•  received management’s reports on regulatory issues and compliance as well as government relations activities

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Corporate Governance

Review of our engagements and communications with community stakeholders, Indigenous peoples, governments and regulators

•  received updates on Canadian provincial and U.S. federal elections, policy direction and political landscape in jurisdictions where the Company has operations and growth initiatives

•  received updates on management’s engagement with industry, business and governments to support and advance economic, energy and environmental priorities, and contribute to policy and tax programs to incent investment in renewables and new energy technologies including carbon capture and storage and hydrogen

•  discussed with management key legislative and regulatory developments and implications for the Company, and for energy transition, including the Inflation Reduction Act in the U.S. and Canadian federal budget

•  received briefings from management on stakeholder research and perspectives on energy issues

•  received updates on the Company’s engagement with key community stakeholders impacted by Company projects and operations

•  reviewed with management the Company’s approach to Indigenous engagement and progress in advancing Indigenous economic partnerships; discussed progress towards the Company’s Indigenous Reconciliation Action Plan commitments

•  discussed actions taken by management to ensure that corporate and regulatory requirements for engagement with local communities and Indigenous peoples are met across all projects and operations

•  received updates on the Company’s community investment program

Monitoring and reporting sustainability/ESG performance

•  received management’s strategies on sustainability and ESG-related matters and reporting on enterprise-wide performance on key sustainability and ESG topics in our annual Sustainability Report

•  received updates and reviewed external ratings against peers and best practice to inform reporting

•  received updates on progress on enterprise and business unit emissions reduction plans

•  received updates on environmental impacts beyond emissions including a focused update on renewables decommissioning

•  provided input with respect to management’s action plans and progress in achieving ESG goals including emissions reduction targets and diversity and inclusion

Risk management	• reviewed and approved the corporate risk assessment report as it pertains to the committee’s mandate

Governance	• reviewed its terms of reference • reviewed management’s reports on evolving issues & trends • reviewed the committee’s performance in 2023

Enbridge Inc. 2024 Management Information Circular	59

Report of the Governance Committee

Members

Current members: 100% independent	Stephen S. Poloz (Chair)	Mike M. Ashar	Teresa S. Madden	S. Jane Rowe

Mandate

The Governance Committee fulfills public company nominating and corporate governance committee obligations and carries out the responsibilities delegated by the Board related to the Company’s director nominations process, director compensation and corporate governance policies. The full mandate and responsibilities can be found in the Terms of Reference for the Governance Committee, available on our website (enbridge.com).

Meetings

Four meetings February, May, July, October

The Governance Committee meets in-camera without management present at the end of each meeting.

Before each meeting, the Chair of the committee meets with executive management to discuss agenda items for the meeting and any significant issues.

2023 highlights

Corporate governance

•  approved our statement on corporate governance practices

•  received reports on employee and director compliance with the Statement on Business Conduct

•  received management’s reports on developments in corporate governance and disclosure

•  reviewed the Board D&I Policy and our progress thereon

•  received management’s reports on evolving issues & trends

•  reviewed and provided oversight over Board Chair emergency contingency planning process

•  received a report from an independent compensation consultant and reviewed director compensation

•  reviewed the qualifications and independence of all members of the Board

•  reviewed and recommended changes to Board committee composition and committee chairs

•  received management’s report on foreign private issuer status

•  reviewed the committee’s terms of reference, Board terms of reference, Corporate Governance Principles and Guidelines and Disclosure Guidelines

•  reviewed and recommended approval of Management Information Circular contents, including Board recommendations on meeting matters

•  reviewed proxy voting recommendations and annual meeting voting results for the 2023 annual meeting

•  received management’s reports on our director and officer liability protection program

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Board composition

•  on-boarded one new director: Manjit Minhas, effective November 28, 2023

•  recommended Theresa B.Y. Jang to be included in 2024 Management Information Circular as a new Board candidate for election to the Board of Directors

•  provided oversight over Board governance and committee composition matters

•  reviewed Board composition plan and skills matrix

•  provided oversight of Board succession process, including consideration of potential director candidates

Board performance	• provided oversight of the 2023 Board evaluation process and reviewed assessment results • reviewed the committee’s and Board’s performance in 2023

Director development	• reviewed director education program and educational topics

Report of the Safety and Reliability Committee

Members

Current members: 100% independent	Gaurdie E. Banister (Chair)	Jason B. Few	Manjit Minhas	Dan C. Tutcher[1]	Steven W. Williams

[1] Mr. Tutcher is currently a member of the Sustainability Committee but is retiring and will not be standing for re-election at the Meeting. Mr. Tutcher served as Chair of the Safety and Reliability Committee until May 3, 2023.

Mandate

The Safety and Reliability Committee provides oversight of operational matters and carries out the responsibilities delegated by the Board related to safety and reliability. The full mandate and responsibilities can be found in the Terms of Reference for the Safety and Reliability Committee, available on our website (enbridge.com).

Meetings

Four meetings February, May, July, October

The Safety and Reliability Committee meets in-camera without management present at the end of each meeting.

Before each meeting, the Chair of the committee meets with executive management to discuss the agenda items for the meeting and any significant issues.

2023 highlights

Safety and Reliability

•  received quarterly reports on the Company’s enterprise safety and operational reliability performance

•  received quarterly operational risk reports and annual safety and environment reports from the Liquids Pipelines, Gas Transmission and Midstream and Projects, Gas Distribution and Storage and Power business units

•  received quarterly reports and updates from management regarding incidents, along with progress reports on related action plans and corrective action measures undertaken

•  received quarterly updates on the enterprise initiatives and management system improvements focused on improvement in the areas of safety and reliability

Enbridge Inc. 2024 Management Information Circular	61

Risk management

•  received and approved the corporate risk assessment report as it pertains to the committee’s mandate

•  received management’s report on top operational risks

•  received quarterly reports on internal audit matters

•  received quarterly physical security and cybersecurity reports and provided oversight of physical security and cybersecurity as it relates to operational risk and controls, safety, operations integrity and reliability, and asset operations

Compliance	• received quarterly updates on the ethics and conduct helpline activity from the Chief Compliance Officer

Governance	• reviewed its terms of reference • reviewed management’s reports on evolving issues & trends • reviewed the committee’s performance in 2023

Report of the Human Resources and Compensation Committee

Members

Current members: 100% independent	Steve W. Williams (Chair)	Mike M. Ashar	Susan M. Cunningham	S. Jane Rowe

Mandate

The Human Resources and Compensation Committee assists the Board by providing oversight and direction on human resources strategy, policies and programs for the named executive officers, senior management, and our broader employee base. This includes compensation, pension, and benefits as well as talent management, succession planning, and workforce retention. The full mandate and responsibilities can be found in the Terms of Reference for the Human Resources and Compensation Committee, available on our website (enbridge.com).

Meetings

Five meetings February, May 2, May 6, July, October

The Human Resources and Compensation Committee meets in-camera without management present at the end of each meeting.

Before each meeting, the Chair of the committee meets with executive management to discuss the agenda items for the meeting and any significant issues.

2023 highlights

CEO performance and compensation

•  evaluated the President & CEO’s performance and recommended all aspects of his compensation for 2023 to the Board, including his base salary and short term, medium term and long term incentive awards

•  reviewed the recommendations of the President & CEO regarding performance and compensation for the other executive officers, including recommendations for their base salaries and short term, medium term and long term incentive awards for 2023

•  reviewed competitive market analysis data provided by independent compensation advisors to inform recommendations for both the President & CEO and other executive officer compensation

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Executive and employee compensation

•  reviewed both Company and business unit performance, based on the approved short term incentive performance metrics and corporate financial performance compared to peers, and used these assessments to determine 2023 short term, medium term and long term incentive awards for executives and employees

•  reviewed and recommended approval to the Board of the overall number of incentive stock options to be granted

•  reviewed and approved Executive Vice President re-organization and compensation

Succession planning

•  reviewed the Company’s succession planning strategy and received regular updates on progress to provide robust development of candidate pools at various levels in the organization for leadership capability and continuity

Pension

•  reviewed the annual pension report

•  approved pension plan investment policy statements

•  reviewed and approved the annual benefit and regulatory compliance report as part of the pension governance process, including the funding status

Risk management

•  considered compensation risk in the approval of all compensation programs, measures and targets and reviewed and approved the results of the annual compensation risk assessment, designed to support compensation risk oversight

•  reviewed and approved the corporate risk assessment report as it pertains to the committee’s mandate

Governance

•  reviewed workforce reports and the strategies and programs designed to attract, develop and retain employees and advance diversity and inclusion

•  recommended officer appointments to the Board for ratification

•  reviewed its terms of reference

•  reviewed management’s reports on evolving issues & trends

•  reviewed the committee’s performance in 2023

•  review of the Company’s diversity and inclusion strategy including monitoring the Company’s progress thereon

•  reviewed and approved new clawback policy, in accordance with new U.S. SEC and NYSE requirements, effective December 1, 2023

•  reviewed and revised share ownership guidelines

Enbridge Inc. 2024 Management Information Circular	63

Director compensation

Philosophy and approach

The Board is responsible for developing and implementing the Directors’ Compensation Plan and has delegated the day-to-day responsibility for director compensation to the Governance Committee.

Our Directors’ Compensation Plan is designed with four key objectives in mind:

While our executive compensation program is designed around pay for performance, director compensation is based on annual retainers. This is to meet our compensation objectives and to help ensure our directors are unbiased when making decisions and carrying out their duties while serving on our Board.

The Governance Committee uses a peer group of companies to set the annual retainers for our Board and targets director compensation at or about the 50th percentile. See “Benchmarking to peers” beginning on page 79 for more information about our peer group and how we benchmark executive compensation.

The Governance Committee reviews the Directors’ Compensation Plan every year, with assistance from management. Each year, as part of this review, the Governance Committee considers the time commitment and experience required of our directors. The Governance Committee also reviews the Directors’ Compensation Plan to make sure the overall program is still appropriate and reports its findings to the Board.

Every second year a comprehensive review, including peer analysis and benchmarking to the peer group, is conducted by an external consultant. In 2024 the Governance Committee engaged Mercer (Canada) Limited to complete a high-level review of directors’ compensation. Following this review, and in line with our director compensation philosophy of targeting director compensation at or about the 50th percentile in our peer group, no changes were recommended to directions’ compensation for 2024.

All non-employee director compensation in 2023 was paid under the Directors’ Compensation Plan. We do not compensate non-employee directors under our 2019 Long Term Incentive Plan for employees. All retainers are payable in U.S. dollars regardless of director residency.

Director share ownership requirements

We expect directors to own Enbridge shares so that they have an ongoing stake in the Company and are aligned with the interests of shareholders. Within five years of becoming a director, each director is required to hold at least US$900,000 in Enbridge shares and/or DSUs, being three times the annual Board retainer of US$300,000. See “Change in director equity ownership” on page 67 for more information.

If a decrease in the market value of Enbridge shares results in a director no longer meeting the share ownership requirements, we expect the director to purchase additional Enbridge shares in order to satisfy the minimum threshold.

DSUs are paid out when a director retires from the Board. They are settled in cash, based on the weighted average of the trading price of common shares on the TSX for the last five trading days before the date that is three trading days before the payment date, multiplied by the number of DSUs the director holds. Directors may not engage in equity monetization transactions or hedges involving securities of Enbridge (see “Prohibitions on hedging” on page 76).

About DSUs

A deferred share unit (“DSU”) is a notional share that has the same value as one Enbridge common share. Its value fluctuates with variations in the market price of Enbridge shares. DSUs do not have voting rights but they accrue dividends as additional DSUs, at the same rate as dividends paid on our common shares.

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Corporate Governance

Director compensation components

Our Directors’ Compensation Plan has four components:

•	an annual retainer;

•	an annual retainer if they serve as the Chair of the Board or chair of a Board committee;

•	a fee for travelling to Board and Board committee meetings (where applicable); and

•	reimbursement for reasonable travel and other out-of-pocket expenses relating to their duties as a director.

We do not have meeting attendance fees.

Our Directors’ Compensation Plan has been in effect since 2004 and was revised most recently in 2023. The table below shows the fee schedule for directors in 2023.

2023 directors’ compensation plan retainers

Compensation component	Annual amount (US$)

Board retainer	300,000

Additional retainers

Chair of the Board retainer	265,000

Board committee chair retainer

• Audit, Finance and Risk	25,000

• Human Resources and Compensation	20,000

• Governance	20,000

• Sustainability	15,000

• Safety and Reliability	15,000

Travel fee (where applicable)	1,500

Directors are paid quarterly. Mr. Ebel does not receive any director compensation because he is compensated in his role as our President & CEO. We have not granted stock options to directors since 2002. Directors can receive their retainer in a combination of cash, Enbridge shares and DSUs, but they must receive a minimum amount in DSUs, described below. Travel fees are paid in cash.

Before a director’s minimum share ownership is met, at least 50% of their retainer will be paid in the form of DSUs, with the balance paid in cash, Enbridge shares or DSUs, in a percentage mix they choose. Once a director’s minimum share ownership is met, they can choose to receive between 35 and 100% of their retainer in DSUs, with the balance paid in cash, Enbridge shares or DSUs, in a percentage mix they choose. Directors are allocated the DSUs and Enbridge shares based on the weighted average of the trading price of the Enbridge shares on the TSX for the five trading days immediately preceding the date that is two weeks prior to the date of payment. Directors who do not make a timely election as to the form in which they wish to receive their retainer will receive the applicable minimum amount in DSUs and the balance in cash.

The table below shows the compensation components in which each director’s annual retainer for the year ended December 31, 2023 was delivered.

Director	Cash (%)	Enbridge shares (%)	DSUs (%)

Mayank M. Ashar			100

Gaurdie E. Banister		65	35

Pamela L. Carter	40	25	35

Susan M. Cunningham	50		50

Gregory L. Ebel[1]	-		-

Jason B. Few	50		50

Teresa S. Madden	50		50

Manjit Minhas	50	50

Stephen S. Poloz	30		70

S. Jane Rowe		50	50

Dan C. Tutcher			100

Steve W. Williams			100

[1]	Mr. Ebel did not receive any compensation as a director of Enbridge because he is our President & CEO.

Enbridge Inc. 2024 Management Information Circular	65

2023 Director compensation table

The table below provides information concerning the compensation of each non-employee director who served at any time in 2023.

		Share based awards[2]				All other compensation			Total

	Fees earned[1] (cash)	Enbridge Shares[3]		DSUs[3]		Other fees[4]	Dividends on DSUs[5]

Director	($)	(#)	($)	(#)	($)	($)	(#)	($)	($)

Mayank M. Ashar				8,403	408,960	4,088	234	11,038	424,087

Gaurdie E. Banister	13,377	5,452	265,824	2,941	143,136	4,073	81	3,863	430,273

Pamela L. Carter	344,208	3,207	156,427	5,539	269,573	8,179	154	7,276	785,663

Susan M. Cunningham	214,704			4,411	214,704	6,142	122	5,795	441,345

Jason B. Few	204,480			4,201	204,480	8,179	98	4,627	421,766

Teresa S. Madden	221,520			4,551	221,520	8,179	126	5,979	457,198

Manjit Minhas	15,672	336	15,672						31,343

Stephen S. Poloz	130,867			6,274	305,357	6,142	174	8,242	450,608

S. Jane Rowe		4,194	204,480	4,202	204,480	8,179	117	5,519	422,658

Dan C. Tutcher				8,605	419,187	4,120	243	11,494	434,801

Steve W. Williams				8,963	436,224	4,088	210	9,871	450,183

Gregory L. Ebel[6]

[1]

The cash portion of the retainers paid to the directors. Directors are paid quarterly in US$. The values presented in this table are in C$ and reflect U.S./Canadian exchange rates from the Bank of Canada of 1.3790 as at March 9, 2023, 1.3483 as at June 1, 2023, 1.3674 as at September 7, 2023, and 1.3582 as at November 30, 2023.

[2]	The portion of the retainer received as DSUs and Enbridge shares.
[3]

The value of the Enbridge shares and DSUs paid quarterly is based on the weighted average of the trading price of Enbridge shares on the TSX for the five trading days prior to the date that is two weeks prior to the applicable payment date. The weighted average Enbridge share prices were $51.58, $49.69, $47.32 and $46.39 for the first, second, third and fourth quarters, respectively, of 2023.

[4]	For all of our non-employee directors, includes a per meeting US$1,500 travel fee.
[5]	Includes dividend equivalents granted in 2023 on DSUs granted in 2023 based on the 2023 quarterly dividend rate of $0.89. Dividend equivalents vest at the time of grant.
[6]	Mr. Ebel does not receive any compensation as a director of Enbridge because he is our President & CEO. For Mr. Ebel’s compensation as President & CEO, see the summary compensation table on page 100.

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Change in director equity ownership

The table below shows the change in each director’s equity ownership from March 2, 2023 to March 5, 2024, the dates of the 2023 and 2024 management information circulars, respectively.

Director	Enbridge shares (#)	DSUs (#)	Total Enbridge shares + DSUs (#)	Market (at risk) value of equity holdings (C$)[1,2]

Mayank M. Ashar

2024	64,000	19,844	83,844	3,964,983

2023	64,000	10,248	74,248	3,902,475

Change	–	9,596	9,596	62,508

Gaurdie E. Banister

2024	24,245	11,822	36,067	1,705,608

2023	16,449	8,113	24,562	1,290,979

Change	7,796	3,709	11,505	414,630

Pamela L. Carter

2024	53,658	26,161	79,819	3,774,641

2023	48,097	18,896	66,993	3,521,152

Change	5,561	7,265	12,826	253,488

Susan M. Cunningham

2024	3,502	22,679	26,181	1,238,099

2023	2,581	16,760	19,341	1,106,563

Change	921	5,919	6,840	221,537

Gregory L. Ebel[3]

2024	671,844	55,002	726,846	34,372,547

2023	651,845	51,048	702,893	36,944,056

Change	19,999	3,954	23,953	(2,571,509)

Jason B. Few[2]

2024	–	6,839	6,839	323,416

2023	–	2,263	2,263	118,943

Change	–	4,576	4,576	204,473

Teresa S. Madden

2024	5,454	23,244	28,698	1,357,128

2023	1,000	17,148	18,148	953,859

Change	4,454	6,096	10,550	403,270

Manjit Minhas[2]

2024	336	–	336	15,889

2023	–	–	–	–

Change	336	–	336	15,889

Stephen S. Poloz[2]

2024	1,736	21,388	23,124	1,093,534

2023	–	13,751	13,751	722,753

Change	1,736	7,637	9,373	370,781

S. Jane Rowe

2024	31,976	8,771	40,747	1,926,926

2023	19,100	4,056	23,156	1,217,079

Change	12,876	4,715	17,591	709,846

Dan C. Tutcher

2024	626,013	196,003	822,016	38,873,137

2023	626,649	173,545	800,194	42,058,197

Change	(636)	22,458	21,822	(3,185,060)

Steve W. Williams

2024	13,682	14,307	27,989	1,323,600

2023	5,000	4,565	9,565	502,736

Change	8,682	9,742	18,424	820,863

Total

2024	1,496,446	406,060	1,902,506	89,969,509

2023	1,434,721	320,393	1,755,114	92,248,792

Change	61,725	85,667	147,392	(2,279,283)

Enbridge Inc. 2024 Management Information Circular	67

[1]

Based on the total market value of the Enbridge shares and/or DSUs owned by the director, based on the closing prices of $52.56 on the TSX on March 2, 2023 and $47.29 on March 5, 2024. These amounts have been rounded to the nearest dollar in Canadian dollars.

[2]

Directors must hold at least three times their annual US$300,000 Board retainer in DSUs or Enbridge shares within five years of becoming a director on our Board. Amounts are converted to C$ using US$1 = C$1.3186, the published WM/Reuters 4 pm London exchange rate for December 29, 2023. All current directors meet or exceed this requirement except Ms. Minhas, who has until November 28, 2028, and Messrs. Few and Poloz, who have until May 4, 2027 and June 4, 2025, respectively, to meet this requirement.

[3]

Mr. Ebel did not receive any compensation as a director of Enbridge; he is compensated for his role as President & CEO. Prior to becoming President & CEO, Mr. Ebel received DSUs as compensation for being a director and continues to receive dividends on those DSUs. Effective January 1, 2024, Mr. Ebel is required to hold Enbridge shares equal to eight times his base salary (see page 102).

Security ownership of certain beneficial owners and management

Beneficial ownership table

The table below sets forth the number and percentage of outstanding Enbridge shares beneficially owned by each of our directors, director nominees, NEOs and all directors and executive officers as a group, as of the date of this Circular. The number of Enbridge shares beneficially owned by each person is determined under applicable SEC rules. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person, directly or indirectly, has or shares voting or investment power, plus any shares that the person has the right to acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Number of Enbridge shares acquirable within 60 days” column includes shares covered by stock options that may be exercised and that vest within 60 days after March 5, 2024, as well as shares acquired on settlement of RSUs within 60 days after March 5, 2024. Unless otherwise indicated in the table, the address of each of the individuals below is c/o Enbridge Inc., 200, 425 – 1st Street SW, Calgary, Alberta, T2P 3L8.

Name of beneficial owner	Number of Enbridge shares held		Number of Enbridge shares acquirable within 60 days	Total Enbridge Shares Beneficially Owned	Percent of common shares outstanding

All current executive officers and directors as a group[1]	1,905,848		2,792,764	4,698,612	*

Mayank M. Ashar	64,000		-	64,000	*

Gaurdie E. Banister	24,245		-	24,245	*

Pamela L. Carter[3]	53,658		-	53,658	*

Susan M. Cunningham	3,502		-	3,502	*

Gregory L. Ebel	671,844		489,298	1,161,142	*

Jason B. Few	-		-	-	*

Theresa B.Y. Jang[2]	16,516		-	16,516	*

Teresa S. Madden	5,454		-	5,454	*

Manjit Minhas	336		-	336

Stephen S. Poloz	1,736		-	1,736	*

S. Jane Rowe[3]	31,976		-	31,976	*

Dan C. Tutcher	626,013		-	626,013	*

Steven W. Williams	13,682		-	13,682	*

Patrick R. Murray	10,862		233,388	244,250	*

Colin K. Gruending	88,307		686,524	774,831	*

Cynthia L. Hansen	229,160		672,274	901,434	*

Matthew A. Akman	15,195		222,747	237,942	*

Vern D. Yu	181,229	[4]	997,810	1,179,039	*

[1]	“Current executive officers and directors as a group” does not include Ms. Jang, the new Board candidate, or Mr. Yu who retired effective June 30, 2023.
[2]	Ms. Jang is a new Board candidate and currently does not serve on our Board.
[3]

Ms. Carter and Ms. Rowe will be paid a portion of their directors’ compensation in Enbridge shares on March 15, 2024. Under our Directors’ Compensation Plan, the number of Enbridge shares will be calculated by dividing the applicable amount of compensation in Canadian dollars payable in Enbridge shares on the payment date by the weighted average the closing price per Enbridge share on the TSX for the five trading days prior to the date that is two weeks prior to the payment date.

[4]	Mr. Yu retired as an executive officer effective June 30, 2023. Numbers provided for Mr. Yu are current as at his retirement date.
*	Represents less than 1% of the outstanding Enbridge shares.

68	Enbridge Inc. 2024 Management Information Circular

Corporate Governance

Indebtedness of directors and executive officers

As at the date of this Circular, there is no indebtedness outstanding by, or any guarantees, support agreements, letters of credit or other similar arrangements or understandings provided by the Company or its subsidiaries to any of the Company’s directors, proposed new Board candidate or executive officers or any of their associates.

Other information

For further information

Enbridge’s financial information is provided in the Company’s consolidated financial statements for the year ended December 31, 2023 and the related MD&A.

This Circular, our 2023 Annual Report on Form 10-K containing our consolidated financial statements for the year ended December 31, 2023, together with the auditor’s report and MD&A, and our interim reports on Form 10-Q for the period beginning after December 31, 2023, are available at enbridge.com, sedarplus.ca, sec.gov or free of charge by contacting Investor Relations through our website or by email, phone or mail at:

Email: investor.relations@enbridge.com

Phone Within North America: 1-800-481-2804

Phone Outside North America: 1-403-231-3960

Mail: Enbridge Inc. Investor Relations, 200, 425 – 1st Street S.W., Calgary, Alberta, Canada T2P 3L8

In addition, key governance documents (including the terms of reference for the Board and its committees) are available on our website (enbridge.com) or free of charge on written request to CorporateSecretary@enbridge.com or by mail to Corporate Secretary, Enbridge Inc., 200, 425 – 1st Street S.W., Calgary, Alberta, Canada T2P 3L8.

Additional information relating to the Company may also be found on sedarplus.ca or sec.gov.

U.S. householding

Some brokers, banks or other intermediaries may be participating in the practice of “householding” our proxy materials. This means that only one copy of the Circular may have been sent to multiple shareholders in the same household. If you wish to “opt out” of householding for future mailings, or if your household currently receives multiple copies of our Circular, and you wish to “opt in” to householding for future mailings to receive a single copy of these documents, please contact your broker, bank or other intermediary, as applicable. If you would like to receive additional copies of this Circular or our 2023 Annual Report, please contact Investor Relations as provided under “Available information” or contact Broadridge by following the instructions on your Notice.

Principal executive offices

The mailing address of our principal executive offices is Enbridge Inc., 200, 425-1st Street S.W., Calgary, Alberta, Canada T2P 3L8.

Common shares, preference shares and principal shareholders

As of the date of this Circular, there are 2,125,586,725 common shares issued and outstanding.

There are also 20 series of preference shares issued and outstanding. Preference shares do not have voting rights and none will be voting at the Meeting.

For information regarding the ownership of certain individuals, including directors and officers of the Company, see “Security ownership of certain beneficial owners and management” on page 68. To the knowledge of the Board and of the executive officers of Enbridge, no person or company beneficially owns, or controls or directs, directly or indirectly, voting securities carrying 10% or more of the voting rights attached to any class of voting securities of Enbridge.

The table below outlines information about the number of Enbridge shares held by persons known by the Company to be the beneficial owners of more than 5% of issued and outstanding shares as of the date of this Circular. This information is based on the most recently available reports filed with the SEC.

Name and address of beneficial owner	Aggregate number of Enbridge shares beneficially owned	Percent of Enbridge shares outstanding

BlackRock, Inc. 50 Hudson Yards New York, NY 10001[1]	112,141,551	5.3%

[1]	The information for this beneficial owner is based on Schedule 13G filing on February 2, 2024, which can be retrieved at sec.gov.

Enbridge Inc. 2024 Management Information Circular	69

70 Executive Compensation

71	Executive summary

73	Compensation philosophy

74	Compensation policies and practices

75	Compensation governance

76	Compensation risk management

77	Annual decision-making process

78	Compensation elements

79	Benchmarking to peers

82	2023 business performance

83	2023 compensation decisions

93	2024 compensation changes

93	Executive profiles

100	2023 summary compensation table

102	Share ownership

103	Executive compensation tables and other compensation disclosures

113	Other benefit elements

Executive Compensation

Executive Compensation

Compensation discussion and analysis

The following compensation discussion and analysis describes the 2023 compensation programs for our Named Executive Officers (“NEOs”).

2023 NEOs and leadership transitions in 2023

Gregory L. Ebel President & CEO

Patrick R. Murray Executive Vice President & Chief Financial Officer (“CFO”)

Colin K. Gruending Executive Vice President & President, Liquids Pipelines

Cynthia L. Hansen Executive Vice President & President, Gas Transmission & Midstream

Matthew A. Akman Executive Vice President, Corporate Strategy & President, Power

Gregory L. Ebel was appointed President & CEO by the Board, effective January 1, 2023. Prior to his appointment as President & CEO, Mr. Ebel held the position of Chair of the Enbridge Board since 2017, providing (along with the Board) strategic oversight and leadership to the Company throughout its ongoing transformation. Prior to his role as Chair of the Board, Mr. Ebel served as Chairman, President & CEO of Spectra Energy Corp from 2009 until February 27, 2017.

Patrick R. Murray was appointed Executive Vice President & CFO, effective July 1, 2023. Mr. Murray brings more than 25 years of experience with Enbridge. Prior to being named CFO, Mr. Murray served as Senior Vice President & Chief Accounting Officer, leading the Finance organizations for the Liquids Pipelines, Gas Transmission and Midstream, Gas Distribution and Storage, Renewable Power Generation and Corporate business units while overseeing Financial Reporting, Shared Services (Accounts Payable and Capital Assets) and Internal Controls.

Matthew A. Akman was appointed Executive Vice President, Corporate Strategy & President, Power effective March 1, 2023. Mr. Akman is responsible for driving the continued expansion and operations of our growing power business while maintaining accountability for leading Enbridge’s corporate strategic planning efforts. Prior to his appointment, Mr. Akman served as Senior Vice President, Corporate Strategy & President, Power. Mr. Akman joined Enbridge in 2016 as Head of Corporate Strategy, and also previously held responsibilities for Corporate Development and Investor Relations.

Vern D. Yu, former Executive Vice President, Corporate Development, CFO & President, New Energy Technologies retired from Enbridge on June 30, 2023. Mr. Yu is disclosed as an NEO because he served as CFO in 2023.

Executive summary

The Human Resources and Compensation (“HRC”) Committee works on behalf of shareholders to ensure our executive compensation programs are aligned with performance, designed to retain top talent, and motivate Enbridge’s senior leaders to bring our vision, values and strategy to life. We are pleased to share our approach to executive compensation and highlight key accomplishments we considered in determining 2023 compensation awards for the executive leadership team. The decisions related to executive compensation are guided by our compensation philosophy and reflect our ongoing focus to drive sustainable growth and create long-term value, positioning us to be the first-choice energy provider for our customers, communities, shareholders and employees.

Enbridge Inc. 2024 Management Information Circular	71

Advancing strategic priorities

Enbridge’s value proposition has always been focused on supporting long term value creation for investors. Strong, stable and growing cash flows combined with lower-carbon optionality throughout the business support our growing dividend profile today and into the future. In 2023, Enbridge continued to see competitive advantages and opportunities provided by our scale and diversification.

Our commitment to disciplined capital allocation to drive immediate and long-term growth enabled us to capitalize on a $19 billion dollar acquisition of U.S. gas utility assets from Dominion Energy Inc. This acquisition is the second largest in our history and is expected to be accretive in its first full year of ownership. Enbridge was successful executing over $3 billion of tuck-in M&A across our other three business units, and we also added approximately $10 billion of organic projects to our growth backlog. We expect that these acquisitions and organic projects will earn attractive risk-adjusted returns, extending and increasing visibility of our growth outlook.

Safety, sustainability, diversity and inclusion initiatives are core components of our operations and corporate citizenship. We continue to be well positioned for the energy transition and our demonstrated leadership on sustainability helps to support the base business and future growth. Enbridge’s commitment to diversity and social responsibility are reflected across our businesses, employees, management team, and Board.

2023 achievements

•  Achieved leading safety performance across the business

•  Financial results above midpoint of guidance range continues 18-year history of achieving financial guidance

•  Announced 29th consecutive annual dividend increase

•  Announced the acquisition of three gas utilities from Dominion Energy Inc. for an aggregate purchase price of $19 billion, 85% of which is prefunded

•  Placed $2 billion of growth capital into service

•  Secured $10 billion of new organic growth

•  High utilization across all businesses

•  Filed the Mainline tolling settlement with the Canada Energy Regulator (“CER”)

•  Significantly enhanced balance sheet strength ahead of closing of U.S. gas utilities acquisitions

•  Acquired strategically located gas storage assets in British Columbia (Aitken Creek) and the U.S. Gulf Coast (Tres Palacios)

•  Acquired equity stake in Divert Inc. and purchased Morrow Renewables, expanding our RNG portfolio

DCF/share growth1,2

Increase in DCF/share over 2021 of 10%

[1]	DCF and DCF per share are non-GAAP measures; these measures are defined and reconciled in the Non-GAAP and other financial measures section of Appendix C.
[2]	Increase shown as compound annual growth rate.

Compensation highlights

In considering executive compensation outcomes for the year, the HRC Committee assessed performance against financial, strategic and operational objectives in areas including safety, growth and sustainability that were approved by the Board at the beginning of the year and evaluated in the context of our compensation philosophy. Furthermore, the HRC Committee and Board reviewed key performance indicators relative to our performance peer group, including dividend per share growth, earnings per share growth and TSR. There were no discretionary adjustments made by the HRC Committee to our 2023 incentive compensation. The HRC Committee reviewed and approved the 2023 incentive payouts as shown. The awards earned were consistent with our pay-for-performance philosophy.

2023 Short-term incentive payout

2021 Performance stock unit payout

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Executive Compensation

Compensation philosophy

Enbridge’s approach to executive compensation is governed by the HRC Committee and approved by the Board. A rigorous pay-for-performance philosophy is embedded in our short-, medium-, and long-term compensation programs and designed to align with the interests of Enbridge shareholders and other stakeholders, through five main objectives:

Align to Enbridge’s business strategy

•  Our compensation programs are designed to motivate management to deliver exceptional value by focusing on safe and reliable operations while maintaining financial strength and flexibility, and executing on growth opportunities consistent with our low-risk business model.

•  Compensation program payouts are designed to align with achievement of our strategic priorities and outcomes.

Align to Enbridge’s values

•  Enbridge is committed to delivering steady, visible and predictable results, and operating our assets in an ethical and responsible manner.

•  Core to our strategy is our industry-leading approach to sustainability performance. Our compensation programs reward behaviours and outcomes aligned to our values, which are closely aligned to sustainability goals.

•  We assess performance and compliance against our sustainability metrics.

Attract and retain a highly effective executive team

•  Incenting and engaging a high performing executive team is essential for achieving our strategic goals and building a sustainable future for Enbridge.

•  Total direct compensation is targeted at the median of a single compensation benchmarking peer group of U.S. and Canadian companies to reflect Enbridge’s identity as a North American leader.

•  Compensation programs reward employees for high performance and their potential for future contributions.

Incent and reward for performance

•  Performance is the cornerstone of Enbridge’s executive compensation strategy. Our pay-for-performance approach rewards executives for their contributions to the enterprise, business unit and individual results against objectives that support the achievement of our strategic priorities.

•  A significant portion of the target compensation mix for the President & CEO and the other NEOs is “at risk”. Incentives are “at risk” because payout is not guaranteed, and their value is determined based on each metric’s guidance range and specific performance criteria.

•  When assessing performance, the HRC Committee considers performance results in context of other qualitative factors not captured in the formal metrics, including key performance indicators relative to peers, such as TSR, dividend per share growth, DCF per share growth and others, in addition to qualitative aspects of management’s responsibilities.

Enhance long-term shareholder value

•  Our compensation programs focus management on delivering strategic priorities over the long-term.

•  Medium- and long-term incentives pay out over time, encouraging a longer-term view of how we create value for our shareholders.

•  A significant portion of the 2023 target compensation mix for the President & CEO and NEOs was linked to medium- and long-term incentive programs.

Enbridge Inc. 2024 Management Information Circular	73

Compensation policies and practices

Our compensation policies and practices are designed to encourage appropriate behaviours, promote strategic risk management, and align to the interests of our shareholders. The following table outlines Enbridge’s compensation policies and practices that maintain disciplined governance.

What we do

• Use a pay-for-performance philosophy whereby the majority of compensation provided to executives is “at risk”

• Use a blend of short-, medium- and long-term incentive awards that are linked to business plans for the respective timeframe

• Incorporate risk management principles into all decision-making processes to help ensure compensation programs do not encourage inappropriate or excessive risk-taking by executives

• Regularly review executive compensation programs through independent third-party experts and advisors to support regulatory compliance and ongoing alignment with shareholders

• Use both preventative and incident-based safety, environmental and operational metrics that are directly linked to short-term incentive awards with a maximum payout of 2x target

• Regularly review share ownership requirements that align the interests of executives with those of Enbridge shareholders

•  Benchmark executive compensation programs against a group of similar companies (by organization size, industry and geography) in North America, to assess that executives are compensated at competitive levels

• Adopted a clawback policy in accordance with new SEC and NYSE requirements, complementing our existing Incentive Compensation Clawback Policy

• Use double-trigger change in control provisions within all cash and incentive plan agreements

• Hold an annual advisory shareholder vote on our approach to executive compensation, commonly known as “say on pay”

•  Integrate performance against our sustainability goals (including safety, GHG emissions intensity reduction, and diversity and inclusion initiatives) into the short-term incentive and performance stock unit programs

• Regularly perform quantitative modelling, and stress test performance and potential compensation scenarios to assess reasonability of executive awards as compared to our compensation peer group

• Regularly engage with shareholders on our executive compensation program philosophy

What we don’t do

• Count performance stock units or unexercised stock options toward share ownership requirements

• Grant stock options with exercise prices below 100% fair market value or re-price out-of-the-money options

• Use employment agreements with single-trigger voluntary termination rights in favour of executives

• Permit hedging of Enbridge securities by directors, officers, or other employees

• Grant loans to directors or senior executives

• Provide stock options to non-employee directors

• Guarantee incentive payouts

• Apply tax gross-ups to awards

• Provide excessive perquisites

• Allow repricing or cash buyout of underwater options without shareholder permission

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Executive Compensation

Compensation governance

Enbridge’s compensation governance structure consists of the Board and the HRC Committee, with HR Consultant Mercer (Canada) Limited (“Mercer”), and others from time to time, providing independent advisory support to the HRC Committee. The HRC Committee reviews the governance structure annually against best practices and regulatory guidance.

Board and HRC Committee

The Board is responsible for the oversight of the compensation principles and programs at Enbridge. The HRC Committee approves major compensation programs and payouts, including reviewing and recommending to the Board the compensation for the President & CEO, and appropriate pay for performance relative to peers. The HRC Committee also approves the compensation for the other NEOs.

The HRC Committee assists the Board in carrying out its responsibilities with respect to compensation matters by providing oversight and direction on human resources strategy, policies and programs for the NEOs, other executives and the broader employee base, including compensation, equity incentive plans, pension and benefits as well as talent management, succession planning, workforce recruitment, retention, diversity and inclusion, and employee health and safety. The HRC Committee provides oversight regarding the management of broader people-related risk and, specifically reviews the compensation programs from a risk perspective.

All members of the HRC Committee are independent under the independence standards discussed in this Circular on page 46. The members of the HRC Committee are Steven W. Williams (Chair), Mayank (Mike) M. Ashar, Susan M. Cunningham and S. Jane Rowe.

The members of the HRC Committee have experience as members of the compensation committees of other public companies. In addition, the members of the HRC Committee have experience in top leadership roles, strong knowledge of the energy industry, experience as directors of other public companies, and a mix of other relevant skills and experience. This background provides the HRC Committee members with the collective experience, knowledge and skills to effectively carry out their responsibilities. For information on each HRC Committee member’s experience and current service on other public company boards and committees, see the director profiles, beginning on page 18. For information on each HRC Committee member’s skills and experience, see the skills and experience matrix on page 33. For information on each HRC Committee member’s participation on other Enbridge Board committees, see page 31.

Independent advice

The HRC Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultants, outside legal counsel or other advisors it retains (each, an “Advisor”). The HRC Committee may select or receive advice from an Advisor only after taking into consideration all factors relevant to the Advisor’s independence from management including:

•	the provision of other services to Enbridge by the Advisor;

•	the amount of fees received from Enbridge by the Advisor as a percentage of the Advisor’s total revenue;

•	the policies and procedures of the Advisor that are designed to prevent conflicts of interest;

•	any shares owned by the Advisor; and

•	any business or personal relationship of the Advisor with a member of the HRC Committee or with an executive officer at Enbridge.

Although the HRC Committee is required to consider these factors, it is free to select or receive advice from an Advisor that is not independent.

Since 2002, Mercer, an independent Advisor, has provided guidance to the HRC Committee on compensation matters to help ensure Enbridge’s programs are appropriate, market competitive and continue to meet intended goals. Advisory services provided by Mercer include reviewing:

•	the competitiveness and appropriateness of executive compensation programs;

•	annual total direct compensation for the President & CEO and the executive leadership team;

•	executive compensation governance; and

•	the HRC Committee’s mandate and related Board committee processes.

While the HRC Committee considers the information and recommendations Mercer provides, it has full responsibility for its own decisions, which may reflect other factors and considerations.

Each year, the HRC Committee Chair reviews and approves the terms of engagement with Mercer. The terms specify the work to be done in the year, Mercer’s responsibilities and its fees. Management can also retain Mercer on compensation matters from time to time or for prescribed compensation services. The HRC Committee Chair must, however, approve all services that are not standard in nature, considering whether the work would compromise Mercer’s independence.

Enbridge Inc. 2024 Management Information Circular	75

Management and the HRC Committee engaged Mercer in 2023 to provide analysis and advice on various compensation matters. The following table provides a breakdown of services provided and fees paid to Mercer and its affiliates by Enbridge in 2023 and 2022:

Nature of work	Approximate fees in 2023 ($)	Approximate fees in 2022 ($)

Executive compensation related[1]	406,106	382,389

All others[2]	7,389,719	6,938,373

Total	7,795,825	7,320,762

[1]	Includes all fees related to executive compensation associated with the President & CEO and the executive leadership team.
[2]

Includes fees paid for other matters that apply to Enbridge as a whole, such as pension actuarial valuations, renewal and pricing of benefit plans, evaluation of geographic market differences and regulatory proceedings support. Also includes risk brokerage service fees paid to Mercer affiliates (Marsh, Oliver Wyman and Guy Carpenter) for services provided to our operating affiliates subject to timing and currency exchange differences.

Compensation risk management

The HRC Committee plays a critical governance role related to enterprise risk. In carrying out this accountability, the HRC Committee employs a number of risk mitigation practices to ensure that Enbridge’s compensation programs are designed in a manner that does not encourage individuals to take inappropriate or excessive risks that could have material adverse impact on Enbridge.

Compensation risk mitigation practices

Enbridge uses the following compensation practices to mitigate risk:

•	a pay-for-performance philosophy that is embedded in the compensation design;

•	a mix of pay programs benchmarked against a relevant peer group. Our peer group contains companies that are generally similar in size to Enbridge, primarily in terms of enterprise value, and secondarily, market capitalization and assets;

•	compensation programs that include a combination of short-, medium- and long-term elements that provide executives with an incentive to consider both the immediate and long-term implications of their decisions;

•	program provisions where executives are compensated for their short-term performance using a combination of financial performance and also operational metrics in areas such as safety, growth, and sustainability performance that support a balanced perspective and are a mix of both leading (proactive/preventative) and lagging (incident-based) indicators;

•	a rigorous approach to goal setting and a process of establishing targets with multiple levels of performance, which mitigate excessive risk-taking that could harm Enbridge’s value or reward poor judgment of executives;

•	performance thresholds that include both minimum and maximum payouts;
•	stock award programs that vest over multiple years and are aligned with overall stock price appreciation that drives superior value to Enbridge shareholders;

•	share ownership guidelines that require executives to have a meaningful equity stake in Enbridge to align their interests with those of Enbridge shareholders;

•	Insider Trading and Reporting Guidelines that include prohibition on hedging provisions to prevent activities that would weaken the intended pay-for-performance link and alignment with Enbridge shareholders’ interests; and

•	two incentive compensation clawback policies: one policy that allows Enbridge to recoup, from covered members of senior management, certain overpayments of incentive compensation made to individuals engaged in fraud or willful misconduct; and a new policy that requires Enbridge to recover erroneously awarded incentive-based compensation received by covered executive officers in the event that Enbridge is required to prepare a qualifying accounting restatement (subject to certain exceptions).

The HRC Committee has considered the concept of risk as it relates to the Company’s compensation programs and has concluded that the programs do not encourage excessive or inappropriate risk-taking and are aligned with the long-term interests of shareholders.

Prohibition on hedging

Enbridge’s Insider Trading and Reporting Guidelines, among other things, prohibit directors, officers, employees and contractors (of Enbridge and its subsidiaries) from purchasing financial instruments that are designed to hedge or offset a decrease in the market value of equity securities granted as compensation or held, directly or indirectly, by such directors, officers, employees and contactors (including the NEOs), as such positions weaken the link between the intended alignment of director and employee interests with shareholder interests. The following activities are specifically prohibited:

•	speculating in securities of Enbridge and its reporting issuer subsidiaries;

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Executive Compensation

•	“short-selling” securities of Enbridge and its reporting issuer subsidiaries (i.e. selling securities that the individual does not own);

•	purchasing or selling call or put options or other derivatives relating to securities of Enbridge and its reporting issuer subsidiaries; and

•	entering into any other financial transaction that is designed to hedge or offset any decrease in the market value of the securities of Enbridge and its reporting issuer subsidiaries.

Clawback policies

The Incentive Compensation Clawback Policy, adopted in 2013, allows Enbridge to recover, from current and former members of senior management, certain incentive compensation amounts awarded or paid to individuals if the individuals engaged in misconduct (defined to include fraud or willful misconduct) that led to inaccurate financial results reporting, regardless of whether the misconduct resulted in a restatement of all or a part of Enbridge’s financial statements.

Effective December 1, 2023, Enbridge also adopted a new Clawback Policy for the Mandatory Recovery of Erroneously Awarded Incentive-Based Compensation, in accordance with new SEC and NYSE requirements. Under this new policy, in the event that Enbridge is required to prepare an accounting restatement due to the material noncompliance of Enbridge with any financial reporting requirement under applicable securities laws, Enbridge is required (subject to certain exceptions) to recover erroneously awarded incentive-based compensation received by covered executive officers.

Annual decision-making process

Compensation decisions are guided by our compensation philosophy and principles as described on page 73. The following illustration provides an overview of our annual process for determining and assessing compensation for the President & CEO and other NEOs.

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Compensation elements

Enbridge’s compensation program is comprised of elements that balance the use of short-, medium- and long-term vehicles, designed to deliver value to Enbridge shareholders not only in the near-term, but also through continued performance over the long-term. Total direct compensation includes base salary and performance-based incentive awards. The percentage of total target compensation considered at risk for the President & CEO was 89% and an average of 83% for the other NEOs in 2023, and directly aligns pay for our senior leaders to performance outcomes consistent with the interests of Enbridge shareholders.

The following table describes the primary compensation program components for our NEOs, together with key features, objectives and the time horizon for vesting and/or realized value.

Timeframe	Short-term		Medium-term		Long-term

Variability	Fixed	At-risk

Compensation element	Base Salary	Short-term Incentive Plan (“STIP”)	Performance Stock Units (“PSUs”)	Restricted Stock Units (“RSUs”)	Incentive Stock Options (“ISOs”)

Reference for more information	• Page 83	• Page 83	• Page 89	• Page 90	• Page 91

Key features	• Reviewed annually, with consideration of scope and role responsibilities, competency, and market conditions • Increases based on performance and market data	• Annual incentive reward based on performance against company, business unit, and individual targets	• Granted annually • Three-year term • Cash payout subject to performance hurdles and results achieved against predetermined criteria	• Granted annually • Three-year cliff vest • Share-settled	• Vest over four years and have a 10-year term • Realized value based on share price difference at grant date and at time of exercise

Objectives	• Fixed cash compensation for performing day-to-day responsibilities of the role	• Motivate delivery of results tied to executing the business strategy • Reward achievement for performance year	• Align with the interests of shareholders • Motivate strong performance relative to external peers and stock price appreciation	• Align with the interests of shareholders • Motivate longer-term value generation and stock price appreciation	• Align with the interests of shareholders • Motivate longer-term value generation and stock price appreciation

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Benchmarking to peers

Total direct compensation for the NEOs is managed within a framework that involves input from and consideration by the President & CEO and the HRC Committee, with Mercer providing independent advisory support. The competitiveness of this framework is based on market data extracted from third-party compensation surveys and publicly disclosed executive compensation information for comparable benchmark roles at peer companies.

Enbridge targets overall total direct compensation at the median of our peer group (including the President & CEO position), considering the skills, competencies and experience of each senior executive.

Peer group determination

Enbridge uses a single North American peer group for executive compensation benchmarking. The following summarizes the key considerations and selection criteria for the compensation peer group of companies:

Industry

•  Typically defined as low-risk regulated operations in the North American energy sector.

•  The peer group is limited to those in the energy and infrastructure space, rather than extending to other capital-intensive sectors, and are subject to the same external industry pressures and macroeconomic factors as Enbridge.

•  Aligns Enbridge to pay competitively against “best-in-class” companies whose executives are often the most knowledgeable about Enbridge’s core businesses.

Size/complexity

•  Broadly defined to consider multiple dimensions, including financial (e.g., market capitalization, cash flow, enterprise value, assets, capital employed) and nonfinancial measures (e.g., breadth of operations).

Geography

•  A North American peer group is used because the President & CEO and other NEOs’ responsibilities are primarily North American in scope and that is generally where we compete for top talent.

•  The majority of our business assets and operations are within the U.S. and Canada, and our shareholders include both U.S. and international institutions.

•  The U.S. market offers more comparable peers from an industry and/or size/complexity perspective; accordingly, our peer group is weighted more heavily towards the U.S.

•  Most Canadian companies are not sufficiently comparable to Enbridge in terms of industry and/or size/complexity, and therefore only appropriate Canadian peers are included in the peer group.

Enbridge’s compensation peer group is reviewed annually by the HRC Committee. The peer group used for determining compensation in 2023 was unchanged from 2022.

2023 compensation peer group

Canada

Canadian National Railway Company	Suncor Energy Inc.

Canadian Natural Resources Limited	TC Energy Corporation

U.S.

Chevron Corporation	NextEra Energy Inc.

Conoco Phillips	Occidental Petroleum Corporation

Dominion Energy Inc.	Phillips 66

Duke Energy Corporation	Schlumberger Limited

Energy Transfer LP	The Southern Company

Enterprise Products Partners L.P.	The Williams Companies Inc.

Halliburton Company	Union Pacific Corporation

Kinder Morgan Inc.

Enbridge Inc. 2024 Management Information Circular	79

Peer group comparison

Our compensation peer group contains companies that are generally similar to Enbridge, primarily in terms of enterprise value, and secondarily, market capitalization and assets. Size constraints were relaxed in certain instances to include companies similar to Enbridge in terms of operational profile. The aside chart summarizes Enbridge’s placement compared to our North American peer group, and indicates that Enbridge ranks above the median based on the selection criteria relative to the 2023 compensation peer group.

[1]	U.S. company information has been converted to Canadian dollars at variable rates throughout the year.
[2]	Revenue, EBIT, total assets are as of December 31, 2022. Market value and enterprise value are as of December 31, 2023.

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Aligning President & CEO pay with performance

Enbridge is committed to aligning President & CEO pay with company performance and TSR, consistent with the rigorous pay-for-performance philosophy embedded in our compensation programs and aligned with the interests of Enbridge shareholders. We place a substantial portion of pay at risk, linked to performance goals that strongly incentivize our executive team to manage the Company in the best long-term interests of our shareholders.

We strongly believe that President & CEO pay should correspond to the performance of the Company, and that relationship should align appropriately, relative to our compensation peers, based on the same pay-for-performance measures. We analyze this relationship over a multi-year period to smooth effects of short-term fluctuations and to better identify long-term performance and market trends.

The HRC Committee reviews key performance indicators, including our TSR, relative to our compensation peer group, and annually performs a comparative analysis of the

President & CEO’s grant date fair value (“GDFV”) pay and realizable pay.

GDFV pay represents the total amount disclosed in the summary compensation table, excluding “pension value” and “all other compensation”. Realizable pay represents “salary” and “non-equity incentive plan compensation”, as disclosed in the summary compensation table and the current market value of unvested or unearned medium- and long-term incentive awards using the 2023 year-end share price.

In our most recent analysis, we compared the relationship between Enbridge’s percentile rank of President & CEO pay and TSR performance over the past three years, relative to our compensation peer group on the same basis.

Enbridge has a strong correlation between President & CEO pay and performance relative to our compensation peers. Enbridge’s placement within the highlighted bands in the charts below indicates that our President & CEO pay outcomes are judiciously aligned with actual company performance results and shareholder expectations.

GDFV pay1

[1]

This chart displays the President & CEO GDFV pay rank against the TSR rank over a three-year period from 2021 to 2023. GDFV pay is calculated from publicly disclosed information in the summary compensation table in 2021 and 2022. 2023 peer data has been estimated with a 4% aging factor.

The analysis indicated that Enbridge’s President & CEO GDFV pay was positioned at the 33rd percentile and our TSR was positioned at the 33rd percentile.

Realizable pay2

[2]

This chart displays the President & CEO realizable pay rank against the TSR rank over a three-year period from 2021 to 2023. Realizable pay includes peer group CEOs’ outstanding equity awards as of December 31 in publicly disclosed information in 2021 and 2022. 2023 data for peers has been assumed based on the December 31, 2023 share price.

The analysis indicated that Enbridge’s President & CEO realizable pay was positioned at the 22nd percentile and our TSR was positioned at the 33rd percentile.

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2023 business performance

Priorities		Actions

1.	Ensure safe and reliable operations and cost-efficient transportation solutions for customers

•  Achieved leading performance on employee, contractor and operational safety

•  Executed integrity and maintenance capital programs efficiently and effectively across each business

•  Advanced Gas Transmission modernization program, reducing emissions and enhancing reliability

2.	Execute secured growth capital program and maximize asset returns

•  Placed $2 billion of secured growth capital into service, generating attractive risk-adjusted returns

•  Advanced construction of three offshore wind projects, Fécamp, Provence Grande Large and Calvados French

•  Advanced multi-year modernization program of Gas Transmission system

•  Completed 46,000 new customer connections in Ontario and received the Ontario Energy Board’s decision on the first phase of the rebasing process for 2024—2028 rates

•  Sanctioned Enbridge Houston Oil Terminal

•  Filed the Mainline tolling settlement with the CER

3.	Deliver financial results and maintain balance sheet strength

•  Achieved adjusted EBITDA of $16.5 billion[1], at the top of the guidance range, and an increase over 2022 of 6%

•  Achieved DCF per share of $5.48[1], above the midpoint of the guidance range

•  Increased the 2023 quarterly dividend by 3.1% to $0.915 ($3.66 annualized) per share, reflecting the 29th consecutive annual increase

•  Rated BBB+ (or equivalent) by all four of our credit rating agencies

•  Managed foreign exchange and interest rate volatility with robust enterprise-wide financial risk management program

•  Sold interest in Alliance Pipeline and Aux Sable for $3.1 billion, continuing track record of recycling capital at attractive valuations

4.	Grow core business through disciplined investment of approximately $6 billion of investment capacity

•  Announced $19 billion acquisition of three U.S. gas utilities from Dominion Energy Inc., of which 85% of the aggregate purchase price has been successfully pre-funded

•  Secured $10 billion of new organic growth, including $5 billion of short-cycle capital in the aforementioned U.S. utility businesses and the US$1.2 billion Rio Bravo Pipeline

•  Acquired Tres Palacios and Aitken Creek gas storage assets in strategically located regions, supporting need for critical natural gas infrastructure to support LNG exports

•  Acquired portfolio of landfill-to-RNG assets from Morrow Renewables and acquired a 10% equity stake in Divert Inc., providing a sizeable foothold in the RNG industry

•  Acquired interest in Fox Squirrel solar farm in partnership with EDF Renewables, building on Enbridge’s existing renewable portfolio in North America

•  Increased interest in German offshore wind farms, supporting renewables growth and progressing emissions reductions

•  Built on U.S. Gulf Coast export strategy through increased interest in Gray Oak Pipeline

5.	Execute on sustainability goals

•  Issued 22nd annual Sustainability Report

•  Made progress towards our Indigenous Reconciliation Action Plan targets

•  Signed a letter of intent to advance blue ammonia export facility at Enbridge Ingleside Energy Center as part of our lower-carbon development pipeline

•  Issued over $3 billion sustainability-linked bonds in North American debt markets

•  Increased representation of diverse employees within our workforce and Board of Directors

[1]	Adjusted EBITDA and DCF per share are non-GAAP measures; these measures are defined and reconciled in the Non-GAAP and other financial measures section of Appendix C.

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Executive Compensation

2023 compensation decisions

Market review

In 2023, the HRC Committee engaged Mercer to gather and assess current market compensation data for the NEOs to validate that our programs are appropriate and market competitive. This assessment indicated that the NEOs’ total direct compensation continues to lag the compensation peer group median year over year.

Base salary

Base salary is the principal fixed source of cash compensation provided to the President & CEO and other NEOs. Base salary reflects each executive’s level of responsibility, capabilities and experience in the context of their role and the market. Base salaries are reviewed annually and increases may be provided when an executive assumes increased responsibilities or significantly deepens their knowledge and expertise, or when there is a material change in the compensation levels of comparable roles in the compensation peer group.

Mr. Murray and Mr. Akman were new NEOs in 2023 and their base salaries were set relative to the scope and responsibilities of their roles, with consideration for external market data and internal equity.

Effective April 1, 2023, Mr. Gruending and Ms. Hansen received base salary increases to better align their positioning relative to the market.

	Base salary at December 31

Executive	2022[1] ($)	2023[1] ($)

Gregory L. Ebel[2]	–	1,780,110

Patrick R. Murray[3]	–	735,000

Colin K. Gruending	733,644	875,000

Cynthia L. Hansen	742,108	863,419

Matthew A. Akman[3]	~~–~~	550,000

[1]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.3186 in 2023.
[2]	Mr. Ebel was appointed President & CEO effective January 1, 2023.
[3]	Mr. Murray and Mr. Akman were new NEOs in 2023 and base salary is displayed as of December 31, 2023.

Short-term incentive

Designed to motivate and deliver annual corporate, business unit and individual performance

It is critically important that all Enbridge executives are incentivized to achieve not only financial results but also operational results in areas such as safety, growth, and sustainability performance. For this reason, our STIP awards are designed to reflect a comprehensive assessment of corporate, business unit and individual performance, as determined by our HRC Committee.

•	Corporate performance. The corporate component of the performance metrics is based on a single, objective company-wide performance metric that is designed to drive achievement of near-term business priorities and financial results for the organization. Corporate performance metrics and ranges for threshold, target and maximum incentive opportunities of the STIP award are determined by the HRC Committee at the beginning of the year.
•	Business unit performance. Business unit performance is assessed relative to a scorecard of metrics and targets established for each business and their senior management teams, that relate to the objectives of each business unit.

•	Individual performance. Individual performance objectives and results for the President & CEO are discussed with the Board and approved by the HRC Committee, and are established to align with financial, strategic, and operational priorities related to contributions to the overall organization. Individual performance metrics for other NEOs are set in consultation with the President & CEO, to align with financial, strategic, operational priorities, and to recognize and differentiate individual actions and contributions in final pay decisions. Each executive’s target award and payout range reflect the level of responsibility associated with their role as well as competitive practice and is established as a percentage of base salary.

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The HRC Committee retains discretion to change performance measures, scorecards, and the award levels when it believes it is reasonable to do so, considering matters such as key performance indicators, performance relative to our compensation peer group, market conditions, and the business environment in which the performance was achieved. In addition, the HRC Committee retains discretion to approve adjustments to the calculated STIP award to reflect extraordinary events and other factors not contemplated in the original measures or targets. In 2023, no such adjustments were made to performance measures, scorecards or award levels.

STIP awards are earned between 0-200% of the target award based on achievement of the applicable corporate, business unit, and individual performance metrics and giving effect to the applicable weighting of each metric.

Short-term incentive targets

The table below displays the short-term incentive targets (as a % of salary) as of December 31, 2023, as well as corresponding company, business unit and individual performance weightings:

		Performance measure weighting

Executive	STIP target (% of base salary)	Company	Business unit	Individual

Gregory L. Ebel	145%	60%	30%	10%

Patrick R. Murray	100%	60%	30%	10%

Colin K. Gruending	100%	40%	50%	10%

Cynthia L. Hansen	100%	40%	50%	10%

Matthew A. Akman	90%	60%	30%	10%

Corporate performance

The corporate performance component is reviewed annually to select measures that align with our strategy and are appropriate for measuring annual performance. The same corporate component metrics and goals apply to each NEO. In February 2023, the HRC Committee approved management’s recommendation to continue to use DCF per share as the corporate performance metric. The HRC Committee retains discretion in assessing the strength of the corporate performance metrics and also retains discretion to determine the overall corporate performance payout.

For 2023, DCF per share targets were set using the external financial guidance range to determine threshold and target payments. For any payout to occur, Enbridge must achieve minimum threshold performance. For a maximum payout to occur, Enbridge must achieve the top, or exceed the guidance range, which ensures there is appropriate stretch in the plan and aligns with shareholder expectations.

DCF per share is the approved corporate performance metric for 2023

The HRC Committee believes DCF per share:

•  is the most appropriate measure of financial performance for the enterprise;

•  will enhance transparency of Enbridge’s cash flow growth and increase comparability of results relative to peers;

•  will help ensure full value recognition for Enbridge’s superior assets, and commercial and growth arrangements; and

•  provides a low-risk value proposition for shareholders.

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Executive Compensation

We delivered strong financial results in 2023 and advanced on each of our strategic priorities set out in our 2023 Strategic Plan, placing $2 billion of growth capital into service and securing $10 billion of new organic growth. In 2023, DCF per share achieved above target of the guidance range, determined to be $5.58 and resulted in a 2023 STIP performance multiplier of 1.65x, representing 100% of the corporate performance metric. No discretion was applied beyond standard normalizations. The 2023 corporate STIP metric results are displayed in this graphic.

[1]

DCF per share is a non-GAAP measure; this measure is defined and reconciled in the Non-GAAP and other financial measures section of Appendix C. For incentive compensation purposes, adjusted DCF per share also includes certain adjustments for events or circumstances not contemplated at the time the performance metrics were originally established – see the Non-GAAP and other financial measures section of Appendix C.

[2]	DCF per share between thresholds in this visual result in a performance multiplier calculated on a linear basis.

Business unit performance

The breakdown of the business unit weightings emphasizes the importance for each business unit President to drive financial performance and growth, maintain strong cost control and financial flexibility, while ensuring safe and reliable operations everyday. Business unit performance is also defined by the significance of sustainability metrics including, but not limited to, reduction of GHG emissions intensity and increase in diverse employee representation. Progress towards Enbridge’s sustainability goals, as a whole, is reflected in incentive compensation for the President & CEO and NEOs.1

[1]

Specific goals regarding diversity and inclusion are aspirational goals which we intend to achieve in a manner compliant with state, local, provincial and federal law, including, but not limited to, U.S. federal regulations, Equal Employment Opportunity Commission, Department of Labor and Office of Federal Contract Compliance Programs.

The HRC Committee approved the application of the following business unit metrics in 2023:

Key performance indicator	Metrics	Weight[1]

Ensure safe, reliable operations

•  Total Recordable Incident Frequency (“TRIF”)[2], Environmental Incident Frequency, Pipeline System Safety, Total Damages Per 1000 Locates, release volume, cybersecurity, transmission reliability and integrity compliance

30-40%

Maintain financial strength and flexibility	• Ability to maintain strong cost control and to ensure financial flexibility and assist in achieving financial guidance as outlined to investors and defined in the long-range plan • EBITDA[3]	20-35%

Progress toward our sustainability goals	• Reduction of GHG emissions intensity • Increase in diverse employee representation	10%

Extend and execute growth	• EBITDA generated by growth capital, including organic growth projects and mergers and acquisitions	10-20%

[1]	Weight varies by different business unit scorecard.
[2]	The Central Functions scorecard includes its own specific TRIF metric in addition to the weighted average of business unit safety outcomes.
[3]	The Central Functions scorecard includes the weighted average of EBITDA.

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The 2023 business unit outcomes reflect a year of strong results, and we delivered on our commitment to achieve the targets set out in the Company’s strategic priorities. The business units operated in a challenging external environment, but performance was strong with significant revenue and cost mitigation actions successfully executed. The 2023 results were achieved through strong progress on efficiency, fiscal discipline and progress on our sustainability goals. Operational and safety metrics were at or above target. We experienced solid results on emissions intensity reduction and continue to progress on diversity and inclusion objectives. The HRC Committee approved the application of the following business unit results in 2023:

Business unit scorecard	Executive	2023 scorecard result

Composite measure	Gregory L. Ebel[1]	1.74x

Central Functions	Patrick. R. Murray Matthew A. Akman (75%)	1.57x

Liquids Pipelines	Colin K. Gruending	1.85x

Gas Transmission and Midstream	Cynthia L. Hansen	1.68x

Power	Matthew A. Akman (25%)	1.84x

[1]

As President & CEO, Mr. Ebel oversaw the overall organization, and his business unit metric was a composite measure, representing enterprise-wide safety and operational reliability, growth and sustainability measures.

Individual performance

In the first quarter of 2023, after discussion with the Board, the HRC Committee approved individual performance objectives for Mr. Ebel, taking into consideration the Company’s financial and strategic priorities. For other NEOs, Mr. Ebel, in consultation with each NEO, established their individual objectives for 2023 at the start of the year, based on strategic and operational priorities related to each executive’s portfolio along with other factors, including the development of succession candidates, employee engagement, community involvement and leadership. An individual multiplier is provided to each NEO to recognize and differentiate individual actions and contributions.

Short-term incentive award outcomes

The 2023 STIP multiplier for each component, as well as the actual award outcome, are displayed as follows:

Executive	Target award[1,2] ($)	Corporate multiplier	Business unit multiplier	Individual multiplier	Overall multiplier	Actual award[1] ($)

Gregory L. Ebel	2,581,160	1.65	1.74	2.00	1.71	4,418,945

Patrick. R. Murray[3]	552,760	1.65	1.57	1.80	1.65	911,271

Colin K. Gruending	875,000	1.65	1.85	1.90	1.78	1,553,125

Cynthia L. Hansen	863,419	1.65	1.68	1.80	1.68	1,450,544

Matthew A. Akman[4]	457,027	1.65	1.77	1.75	1.70	775,354

[1]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.3186 in 2023.
[2]	Target award is calculated with base salary as of December 31, 2023 and prorated targets in year.
[3]

Mr. Murray’s 2023 actual award has been calculated based on prorated targets and weightings. His STIP target was 50%, and Corporate, Business Unit, and Individual weightings were 60%/20%/20% for time spent as Senior Vice President & Chief Accounting Officer from January 1 to June 30, 2023. His STIP target was 100%, and Corporate, Business Unit, and Individual weightings were 60%/30%/10% for time spent as Executive Vice President & CFO from July 1 to December 31, 2023.

[4]

Mr. Akman’s 2023 actual award has been calculated based on prorated targets and weightings. His STIP target was 50%, and Corporate, Business Unit, and Individual weightings were 60%/20%/20% for time spent as Senior Vice President, Corporate Strategy & President, Power from January 1 to March 4, 2023. His STIP target was 90%, and Corporate, Business Unit, and Individual weightings were 60%/30%/10% for time spent as Executive Vice President, Corporate Strategy and President, Power, aligned with payroll dates, from March 5 to December 31, 2023.

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Executive Compensation

Medium- and long-term incentives

Designed to align the interests of shareholders and motivate longer-term value generation and stock price appreciation

Enbridge’s medium- and long-term incentives for executives includes three primary vehicles: PSUs, RSUs and ISOs. The long-term incentive plan (“LTIP”) target mix is PSUs (60%), RSUs (20%), and ISOs (20%).

Weighting the majority of the LTIP target mix with PSUs aligns to our compensation philosophy and motivates NEOs to focus on performance conditions including Enbridge’s three-year financial outlook and TSR relative to our performance peer group. Payout is not guaranteed, and their value is determined based on each metric’s guidance range and specific performance criteria.

Enbridge’s medium-and long-term incentives are forward-looking compensation vehicles, and as such, grants are considered part of the compensation for the year of grant and onward instead of in recognition of prior performance or previously granted awards. The various awards that apply to executives have different terms, vesting conditions and performance criteria, mitigating the risk that executives produce only short-term results. This approach also benefits shareholders and helps maximize the ongoing retentive value of the medium-and long-term incentives granted to executives.

Medium- and long-term incentive awards were granted in 2023 under the Enbridge Inc. 2019 Long Term Incentive Plan (“2019 LTIP”). The HRC Committee approved increases to NEOs’ 2023 LTIP targets to support continued alignment with our strategy and shareholders interests, improve alignment with the competitive market, and recognize the increasing complexity of the business.

Medium- and long-term incentive grants are determined as follows:

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The table below outlines the medium- and long-term incentive plans used in 2023:

	PSU	RSU	ISO

Term	Three years	Three years	10 years

Description	Phantom share/units with performance conditions that affect the payout	Phantom share/units	Options to acquire Enbridge shares For U.S. participants, awards are granted in non-qualified options that do not meet the requirements of Section 422 of the U.S. Internal Revenue Code

Frequency	Granted annually	Granted annually	Granted annually

Performance conditions	45% DCF per share growth relative to a target set at the beginning of the term	n/a	Stock price appreciation from date of grant
45% TSR performance relative to performance peer group
10% GHG emissions intensity reduction

Vesting	Units cliff vest at the end of the term including dividend equivalents as additional units	Units cliff vest at the end of the term including dividend equivalents as additional units	Options vest 25% per year over four years, starting on the first anniversary of the grant date

Payout	Paid out in cash based on market value of an Enbridge share at maturity, subject to adjustment from 0-200% based on achievement of the performance conditions above	Settled in shares at the end of the term	Participant acquires Enbridge shares at the exercise price defined as fair market value at the time of grant

Medium- and long-term incentive targets

The table below shows the medium- and long-term incentive targets (as a percentage of salary) as of December 31, 2023, as well as the percentage each incentive plan contributes to that total.

Executive	2023 target medium- and long-term incentives	Annual grant
		PSUs	RSUs	ISOs

Gregory L. Ebel	650%	390%	130%	130%

Patrick. R. Murray	425%	255%	85%	85%

Colin K. Gruending	425%	255%	85%	85%

Cynthia L. Hansen	425%	255%	85%	85%

Matthew A. Akman	350%	210%	70%	70%

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Executive Compensation

Performance stock units

PSUs are granted annually, in the first quarter of the year, and vest at the end of the third year. The achievement of pre-established and specific performance measures are certified on the maturity date; the executives’ potential payout at the end of the performance period can range from 0% to 200% of the target award depending on the level of achievement of the performance measures. The final Enbridge share price for payout is the volume weighted average trading price of Enbridge shares on the TSX or NYSE for the 20 trading days immediately preceding the maturity date, on which performance is certified. These award payouts are made in cash.

2023 performance stock unit grant

Sustainability is foundational to our business. Enbridge has a long history of integrating sustainability into its strategic priorities and takes pride in its industry leadership. To align our long-term compensation and sustainability performance, and reinforce accountability that will position our company to grow sustainably for many decades to come, progress towards our GHG emissions intensity reduction goals are included in the 2023 PSU grants. The following performance metrics and weightings were used for the 2023 PSU grant:

Metrics	Description	Weights

DCF per share growth	Represents a commitment to Enbridge shareholders to achieve DCF growth that demonstrates Enbridge’s ability to deliver on its growth plan and continued dividend increases. Measurement against Enbridge’s long-range plan, as well as against industry growth rates, differentiates this metric compared to its use in the STIP, which is based on the one-year external guidance range. The different measurement periods are designed to avoid excessive overlap between Enbridge’s compensation programs. Furthermore, DCF per share growth comprises only 45% of the overall PSU plan.	45%

Relative TSR	For this measure, Enbridge compares itself against a performance peer group of companies, chosen because they are all capital market competitors, operating in comparable geographies and industry sector.	45%

GHG emissions intensity reduction	The GHG emissions intensity reduction targets are established based on the estimated intensity and corresponding percent GHG emissions reduction from our operations in the target year relative to 2018 baseline. The GHG emissions intensity reduction metric reinforces our commitment to reduce the emissions intensity by 35% from our operations by 2030. Enbridge’s emissions reduction performance is made public in our annual Sustainability Report.	10%

The mechanics of the 2023 PSU grant are illustrated below:

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At maturity, we compare our TSR to a Board approved performance peer group to determine the TSR performance multiplier, as illustrated above. The performance peer group is comprised of Canadian and U.S. companies with a similar business and/or geographic mix to Enbridge and reflects the market’s perception of our overall performance relative to our peers over the three-year award term. As Enbridge has grown and evolved to pursue our low-risk pipeline/utility like business strategy our peer group has evolved to include a greater proportion of gas and electric utilities. The most relevant performance peer group for Enbridge includes a 75% weighting on midstream companies and 25% on utility companies. The PSU performance peer group is outlined below:

Performance peer group: relative TSR

Canada

Canadian Utilities Limited Class A	Pembina Pipeline Corporation

Fortis Inc.	TC Energy Corporation

U.S.

CenterPoint Energy, Inc.	NiSource Inc.

Dominion Energy Inc.	ONEOK, Inc.

DTE Energy Company	PG&E Corporation

Duke Energy Corporation	Plains All American Pipeline, L.P.

Energy Transfer L.P.	Sempra Energy

Enterprise Products Partners L.P.	Southern Company

Kinder Morgan, Inc. Class P	Williams Companies, Inc.

NextEra Energy, Inc.

PSUs granted in 2023 are as shown below:

Executive	Number of PSUs granted (#)	Grant value (as % of base salary)

Gregory L. Ebel	132,390	390%

Patrick. R. Murray[1]	23,409	219%

Colin K. Gruending	35,260	255%

Cynthia L. Hansen	36,090	255%

Matthew A. Akman	17,640	210%

[1]

Mr. Murray received an annual grant based on the incentive target as Senior Vice President & Chief Accounting Officer and received an additional top-up grant upon his promotion to Executive Vice President & CFO in respect of the increase to his new PSU incentive target. The grant value (as % of base salary) is calculated using the grant date fair value of each award granted divided by his salary at the time of grant. See summary compensation table on page 100 for award details.

Restricted stock units

RSUs are granted annually, in the first quarter of the year, and vest after three years. These awards are settled in Enbridge shares at the end of the term. The final settlement price at the end of the term is the volume weighted average trading price of Enbridge shares on the TSX or NYSE for the last 20 trading days before the end of the term.

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Executive Compensation

2023 restricted stock unit grant

RSUs granted in 2023 are as shown below:

Executive	Number of RSUs granted (#)	Grant value (as % of base salary)

Gregory L. Ebel	44,130	130%

Patrick. R. Murray[1]	7,800	73%

Colin K. Gruending	11,750	85%

Cynthia L. Hansen	12,030	85%

Matthew A. Akman	5,880	70%

[1]

Mr. Murray received an annual grant based on the incentive target as Senior Vice President & Chief Accounting Officer and received an additional top-up grant upon his promotion to Executive Vice President & CFO in respect of the increase to his new RSU incentive target. The grant value (as % of base salary) is calculated using the grant date fair value of each award granted divided by his salary at the time of grant. See summary compensation table on page 100 for award details.

Retention award

We take an integrated approach to talent management and succession planning using a comprehensive framework aligned to our business strategies, which is overseen by the HRC Committee and the Board. We focus on the identification, assessment and development of executives and high-potential talent to build future-ready leaders and strengthen overall succession, ensuring we retain top talent and maintain a diverse pipeline of leaders to drive both short-and longer-term performance.

Our philosophy of development and retention of critical executive talent supports and strengthens our culture, and builds versatility, while providing multiple succession options. We complement this practice with selective senior level external hiring to bring in critical skills and capabilities, close succession gaps and foster diverse thinking.

In January 2023, Mr. Akman was provided a retention award to assist in assuring continuity and execution of our business plan through the transition of the President & CEO role to Mr. Ebel. In making this decision, several factors were considered in determining the retention award amount including Mr. Akman’s expected future direct impact to long-term business strategy, continuing succession potential and compensation relative to the competitive labour market we operate in. This award has a grant date fair value of $2,000,000 and consists of share-settled RSUs, which cliff vest on the third anniversary of the grant date and is not part of his regular annual compensation.

Incentive stock options

ISOs provide executives an opportunity to buy Enbridge shares at some point in the future at the exercise price defined at the time of grant. Both Canadian and U.S. members of Enbridge’s senior management, including all NEOs, are eligible to receive ISOs.

ISOs are typically granted in February or March each year. ISOs vest annually in equal instalments over a four-year period. The maximum term of an ISO is 10 years, but the term can be reduced if the executive leaves Enbridge as described in the “Termination provisions of equity compensation plans” section. The exercise price of an ISO is the closing price of an Enbridge share on the listed exchange on the last trading day before the grant date. The grant date will be no earlier than the third trading day after a trading blackout period ends. ISOs are never backdated or re-priced. ISOs may be granted to executives when they join Enbridge, typically effective on the executive’s date of hire. If the hire date falls within a blackout period, the grant is delayed until after the end of the blackout period.

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2023 incentive stock option grant

ISOs granted in 2023 are as shown below:

Executive	Number of ISOs granted (#)	Grant value (as % of base salary)

Gregory L. Ebel	335,560	130%

Patrick. R. Murray[1]	75,754	73%

Colin K. Gruending	112,770	85%

Cynthia L. Hansen	91,470	85%

Matthew A. Akman	56,400	70%

[1]

Mr. Murray received an annual grant based on the incentive target as Senior Vice President & Chief Accounting Officer and received an additional top-up grant upon his promotion to Executive Vice President & CFO in respect of the increase to his new ISO incentive target. The grant value (as % of base salary) is calculated using the grant date fair value of each award granted divided by his salary at the time of grant. See summary compensation table on page 100 for award details.

Awards vesting in 2023

2021 performance stock unit payout

The PSUs granted in February 2021 have a performance period that ended on December 31, 2023. The DCF per share compound growth achieved was 6.5%, while the relative TSR performance placed at the 30th percentile. The performance peer group for the 2021 PSU payout can be found on page 90. The HRC Committee approved the vesting of shares with an overall performance multiplier of 1.10x:

	Multiplier[1]	DCF per share compound growth[2]	TSR

Threshold	0.00x	1.7%	at or below 25th percentile

Target	1.00x	2.7%	at median

Maximum	2.00x	5.3%	at or above 75th percentile

Actual	1.10x	6.5% (2.00x)	30th percentile (0.20x)

[1]	Performance between the thresholds in this table results in a performance multiplier calculated on a linear basis.
[2]

Adjusted DCF per share is based on operating cash flows and is a non-GAAP measure, which is defined and reconciled in the Non-GAAP and other financial measures section of Appendix C. For incentive compensation purposes, adjusted DCF per share also includes certain adjustments for events or circumstances not contemplated at the time the performance metrics were originally established – see the Non-GAAP and other financial measures section of Appendix C.

The performance outcome resulted in the following cash payouts in early 2024:

Executive	PSUs granted (#)	+	Notionally reinvested dividends (#)	=	Total PSUs (#)	x	Performance multiplier	x	Final share price[1] ($)	=	Payout ($)

Patrick. R. Murray	10,120	+	2,103	=	12,223	x	1.10x	x	48.16	=	647,536

Colin K. Gruending	37,250	+	7,742	=	44,992	x	1.10x	x	48.16	=	2,383,471

Cynthia L. Hansen	26,980	+	5,607	=	32,587	x	1.10x	x	48.16	=	1,726,337

Matthew A. Akman	13,410	+	2,787	=	16,197	x	1.10x	x	48.16	=	858,050

[1]	The volume weighted average share price of an Enbridge share on the TSX for the 20 trading days immediately preceding the maturity date February 6, 2024, on which performance was certified.

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Executive Compensation

2024 compensation changes

Share ownership guidelines

Based on the review of Enbridge’s share ownership guidelines with respect to governance practices, a decision was made to increase the multiple of salary required to be held for the President & CEO, Executive Vice President (“EVP”) and Senior Vice President (“SVP”) levels. To enhance and extend our leading governance practices, the share holding requirements for our executives increased effective January 1, 2024, as outlined below:

•	President & CEO – increased 33% from 6x base salary to 8x

•	CFO and EVPs – increased 33% from 3x base salary to 4x

•	SVPs – increased 100% from 1x base salary to 2x

For more information about Enbridge’s share ownership guidelines, see the “Share ownership” section, on page 102.

2024 STIP

STIP awards are designed to align with goals to drive collective outcomes across the business. New in 2024, Enbridge is shifting to one company scorecard that is shared by all employees. This approach simplifies and streamlines the process of goal setting, measurement and tracking of performance, while driving alignment across the organization. The scorecard will include metrics tied to:

•	financial results (earnings and cash generation at the enterprise and business unit level);

•	safety performance;

•	project execution;

•	sustainability goals; and

•	cybersecurity.

The performance payout range remains unchanged at 0-200% of target.

For our NEOs, STIP will be weighted 85% on the new scorecard and 15% on the individual performance score tied to measurable high-priority and results-focused goals that align to the corporate strategy.

Executive profiles

The following pages profile our executives, providing:

•	a summary of their accomplishments in 2023; and

•	2023 actual pay mix (2023 base salary, STIP with respect to 2023, and medium- and long-term incentives granted in 2023, using the grant date fair value).

The values provided in the profiles are also reflected in the summary compensation table on page 100.

Enbridge Inc. 2024 Management Information Circular	93

Greg Ebel

—

President & CEO Effective January 1, 2023, Mr. Ebel serves as the President & CEO and is responsible for setting and executing Enbridge’s strategic priorities.

In 2023, Mr. Ebel provided strategic and executive leadership in the following areas:

•	Industry leading safety, integrity and reliability programs results including record best process safety performance at Enbridge

•	Exceeded EBITDA and DCF per share budget through strong operational, commercial and cost management performance

•	Maintained a strong balance sheet and high investment credit rating. Completed largest equity issuance in Canadian history; significant portion of funding in place for $19 billion U.S. gas utility acquisitions

•	Increased 2024 quarterly dividend by 3%, reflecting the 29th consecutive annual increase

•	Placed $2 billion of secured capital into service

•	Secured $10 billion of attractive, organic projects, which increased secured backlog to $25 billion

•	Announced or executed $23 billion of acquisitions including 3 natural gas utilities in the U.S., natural gas storage in the U.S. and Canada, offshore wind in Europe and multiple solar and RNG assets

•	Executed $3.1 billion divestiture of Enbridge’s interests in Alliance Pipeline and Aux Sable, recycling capital at premium valuations, thereby releasing capital for redeployment

•	Secured a comprehensive 7.5-year Liquids Pipelines tolling settlement with customers

•	Achieved record volumes on Liquids Mainline and at Ingleside export terminal

•	Sanctioned Enbridge Houston Oil Terminal and launched open season on the Flanagan South Pipeline, highlighting the value of Liquids Pipelines’ existing downstream infrastructure and advancing the Company’s U.S. Gulf Coast strategy
•	Finalized TETCO rate settlement, 100% re-contracting on TETCO, Algonquin and M&NP systems

•	Line 5 operation remained undisrupted in the face of opposition in certain states

•	Engaged in significant customer engagement across business lines

•	Engaged in significant shareholder outreach and realized top-rated investor relations program results

•	Engaged in significant public policy advocacy with Canadian and U.S. governments to enhance the Company’s reputation and brand

•	Achieved planned emissions intensity reduction, on track with 2030 emissions intensity reduction target

•	Achieved industry leading sustainability ratings

•	Implemented senior management rotations to develop bench strength and succession planning

•	Seamless succession enabled appointments to address retirements of executive management

94	Enbridge Inc. 2024 Management Information Circular

Executive Compensation

President & CEO compensation

Greg Ebel was appointed our President & CEO effective January 1, 2023, and is primarily responsible for executing our long-term business strategy. In 2023, Mr. Ebel was instrumental in building on Enbridge’s legacy as a diversified energy delivery company and positioning Enbridge to be the first-choice energy provider in North America. Under his leadership, the Company continued to deliver on its strategic priorities of expanding and modernizing our conventional business to ensure reliability, lowering our emissions, and increasing investments in lower-carbon opportunities.

Enbridge recently announced a 3% increase in dividends for shareholders effective March 1, 2024—our 29th consecutive annual dividend increase—demonstrating that dividend increases remain an important part of our shareholder value proposition. In 2023, Mr. Ebel played a key role in securing attractive, organic projects and highly strategic acquisitions, including the acquisition of the largest and only underground natural gas storage facility in B.C. and three U.S. based utilities, creating the largest (by volume) North American natural gas utility franchise.

In setting Mr. Ebel’s compensation for 2023, the HRC Committee considered the salary levels and incentive opportunities of our former President & CEO and the CEOs of our North American peers. Consistent with our pay-for-performance philosophy and in alignment with shareholder interests, his incentive pay is based on how the Company performs relative to those peers, and against the Company’s financial and strategic objectives. For 2023, the HRC Committee approved a base salary, STIP and LTIP opportunities that closely aligned with the median of our peers and that of our former President & CEO.

In 2023, the HRC Committee also considered that our President & CEO was critical in ensuring a smooth leadership transition so Enbridge could continue to connect millions of people to the energy they rely on through our natural gas, oil and renewable power networks, while maintaining our commitment to achieving net zero GHG emissions from our operations.

Aligning President & CEO compensation to shareholder value

Enbridge’s compensation programs are designed to deliver value to Enbridge shareholders not only in the near-term, but also through long-term achievement of our strategic priorities.

The chart below shows the value of a $100 investment made in Enbridge common shares at the end of each of the last three years (assuming reinvestment of dividends throughout the term) and shows the growth in total direct compensation for the role of President & CEO. The President & CEO’s total direct compensation shown in the chart below is the total direct compensation reported in the summary compensation table for Mr. Ebel for the year ended 2023 and the total direct compensation reported in the previously disclosed summary compensation table for the former President & CEO for the years ended 2021 and 2022 (including base salary, short-term incentive award paid, and the grant value of medium- and long-term incentive awards).

The total return on Enbridge common shares has been positive over the past three years. Total direct compensation paid for the role of President & CEO has also increased over the same period in line with market. The HRC Committee reviewed the relationship of President & CEO pay to TSR over the past three years and determined they were appropriately aligned. Additional details on executive compensation and shareholder return can be found on page 103.

Enbridge Inc. 2024 Management Information Circular	95

Patrick R. Murray

—

Executive Vice President & Chief Financial Officer

Effective July 1, 2023, Mr. Murray was appointed Executive Vice President & Chief Financial Officer and is responsible for all corporate financial affairs of the Company including financial planning and reporting, tax, treasury and financial risk management.

In 2023, Mr. Murray provided strategic and executive oversight in the following areas:

•	Stewarded the Company’s financial performance to achieve greater than budgeted results

•	Raised approximately $20 billion of long-term debt, hybrid and equity financing on attractive terms in support of the Company’s growth and acquisition program

•	Stewarded the $19 billion acquisition of three U.S. gas utilities from Dominion Energy Inc. of which 85% of the aggregate purchase price has been successfully prefunded

•	Maintained a strong balance sheet and high investment credit rating

•	Further reduced the Company’s risk profile and de-risked the financing plan through the announced sale of Alliance Pipeline and Aux Sable joint venture interests for $3.1 billion

•	Supported key transactions to advance Enbridge’s long- term growth strategy, including acquiring Morrow Renewables and an interest in the Fox Squirrel solar farm

•	Developed the 2024 budget, financing plan, and three- year outlook
•	Engaged in significant shareholder outreach and maintained a top-rated investor relations program

•	Continued strong employee engagement scores in the Finance teams

•	Implemented senior management rotations to develop bench strength and succession planning

•	Successfully enabled a seamless transition to role of Executive Vice President & Chief Financial Officer

96	Enbridge Inc. 2024 Management Information Circular

Executive Compensation

Colin K. Gruending

—

Executive Vice President & President, Liquids Pipelines Mr. Gruending is responsible for Enbridge’s crude oil and liquids pipelines business across North America.

In 2023, Mr. Gruending provided strategic and executive oversight in the following areas:

•	Exceeded safety targets for reductions in employee and contractor injuries and motor vehicle incidents

•	Significantly exceeded reliability and environmental performance targets with strong risk management practices

•	Significantly exceeded EBITDA budget, delivering $9.5 billion through strong operational performance and system wide throughput optimization with record throughput on multiple systems

•	Successfully reached favourable 7.5-year Mainline tolling settlement with customers through 2028 and filed application with CER

•	Successfully defended Line 5 in continued reliable service for customers and society in the face of opposition in certain states

•	Executed robust system integrity management program on time and budget

•	Further contracted Flanagan South Pipeline to full capacity, further strengthening the mainline path to markets in Cushing and the U.S. Gulf Coast

•	Executed a successful open season on Southern Lights Pipeline extending the contractual cashflows for diluent import into Canada through 2030

•	Acquired and integrated Gray Oak Pipeline, and executed various growth projects on it and Enbridge Ingleside Energy Centre to enhance competitiveness of our Permian franchise
•	Acquired and divested certain smaller pipelines and facilities to high-grade the LP business

•	Further advanced a portfolio of lower-carbon hub investments towards a final investment decision in Canada and the U.S.

•	Exceeded sustainability performance goals including reduction of GHG emissions intensity targets

•	Strengthened relationships with neighboring communities including Indigenous communities

Enbridge Inc. 2024 Management Information Circular	97

Cynthia L. Hansen

—

Executive Vice President & President, Gas Transmission & Midstream Ms. Hansen is responsible for Enbridge’s natural gas transmission and midstream business across North America.

In 2023, Ms. Hansen provided strategic and executive oversight in the following areas:

•	Significantly exceeded safety targets for employee and contractor injuries and process safety incidents

•	Exceeded EBITDA and DCF budgets through strong operational performance

•	Reached favourable settlement on Canadian portion of the Maritimes & North East system

•	Delivered system reliability with completion of 100% of critical system preventative maintenance, hurricane and winterization work

•	Advanced Texas Eastern modernization with one new lower emission/higher reliability unit coming online and obtained approval for third phase

•	Achieved 100% revenue contract renewal rate on our major pipelines

•	Placed $330 million of capital into service and advanced over $9.7 billion of capital opportunities including Texas Eastern Venice Extension, Texas Eastern Modernization, T-North Expansion, Rio Bravo Pipeline, Woodfibre LNG, T-South Expansion, Appalachia to Market III and Sparta

•	Completed Tres Palacios natural gas storage acquisition for US$335 million and acquired Aitken Creek storage assets for $400 million

•	Executed agreement to acquire equity stake in Divert Inc. to develop up to US$1 billion in food waste RNG and acquired Morrow Renewables with a portfolio of operating landfill to RNG facilities for US$1.2 billion, expanding our RNG portfolio
•	Exceeded sustainability performance goals including reduction of GHG emissions intensity targets

•	Advanced lower-carbon solutions both directly and with customers, including investments and pilot projects in RNG, hydrogen, CCUS and other technology innovations

98	Enbridge Inc. 2024 Management Information Circular

Executive Compensation

Matthew A. Akman

—

Executive Vice President, Corporate Strategy & President, Power

Effective March 1, 2023, Mr. Akman was appointed Executive Vice President, Corporate Strategy & President, Power, and is responsible for the corporate strategic planning process, new energy technologies and all renewable power operations and development, globally.

In 2023, Mr. Akman provided executive oversight in the following areas:

•	Stewarded the enterprise-wide Board strategic planning process, reinforcing and extending the Company’s low-risk visible growth plans and energy transition leadership

•	Led the Renewable Power business to exceed $500 million budget target

•	Achieved a record zero recordable safety incidents across the entire portfolio of North American Enbridge operated wind and solar installations, while taking over operations of two additional wind farms from third party operators

•	Secured the rights to build the 1GW Normandy, France offshore wind farm, including a long-term lease and 20-year offtake contract

•	Led the acquisition of approximately $2 billion of North American onshore and European offshore renewable power assets expected to significantly accretive to DCF per share in 2024 and beyond

•	Successfully completed the integration of Tri-Global Energy and achieved targeted full first year EBITDA

•	Advanced development and finalized transmission interconnection agreements for approximately 2GW of North American onshore solar and wind farms, including acquired interest in the Fox Squirrel solar farm in partnership with EDF Renewables and increased interest in German offshore wind farms
•	Advanced construction of three offshore wind projects, Fécamp, Provence Grande Large and Calvados French

•	Successfully brought 3 new solar self-power projects into service on the Liquids Pipelines system

•	Advanced the coordination of New Energy Technology projects across the organization

•	Co-chaired the Enbridge Mental Health and Well-Being Committee

Enbridge Inc. 2024 Management Information Circular	99

2023 summary compensation table

The table below shows the total amounts that Enbridge and its subsidiaries paid and granted to the NEOs for the years ended December 31, 2023, 2022, and 2021. Amounts represented below for Mr. Ebel and Ms. Hansen that were paid or granted in U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.3186, US$1 = C$1.3550, and US$1 = C$1.2632 in 2023, 2022, and 2021, respectively.

Name and principal position	Year	Salary[1] ($)	Stock- based awards[2] ($)	Option- based awards[3] ($)	Non- equity incentive plan compen- sation[4] ($)	Pension value[5] ($)	All other compen- sation[6] ($)	Total ($)

Gregory L. Ebel President & Chief Executive Officer	2023	1,780,110	9,256,836	2,314,115	4,418,945	721,000	241,778	18,732,784
	2022	-	-	-	-	-	-	-
	2021	-	-	-	-	-	-	-

Patrick R. Murray Executive Vice President & Chief Financial Officer	2023	559,284	1,557,749	389,533	911,271	2,632,000	-	6,049,837
	2022	358,965	610,276	152,618	270,000	324,000	30,778	1,746,637
	2021	333,718	570,492	142,272	294,417	233,000	30,856	1,604,755

Colin K. Gruending Executive Vice President & President, Liquids Pipelines	2023	840,145	2,494,351	623,618	1,553,125	1,361,000	-	6,872,239
	2022	720,244	5,173,859	543,448	957,405	855,000	20,775	8,270,731
	2021	657,446	2,100,544	523,661	1,063,171	1,191,000	18,960	5,554,782

Cynthia L. Hansen Executive Vice President & President, Gas Transmission & Midstream	2023	833,507	2,523,448	630,803	1,450,544	1,296,000	26,108	6,760,410
	2022	724,160	6,310,923	561,450	1,129,396	2,091,000	106,898	10,923,827
	2021	530,001	1,521,171	379,392	789,886	743,000	11,666	3,975,116

Matthew A. Akman Executive Vice President, Corporate Strategy & President, Power	2023	500,333	3,248,007	311,892	775,354	375,000	-	5,210,586
	2022	442,378	778,628	194,655	335,854	294,000	38,242	2,083,757
	2021	429,493	756,145	188,506	388,907	245,000	37,139	2,045,190

Vern D. Yu7 Former Executive Vice President & Chief Financial Officer	2023	406,460	2,596,226	649,167	677,324	780,000	-	5,109,177
	2022	753,776	6,262,757	565,678	1,030,995	1,140,000	31,390	9,784,596
	2021	684,361	4,185,976	545,126	1,071,046	1,047,000	28,093	7,561,602

[1]	The amounts disclosed in this column include in-year adjustments to base salary.
[2]

The amounts disclosed in this column include the aggregate grant date fair value of PSUs and RSUs granted in 2023, 2022, and 2021. These amounts are calculated by multiplying the number of PSUs and RSUs by the unit values in the table below:

Annual grants	C$	US$

February 15, 2023	53.06	39.77

February 16, 2022	52.61	41.30

February 18, 2021	42.29	32.88

Additional grants	C$	US$

August 8, 2023[a]	48.08	-

January 23, 2023[b]	54.94	-

September 30, 2022[c]	53.96	40.10

February 18, 2021[d]	44.64	-

[a]	Top-up PSUs and RSUs granted to Mr. Murray upon his promotion to Executive Vice President & CFO in respect of the increase to his new medium-term incentive targets.
[b]	Share-settled RSUs provided to Mr. Akman.
[c]	Share-settled RSUs provided to Mr. Gruending, Ms. Hansen, and Mr. Yu. Mr. Yu’s unvested units were cancelled upon his retirement.
[d]	Share-settled RSUs provided to Mr. Yu; unvested units were cancelled upon his retirement.

100	Enbridge Inc. 2024 Management Information Circular

Executive Compensation

[3]

The amounts in this column represent the grant date fair value of stock option awards granted to each of the NEOs, calculated in accordance with FASB ASC Topic 718. The grant date fair value of stock option awards is measured using the Black-Scholes option-pricing model, based on the following assumptions:

	August 2023[a]	February 2023		February 2022		February 2021

Assumptions	C$	C$	US$	C$	US$	C$	US$

Expected option term	6 years	6 years	6 years	6 years	6 years	6 years	6 years

Expected volatility	20.967%	20.860%	23.501%	20.971%	23.589%	24.840%	27.656%

Expected dividend yield	7.351%	6.712%	6.712%	6.516%	6.516%	7.641%	7.641%

Risk free interest rate	3.497%	3.209%	3.910%	1.801%	1.981%	0.735%	0.793%

Exercise price	$48.08	$53.06	$39.77	$52.61	$41.30	$43.81	$34.52

Option value	$4.92	$5.53	$5.23	$4.75	$4.65	$3.84	$3.69

[a]	Top-up stock options granted to Mr. Murray upon his promotion to Executive Vice President & CFO in respect of the increase to his new long-term incentive target.
[4]

The amounts disclosed in this column represent amounts paid under the STIP with respect to the 2023, 2022 and 2021 performance years. There are no long-term non-equity incentive plans within the compensation programs.

[5]	The pension values are equal to the compensatory change shown in the “Summary of defined benefits” table on page 114.
[6]	All Other Compensation for 2023 includes actual amounts not reported in any other column for each NEO.

Executive	Perquisites[a] ($)	Retirement savings plan matching contribution[b] ($)	Total[c] ($)

Gregory L. Ebel	215,670	26,108	241,778

Patrick. R. Murray	-	-	-

Colin K. Gruending	-	-	-

Cynthia L. Hansen	-	26,108	26,108

Matthew A. Akman	-	-	-

[a]

Perquisites may include excess flexible benefit credits, parking, relocation subsidies, executive medical expenses, personal use of the company aircraft, financial counseling benefits, memberships, and other incidental compensation, including perquisite allowance for Senior Vice President roles. For Mr. Ebel, this includes $126,838 associated with his housing accommodations while working in Canada. Perquisites for other NEOs are not reported in this column if the aggregate amount is less than C$50,000 or 10% of the total salary.

[b]	Retirement savings plan matching contributions reflect the Company contributions to the 401(k) plan for Mr. Ebel and Ms. Hansen.
[c]

Total compensation does not include $705,703 paid on behalf of Mr. Ebel pursuant to the Company’s tax equalization program applicable to all eligible employees on work assignments outside their primary residence. The program is in accordance with the Canada/U.S. Tax Treaty to prevent double taxation for employees and will result in a refund to the Company post tax settlement in 2024.

[7]

Mr. Yu retired effective June 30, 2023; his 2023 STIP award, PSU, and RSU grants have been prorated based on active service prior to his retirement effective June 30, 2023. ISOs will continue to vest according to the vesting schedule after his retirement effective June 30, 2023.

Enbridge Inc. 2024 Management Information Circular	101

Share ownership

It is important for the NEOs to have a meaningful equity stake in Enbridge – owning Enbridge shares is a tangible way to align the interests of executives with those of Enbridge shareholders.

Executives can acquire Enbridge shares by participating in the employee savings plan, exercising stock options, retaining shares from vested RSUs, or by making investments in Enbridge shares. Unvested RSUs, personal holdings and Enbridge shares held in the name of a spouse, dependent child or trust, all count toward meeting the guidelines. PSUs and unexercised stock options do not count toward meeting the guidelines.

The share ownership requirement for 2023 was six times base salary for the President & CEO and three times base salary for the other NEOs.

To enhance and extend our leading governance practices, effective January 1, 2024, the share holding requirements for our executives increased by 33% for CEO to eight times, and CFO and EVPs to four times of base salary.

Mr. Ebel, Mr. Gruending, Ms. Hansen, and Mr. Akman have exceeded the current requirements as of December 31, 2023. Mr. Murray had met the previous requirements in his SVP role, and has four years from his promotion date of July 1, 2023 to meet the EVP requirements, as displayed in the following graph:

Target and actual share ownership as of December 31, 2023

102	Enbridge Inc. 2024 Management Information Circular

Executive Compensation

Executive compensation tables and other compensation disclosures

Performance graph

Executive compensation and shareholder return

The chart below shows the value of a $100 investment made on January 1, 2019, in both Enbridge common shares, the S&P/TSX Composite Index and Enbridge’s compensation peer group at the end of each of the last five years (assuming reinvestment of dividends throughout the term) and shows the growth in total direct compensation for the NEOs reported in the summary compensation table over the same period. For the purpose of the graph, returns are shown in local currency.

Total direct compensation includes base salary, short-term incentive award paid, and the grant value of medium- and long-term incentive awards. Average total direct compensation is taken by dividing the total direct compensation from the summary compensation table by the number of named executives in any given year. The total direct compensation value for NEOs is 0.72% of our adjusted earnings of $5,743 million for 2023.

The total return on Enbridge common shares has been positive from 2019 to 2023, despite a dip in economic activity and reduced demand for energy in 2020. Average compensation paid to the NEOs has also increased over the same period.

Enbridge Inc. 2024 Management Information Circular	103

Outstanding option-based and share-based awards

The table below shows the option-based and share-based awards that were outstanding on December 31, 2023. The market value of unvested or unearned awards is calculated based on C$47.70 per share for awards denominated in Canadian dollars and US$36.02 for awards denominated in U.S. dollars, which are the closing prices of our shares on the TSX and NYSE on December 29, 2023. The market value of unvested or unearned awards denominated in U.S. dollars were each converted from U.S. dollars to Canadian dollars using the published WM/Reuters 4 pm London 2023 year-end exchange rate of US$1 = C$1.3186.

Executive			Option-based awards[1]							Share-based awards
	Plan type		Grant date	Number of securities underlying unexercised options (#)	Option exercise price ($)		Option expiry date	Value of in-the-money unexercised options		Number of units that have not vested (#)	Market or payout value of units not vested[2] ($)	Market or value of vested share-based awards not paid out or distributed[3] ($)
								Vested ($)	Unvested ($)

Gregory L. Ebel	ISO		2/15/2023	335,560	US$	39.77	2/15/2033	-	-

	ISO	[4]	2/16/2016	405,408	US$	28.87	2/16/2026	3,822,183	-

	RSU		2/15/2023							47,526	2,257,316

	PSU		2/15/2023							142,579	6,771,947

Patrick R. Murray	ISO	[5]	8/8/2023	48,174		48.08	8/8/2033	-	-

	ISO		2/15/2023	27,580		53.06	2/15/2033	-	-

	ISO		2/16/2022	32,130		52.61	2/16/2032	-	-

	ISO		2/18/2021	37,050		43.81	2/18/2031	72,062	72,062

	ISO		2/20/2020	21,880		55.54	2/20/2030	-	-

	ISO		2/21/2019	32,970		48.30	2/21/2029	-	-

	ISO		2/27/2018	28,880		43.02	2/27/2028	135,158	-

	ISO		2/28/2017	35,960		55.84	2/28/2027	-	-

	ISO		3/2/2015	40,750		59.08	3/2/2025	-	-

	ISO		3/13/2014	19,100		48.81	3/13/2024	-	-

	RSU	[5]	8/8/2023							5,122	244,315

	RSU		2/15/2023							3,091	147,437

	RSU		2/16/2022							3,270	155,980

	RSU		2/18/2021							4,070	194,157

	PSU	[5]	8/8/2023							15,365	732,896

	PSU		2/15/2023							9,284	442,825

	PSU		2/16/2022							9,810	467,940

	PSU		2/18/2021							-	-	647,536

Colin K. Gruending	ISO		2/15/2023	112,770		53.06	2/15/2033	-	-

	ISO		2/16/2022	114,410		52.61	2/16/2032	-	-

	ISO		2/18/2021	136,370		43.81	2/18/2031	265,240	265,240

	ISO		2/20/2020	121,740		55.54	2/20/2030	-	-

	ISO		2/21/2019	78,490		48.30	2/21/2029	-	-

	ISO		2/27/2018	45,170		43.02	2/27/2028	211,396	-

	ISO		2/28/2017	48,670		55.84	2/28/2027	-	-

	ISO		2/29/2016	64,600		44.06	3/1/2026	235,144	-

	ISO		3/2/2015	64,780		59.08	3/2/2025	-	-

	ISO		3/13/2014	66,500		48.81	3/13/2024	-	-

	RSU		2/15/2023							12,654	603,618

	RSU	[6]	9/30/2022							60,821	2,901,143

	RSU		2/16/2022							11,648	555,611

	RSU		2/18/2021							15,001	715,557

	PSU		2/15/2023							37,974	1,811,368

	PSU		2/16/2022							34,944	1,666,834

	PSU		2/18/2021							-	-	2,383,471

104	Enbridge Inc. 2024 Management Information Circular

Executive Compensation

Executive			Option-based awards[1]							Share-based awards
	Plan type		Grant date	Number of securities underlying unexercised options (#)	Option exercise price ($)		Option expiry date	Value of in-the-money unexercised options		Number of units that have not vested (#)	Market or payout value of units not vested[2] ($)	Market or value of vested share-based awards not paid out or distributed[3] ($)
								Vested ($)	Unvested ($)

Cynthia L. Hansen	ISO		2/15/2023	91,470	US$	39.77	2/15/2033	-	-

	ISO		2/16/2022	118,200		52.61	2/16/2032	-	-

	ISO		2/18/2021	98,800		43.81	2/18/2031	192,166	192,166

	ISO		2/20/2020	105,000		55.54	2/20/2030	-	-

	ISO		2/21/2019	125,580		48.30	2/21/2029	-	-

	ISO		2/27/2018	115,380		43.02	2/27/2028	539,978	-

	ISO		2/28/2017	89,190		55.84	2/28/2027	-	-

	ISO		3/2/2015	74,340		59.08	3/2/2025	-	-

	RSU		2/15/2023							12,956	615,353

	RSU	[6]	9/30/2022							81,841	3,887,123

	RSU		2/16/2022							12,031	573,899

	RSU		2/18/2021							10,858	517,944

	PSU		2/15/2023							38,868	1,846,058

	PSU		2/16/2022							36,106	1,722,234

	PSU		2/18/2021							-	-	1,726,337

Matthew A. Akman	ISO		2/15/2023	56,400		53.06	2/15/2033	-	-

	ISO		2/16/2022	40,980		52.61	2/16/2032	-	-

	ISO		2/18/2021	36,817		43.81	2/18/2031	47,738	95,480

	ISO		2/20/2020	56,760		55.54	2/20/2030	-	-

	ISO		2/21/2019	19,622		48.30	2/21/2029	-	-

	ISO		2/28/2017	83,730		55.84	2/28/2027	-	-

	RSU		2/15/2023							6,333	302,066

	RSU	[7]	1/23/2023							39,206	1,870,137

	RSU		2/16/2022							4,172	199,009

	RSU		2/18/2021							5,399	257,532

	PSU		2/15/2023							18,998	906,198

	PSU		2/16/2022							12,516	597,027

	PSU		2/18/2021							-	-	858,050

Vern D. Yu	ISO		2/15/2023	117,390		53.06	6/30/2028	-	-

	ISO		2/16/2022	119,090		52.61	6/30/2028	-	-

	ISO		2/18/2021	141,960		43.81	6/30/2028	276,112	276,112

	ISO		2/20/2020	132,010		55.54	6/30/2028	-	-

	ISO		2/21/2019	191,860		48.30	6/30/2026	-	-

	ISO		2/27/2018	115,380		43.02	6/30/2026	539,978	-

	ISO		2/28/2017	93,300		55.84	6/30/2026	-	-

	ISO		2/29/2016	96,750		44.06	3/1/2026	352,170	-

	ISO		3/2/2015	82,340		59.08	3/2/2025	-	-

	ISO		3/13/2014	83,350		48.81	3/13/2024	-	-

	RSU		2/15/2023							1,622	77,388

	RSU		2/16/2022							5,519	263,251

	RSU		2/18/2021							12,285	585,974

	PSU		2/15/2023							6,497	309,919

	PSU		2/16/2022							18,105	863,610

	PSU		2/18/2021							-	-	2,063,495

[1]	Each ISO award has a 10-year term and vests pro-rata as to one fourth of the option award beginning on the first anniversary of the grant date.

Enbridge Inc. 2024 Management Information Circular	105

[2]	A performance multiplier of 1.0x has been used (PSUs only), based on achieving the target performance level as defined in the plan.
[3]	Reflects the payout value of the 2021 PSU grant, which vested on December 31, 2023, but will not be paid until March 2024. A performance multiplier of 1.10x is used.
[4]	Reflects Mr. Ebel’s outstanding stock options that were granted while Mr. Ebel served as Chairman, President & CEO of Spectra Energy.
[5]	Reflects additional top-up LTI grants upon Mr. Murray’s promotion to Executive Vice President & CFO in respect of the increase to his new medium- and long-term incentive targets.
[6]	Reflects retention RSU grants to Mr. Gruending and Ms. Hansen that remain outstanding, 100% of which vest on the second anniversary of the grant date.
[7]	Reflects retention RSU grant to Mr. Akman that remain outstanding, 100% of which vests on the third anniversary of the grant date.

Value vested or earned in 2023

Executive	Value vested during the year			Value earned during the year
	Option-based awards[1,2] ($)	Share-based awards[1,3] ($)		Non-equity incentive plan[1,4] ($)

Gregory L. Ebel	–	–		4,418,945

Patrick. R. Murray	106,965	647,536		911,271

Colin K. Gruending	358,800	2,383,471		1,553,125

Cynthia L. Hansen	316,668	1,726,337		1,450,544

Matthew A. Akman	169,967	858,050		775,354

Vern D. Yu	463,013	2,615,280	[5]	677,324

[1]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.3186 in 2023.
[2]	The values of the option-based awards listed above are based on the following:

Grant date	Grant price	2023 vesting date	Closing price on 2023 vesting date or last trading day prior to vest date

2/21/2019	$48.30	2/21/2023	$51.55

2/21/2019	US$36.71	2/21/2023	US$38.08

2/20/2020	$55.54	2/20/2023	$52.38

2/20/2020	US$41.97	2/20/2023	US$38.90

2/18/2021	$43.81	2/18/2023	$52.38

2/18/2021	US$34.52	2/18/2023	US$38.90

2/16/2022	$52.61	2/16/2023	$52.71

2/16/2022	US$41.30	2/16/2023	US$39.16

[3]	Includes the 2021 PSUs that vested on December 31, 2023. A performance multiplier of 1.10x has been used.
[4]	Based on corporate, business unit and individual performance for the 2023 performance year.
[5]

Mr. Yu received a retention award in 2021 consisting of 44,803 cash settled RSU’s, 20% of which vested on each of the first and second anniversaries of the grant date and 60% of which was to vest on the third anniversary of the grant date. Payouts are determined by using the volume weighted average trading price of Enbridge shares on the TSX for the last 20 trading days immediately preceding the end of each vesting period. In accordance with the vesting schedule, 20% of the award (8,960 units) vested February 18, 2023, with a final share price of $53.63 and resulted in the final payout to Mr. Yu of $551,785. The remaining unvested retention RSUs were forfeited upon Mr. Yu’s retirement.

Termination of employment and change-in-control arrangements

Employment agreements

Enbridge has employment agreements with Messrs. Ebel, Murray, and Gruending, and Ms. Hansen. The terms in the employment agreements are competitive and part of a comprehensive compensation package that assists in recruiting and retaining top executive talent.

106	Enbridge Inc. 2024 Management Information Circular

Executive Compensation

The agreements generally provide payments for executives in the case of involuntary termination for any reason (other than for cause) or voluntary termination within 150 days after constructive dismissal, as defined in each agreement, and do not provide for any “single-trigger” severance payments upon a change in control of the Company. As a condition to receiving payments under the employment agreements upon a qualifying termination of employment, the executive must execute a general release of claims in favour of Enbridge and comply with the following restrictive covenants:

Confidentiality provision	Non-competition/solicitation	No recruitment

2 years after departure	1 year after departure	2 years after departure

Enbridge has not entered into an employee agreement with Mr. Akman. His termination provisions are aligned with his original signed offer letter upon his hire.

Termination of employment scenarios

Compensation that would be paid to Messrs. Ebel, Murray, Gruending and Ms. Hansen pursuant to the terms of their existing employment agreements under various termination scenarios, including change in control (“CIC”), is described below.

Compensation component	Resignation	Retirement	Termination not for cause or constructive dismissal	Termination following CIC

	Voluntary		Involuntary

Base salary	None	None	Two times the current salary is paid in a lump sum

Short-term incentive	Payable in full if executive has worked the entire calendar year and remains actively employed on the payment date. Otherwise, none	Current year’s incentive prorated to retirement date

Two times the average short-term incentive award over the past two years is paid out in a lump sum plus

the current year’s short-term incentive, prorated based on active service during the year of termination based on target performance

Medium- and long- term incentives	• PSUs and RSUs forfeited • Vested stock options must be exercised within 30 days of resignation or by the end of the original term (if sooner) • Unvested stock options are cancelled

•  PSUs and RSUs are prorated to retirement date and value is assessed and paid at the end of the usual term

•  Stock options granted prior to 2020 continue to vest and can be exercised for three years after retirement (or option expiry, if sooner)

•  Stock options granted in 2020 and thereafter continue to vest and can be exercised for five years after retirement (or option expiry, if sooner)

•  PSUs and RSUs are prorated to date of termination (plus any applicable notice period) and value is assessed and paid at the end of the usual term

•  Vested stock options must be exercised according to stock option terms

•  The in-the-money spread value of unvested stock options is paid in cash

•  PSUs vest and value is assessed and paid on performance measures deemed to have been achieved as of the change of control. RSUs vest and are paid out

•  All stock options vest and remain exercisable for 30 days following termination (or option expiry, if sooner)

Pension	No longer earns service credits		Additional two years of pension credit are added to the final pension calculation

Benefits	None	Post-retirement benefits begin	Two times the value of future benefits paid out in a lump sum

Enbridge Inc. 2024 Management Information Circular	107

Mr. Akman’s resignation and retirement treatment for base salary, short-term incentives, medium- and long-term incentives, and benefits is consistent with all other NEOs as described in the table above. The value of pension accrual during the notice period will be paid as a lump sum outside of the pension plan. In the case of involuntary termination not for cause, payments for base salary, short-term incentives, medium- and long-term incentives, benefits and pension accrual will be calculated in respect of the applicable notice period as fifty-two weeks plus three weeks per completed year of service, up to a maximum of one-hundred and four weeks. In the case of involuntary termination upon a CIC, payments for base salary, short-term incentives, benefits and pension accrual will also be calculated in respect of the applicable notice period as fifty-two weeks plus three weeks per completed year of service, up to a maximum of one-hundred and four weeks. In the case of involuntary termination upon a CIC, medium- and long-term incentives treatment is consistent with all other NEOs as described in the table above.

The amounts shown in the table below include the estimated potential payments and benefits that would be payable to each of our NEOs as a result of the specified triggering event, assumed to occur as of December 31, 2023. The actual amounts that would be payable in these circumstances can be determined only at the time of the executive’s separation, would include payments or benefits already earned or vested and may differ from the amounts set forth in the table below. Amounts in U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.3186 in 2023.

Executive	Triggering event[1]	Base salary[2] ($)	Short- term incentive[3] ($)	Medium- term incentive[4] ($)	Long- term incentive[5] ($)	Pension[6] ($)	Benefits[7] ($)	Total payout ($)

Gregory L. Ebel	CIC	-	-	-	-	-	-	-
	Death	-	-	9,029,262	-	-	68,466	9,097,728
	Retirement	-	-	2,908,142	-	-	68,466	2,976,608
	Voluntary or for cause termination	-	-	-	-	-	68,466	68,466
	Involuntary termination without cause	3,560,220	-	8,934,521	-	1,055,000	160,240	13,709,981
	Involuntary or good reason termination after a CIC	3,560,220	-	9,029,262	-	1,055,000	160,240	13,804,722

Patrick R. Murray	CIC	-	-	-	-	-	-	-
	Death	-	-	2,385,549	72,062	-	28,269	2,485,880
	Voluntary or for cause termination	-	-	-	-	-	28,269	28,269
	Involuntary termination without cause	1,470,000	564,417	2,330,320	72,062	1,064,000	95,779	5,596,578
	Involuntary or good reason termination after a CIC	1,470,000	564,417	2,385,549	72,062	1,064,000	95,779	5,651,807

Colin K. Gruending	CIC	-	-	-	-	-	-	-
	Death	-	-	8,254,133	265,240	-	33,654	8,553,027
	Voluntary or for cause termination	-	-	-	-	-	33,654	33,654
	Involuntary termination without cause	1,750,000	2,020,576	8,228,798	265,240	1,379,000	121,794	13,765,408
	Involuntary or good reason termination after a CIC	1,750,000	2,020,576	8,254,133	265,240	1,379,000	121,794	13,790,743

Cynthia L. Hansen	CIC	-	-	-	-	-	-	-
	Death	-	-	9,162,610	192,166	-	33,208	9,387,984
	Retirement	-	-	5,221,876	192,166	-	33,208	5,447,250
	Voluntary or for cause termination	-	-	-	-	-	33,208	33,208

	Involuntary termination without cause	1,726,839	1,919,282	9,136,783	192,166	2,331,000	111,796	15,417,866

	Involuntary or good reason termination after a CIC	1,726,839	1,919,282	9,162,610	192,166	2,331,000	111,796	15,443,693

108	Enbridge Inc. 2024 Management Information Circular

Executive Compensation

Executive	Triggering event[1]	Base salary[2] ($)	Short- term incentive[3] ($)	Medium- term incentive[4] ($)	Long- term incentive[5] ($)	Pension[6] ($)	Benefits[7] ($)	Total payout ($)

Matthew A. Akman[8]	CIC	-	-	-	-	-	-	-
	Death	-	-	4,131,968	95,480	-	21,154	4,248,602
	Retirement	-	-	1,740,219	95,480	-	21,154	1,856,853
	Voluntary or for cause termination	-	-	-	-	-	21,154	21,154
	Involuntary termination without cause	772,115	694,904	3,461,951	95,480	529,000	51,377	5,604,827
	Involuntary or good reason termination after a CIC	772,115	694,904	4,131,968	95,480	529,000	51,377	6,274,844

Vern D. Yu9	Retirement	-	-	2,167,946	385,421	-	33,654	2,587,021

[1]	Mr. Ebel, Ms. Hansen, and Mr. Akman are retirement eligible as of December 31, 2023. Retirement eligibility under Enbridge programs means age 55 or older.
[2]	Reflects a lump sum payment equal to two times the NEO’s base salary in effect as at December 31, 2023.
[3]

Reflects a lump sum payment equal two times the average of the short-term incentive award paid to the NEO in the two years preceding the year in which the termination occurs. In addition, the NEO would receive a short-term incentive payment for the current year reflected in the summary compensation table.

[4]

Represents the value of RSUs and PSUs that would vest and be settled in cash upon the triggering event, based on C$47.70 for awards granted in Canadian dollars and US$36.02 for awards granted in U.S. dollars, the closing price of an Enbridge share on the TSX and NYSE, respectively, on December 29, 2023, and assuming, in the case of PSUs, target performance. For PSUs and RSUs, severance period, as outlined in the executive employment agreement, counts towards active service when prorating for termination without cause.

[5]

Represents the “in-the-money value” of unvested ISOs as of December 31, 2023, that would be paid in cash (as a result of an involuntary termination without cause) or that would become vested (as a result of an involuntary or good reason termination after a CIC or retirement). In-the-money value is calculated as C$47.70 for awards granted in Canadian dollars and US$36.02 for awards granted in U.S. dollars, the closing price of an Enbridge share on the TSX and NYSE, respectively, on December 29, 2023, less the applicable exercise price of the option.

[6]	Reflects the value of two additional years of pension credit for Messrs. Ebel, Murray, Gruending and Ms. Hansen. See footnote 8 regarding Mr. Akman’s pension calculation.
[7]

Reflects a lump sum cash payment in respect of the flex credit allowance, vacation carryover and savings plan matching contributions that would have been paid by Enbridge in respect of the NEO over a period of two years following the NEO’s termination, plus an allowance for financial and career counselling.

[8]

Mr. Akman’s termination provisions are aligned with his original offer letter. In the case of involuntary termination not for cause, payments for base salary, short-term incentives, medium and long-term incentives, benefits and pension accrual will be calculated in respect of the applicable notice period as fifty-two weeks plus three weeks per completed year of service, up to a maximum of one-hundred and four weeks. In the case of involuntary termination upon a CIC, payments for base salary, short-term incentives, benefits and pension accrual will also be calculated in respect of the applicable notice period as fifty-two weeks plus three weeks per completed year of service, up to a maximum of one-hundred and four weeks. Mr. Akman’s severance calculations are based off 73 weeks as of December 31, 2023.

[9]

Amounts shown for Mr. Yu represent the value on his departure date, with payout value of the unvested medium- and long-term incentives based on the closing price of an Enbridge share on the TSX on his retirement date June 30, 2023, of $49.24.

Additional equity compensation information

Enbridge shares used for purposes of equity compensation

Enbridge adopted the 2019 LTIP effective February 13, 2019, under which stock options were granted beginning in 2019. The 2019 LTIP was approved by our shareholders at our 2019 annual meeting of shareholders.

Two prior stock option plans were approved by Enbridge shareholders in 2007, as Enbridge Inc. Incentive Stock Option Plan (2007), as revised (Incentive Stock Option Plan), and Enbridge Inc. Performance Stock Option Plan (2007), as amended and restated (2011) and further amended (2012 and 2014). No awards have been or will be granted under the Incentive Stock Option Plan or Performance Stock Option Plan after February 13, 2019, and all shares still available to be issued and not subject to awards under these prior stock option plans became available under the 2019 LTIP.

Enbridge Inc. 2024 Management Information Circular	109

Shares reserved for equity compensation as of December 31, 2023

	A	B		C

Plans approved by security holders	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issue under equity compensation plans (excluding securities reflected in column A) (#)

2019 LTIP[1]	20,684,362	50.71	[4,5]	26,153,993	[6]

Incentive Stock Option Plan[2]	10,439,362	51.35	[4]	-

Spectra 2007 LTIP[3]	613,605	38.07	[4]	-

[1]	Includes options and share-settled RSUs outstanding under the 2019 LTIP.
[2]	Includes options outstanding under the Incentive Stock Option Plan.
[3]

Awards granted under the Spectra 2007 LTIP were assumed by Enbridge at the closing of the Merger Transaction, as described in the “Assumed equity-based compensation awards from Spectra Energy” section. No further awards have been or will be granted under the Spectra 2007 LTIP following the closing of the Merger Transaction.

[4]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.3186 in 2023.
[5]

This weighted-average exercise price relates only to options granted under the 2019 LTIP. All other awards granted under the 2019 LTIP are deliverable without the payment of any consideration, and therefore these awards have not been considered in calculating the weighted average exercise price.

[6]	Represents 1.2304% of total issued and outstanding Enbridge shares as of December 31, 2023.

Awards granted and outstanding as of December 31, 2023

Awards outstanding	Number outstanding	Percentage of total issued and outstanding Enbridge shares

2019 LTIP[1]	20,684,362	0.9731%

Incentive Stock Option Plan	10,439,362	0.4911%

Spectra 2007 LTIP – stock options[2]	613,605	0.0289%

[1]	Includes options and share-settled RSUs outstanding under the 2019 LTIP.
[2]	Awards granted under the Spectra 2007 LTIP as described in the “Assumed equity-based compensation awards from Spectra Energy” section.

Plan restrictions – 2019 LTIP

Enbridge shares reserved for issue under the 2019 LTIP

49,700,000 in total, or 2.45% of Enbridge’s total issued and outstanding Enbridge shares as of December 31, 2023.

The total number of Enbridge shares reserved for issuance to Insiders pursuant to all security based compensation arrangements of the Company shall not exceed 10% of the number of Enbridge shares outstanding at the time of reservation.

Enbridge shares that can be issued in a one-year period	The total number of Enbridge shares issued to Insiders pursuant to all security based compensation arrangements of the Company shall not exceed 10% of the number of Enbridge shares outstanding at the time of issuance (excluding any other Enbridge shares issued under all security based compensation arrangements of the Company during such one-year period).

The number of Enbridge shares that can be issued as incentive stock options (within the meaning of the U.S. Internal Revenue Code)	Up to 2,000,000 Enbridge shares can be issued under the 2019 LTIP as Incentive Stock Options.

110	Enbridge Inc. 2024 Management Information Circular

Executive Compensation

Stock options delivered to a greater than 10% shareholder	If an Incentive Stock Option is granted to a greater than 10% shareholder, the grant price will not be less than 110% of the fair market value on the grant date of the Incentive Stock Option, and in no event will such Incentive Stock Option be exercisable after the expiration of five years from the date on which the Incentive Stock Option is granted.

Minimum vesting

All awards shall be subject to a minimum vesting schedule of at least twelve months following the date of grant of the award, provided that vesting may accelerate in connection with death, retirement, a CIC or other termination of service.

Notwithstanding the foregoing, up to 5% of the Enbridge shares available for grant under the 2019 LTIP may be granted with a minimum vesting schedule that is shorter than twelve months.

Annual burn rate

Stock options outstanding	2023	2022	2021

2019 LTIP	0.2223%	0.2071%	0.2232%

Incentive Stock Option Plan[1]	-	-	-

Spectra 2007 LTIP – stock options[2]	-	-	-

[1]	No grants have been made under this plan since 2018.
[2]

All grants under the Spectra 2007 LTIP were made by Spectra Energy prior to the Merger Transaction. No further awards have been or will be granted under the Spectra 2007 LTIP following the closing of the Merger Transaction.

Governance for making changes to the 2019 LTIP

To the extent permitted by applicable laws, the Board may amend, suspend or terminate the 2019 LTIP at any time without shareholder approval, provided that no amendment, other than an increase to the overall share limit, may materially and adversely affect any award outstanding at the time of the amendment without the affected participant’s consent.

Enbridge shareholder approval is required to implement any of the following changes:

•	increasing the overall share limit;

•	reducing the grant, exercise or purchase price for any awards;

•	the cancellation of any awards and the reissue of or replacement of such awards with awards having a lower grant, exercise or purchase price;

•	removing or exceeding the limits of the 2019 LTIP on participation by insiders;

•	the extension of the term of any award;

•	allowing other than employees or non-employee directors of the Company or a subsidiary to become participants in the 2019 LTIP;

•	allowing awards to become transferable or assignable other than by will or according to the laws of descent and distribution; and

•	changing the amendment provisions of the 2019 LTIP.

Enbridge Inc. 2024 Management Information Circular	111

Termination provisions of equity compensation plans

The termination provisions for equity compensation awards granted under the 2019 LTIP (as governed by the incentive stock option grant agreements and the restricted stock unit grant agreements), and the incentive stock option plan (2007), as revised are summarized below.

Reason for termination		Incentive stock option provisions[1]	Restricted stock unit provisions

Resignation		Can exercise vested options up to 30 days from the date of termination or until the option term expires (if sooner).	All outstanding RSUs are forfeited.

Retirement

For incentive stock options granted prior to 2020, options continue to vest and can be exercised up to three years from retirement or until the stock option term expires (if sooner).

For incentive stock options granted in 2020 and thereafter, options continue to vest and can be exercised up to five years from retirement or until the stock option term expires (if sooner).

RSUs are prorated to retirement date and value is assessed and settled at the end of the usual term.

Death		All options vest and can be exercised up to 12 months from the date of death or until the option term expires (if sooner).	All outstanding RSUs become vested and are settled no later than 30 days following the date of death.

Disability		Options continue to vest based on the regular provisions of the plan.	All outstanding RSUs become vested and are settled no later than 30 days following the date of disability.

Involuntary termination	not for cause	Unvested options continue to vest and options that are vested or become vested can be exercised up to 30 days after the termination date or the notice period (if applicable) or until the option term expires (if sooner).	RSUs are prorated to termination date (plus any applicable notice period) and value is assessed and settled at the end of the usual term.
	for cause	All options are cancelled on the date of termination.	All outstanding RSUs are forfeited.

Change of control or reorganization

For 2016 and prior grants, for a change of control, options vest on a date determined by the HRC Committee before the change of control. For any other kind of reorganization, options are to be assumed by the successor Company. If they are not assumed, they will vest and the value will be paid in cash.

Beginning with the 2017 grants, if the employment of a participant is terminated without cause (including constructive dismissal) by the Company or a subsidiary within two years after a change of control, then all unvested options of the participant vest on that double-trigger date.

If the employment of a participant is terminated without cause, (including constructive dismissal) by the Company or a subsidiary within two years after a change of control, then all outstanding RSUs become vested and are settled no later than 30 days following the date of termination.

Other transfer or assignment of stock options		The holder of an option may not transfer or assign it other than by will, or as allowed by the laws of descent and distribution.	The award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.

[1]

Differences in termination provisions apply for US$ options where the executive has elected treatment as incentive stock options within the meaning of U.S. Internal Revenue Code Section 422. All U.S. ISOs beginning with the 2018 grant are issued as non-qualified.

112	Enbridge Inc. 2024 Management Information Circular

Executive Compensation

Other benefits elements

Retirement benefits

The NEOs participate in the Senior Management Pension Plan (“SMPP”), a non-contributory defined benefit plan which is part of a market competitive compensation package for all Canadian and U.S. members of senior management. Before becoming participants in the SMPP, certain NEOs participated in a defined benefit or defined contribution pension plan.

Defined benefit plan

The following graphic shows how the SMPP retirement benefit payable at normal retirement age is calculated:

Key terms of the SMPP:

•	Eligibility: members of senior management join the SMPP on the later of their date of hire or promotion to a senior management position;

•	Vesting: plan participants are fully vested immediately;

•

Retirement age: normal retirement date is age 65. Participants may retire and receive an unreduced benefit at age 60, or as early as age 55 if they have 30 years of service. Participants with less than 30 years of service may retire on or after age 55 and receive a benefit that is reduced by 3% for each year the participant’s age at retirement was less than age 60;

•

Survivor benefits: benefits are payable for the life of the member. If the member is single at retirement, 15 years of pension payments are guaranteed. If the member is married at retirement and dies before their spouse, 60% of the pension will continue to be paid to the spouse for his/her lifetime.

Pension benefits are paid from the following tax-qualified and supplemental pension plans which comprise the SMPP:

•	Retirement Plan for Employees of Enbridge Inc. and Affiliates;

•	Enbridge Employee Services, Inc. Employees’ Pension Plan;

•	Enbridge Supplemental Pension Plan; and

•	Enbridge Employee Services Inc. Supplemental Pension Plan for United States Employees.

Enbridge Inc. 2024 Management Information Circular	113

Summary of defined benefits

The following table outlines estimated annual retirement benefits, accrued pension obligations and compensatory and non-compensatory changes for the NEOs under the defined benefit pension plans. All information is based on the assumptions and methods used for the purposes of reporting the Company’s financial statements and which are described in the Company’s financial statements.

Executive	Credited service (years)	Annual benefits payable		Accrued obligation at January 1, 2023 ($)	Compensatory change[1] ($)	Non- compensatory change[2] ($)	Accrued obligation at December 31, 2023 ($)
		At year end ($)	At age 65 ($)
				A	B	C	A+B+C

Gregory L. Ebel[3,4]	1.00	36,000	389,000	0	721,000	36,000	757,000

Patrick R. Murray	17.00	176,000	709,000	1,773,000	2,632,000	778,000	5,183,000

Colin K. Gruending[6]	20.25	491,000	812,000	5,599,000	1,361,000	1,031,000	7,991,000

Cynthia L. Hansen[4,5,6]	18.42	418,000	639,000	5,684,000	1,296,000	945,000	7,925,000

Matthew A. Akman	7.98	101,000	257,000	1,130,000	375,000	302,000	1,807,000

Vern D. Yu5,6,7	22.25	488,000	488,000	7,633,000	780,000	1,411,000	9,824,000

[1]	The components of compensatory change are current service cost and the difference between actual and estimated pensionable earnings.
[2]	The non-compensatory change includes interest on the accrued obligation at the start of the year, changes in actuarial assumptions and other experience gains and losses not related to compensation.
[3]

Mr. Ebel accrued a deferred vested pension benefit, and is also in receipt of a pension, from various legacy pension plans in respect of service while employed by Spectra Energy prior to February 27, 2017. These entitlements were assumed by Enbridge on closing of the Merger Transaction but are not linked to, or impacted by, his employment with Enbridge Inc., so are not included in the above table. As at December 31, 2023, the accrued obligation in respect of these legacy entitlements is C$5,551,000 and the accrued annual benefits payable at year end is C$346,000.

[4]

U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.3186 in 2023. The impact of changes to exchange rates on Mr. Ebel and Ms. Hansen’s accrued obligation are reflected in the non-compensatory change.

[5]	Ms. Hansen’s and Mr. Yu’s SMPP retirement benefits are indexed for inflation.
[6]

In 2020, Ms. Hansen, Mr. Gruending, and Mr. Yu were granted a temporary hold-harmless against a reduction to their SMPP pension resulting from the significant reductions in base salary should they retire within five years of the reduction. These temporary base salary reductions were related to the impacts of COVID-19, reduced energy demand and reduced commodity prices, and were not intended to have a permanent impact on the SMPP lifetime pensions. NEO base salaries were reinstated in 2021.

[7]	Mr. Yu’s annual benefits payable and accrued obligation at year end reflects his retirement in 2023.

Defined contribution plan

The defined contribution pension plan is a non-contributory pension plan. The level of contribution varies, depending on age and years of service. None of the NEOs are currently participating in the defined contribution pension plan.

Mr. Murray, Mr. Gruending, Ms. Hansen, and Mr. Yu participated in the defined contribution plan for ten years, four years, six years, and five years respectively, prior to joining the SMPP. The values shown below reflect market value of assets of the defined contribution plan.

Executive	Accumulated value at January 1, 2023 ($)	Compensatory change[1] ($)	Accumulated value at December 31, 2023 ($)

Patrick R. Murray	101,920	-	114,522

Colin K. Gruending	98,642	-	109,198

Cynthia L. Hansen	158,616	-	174,473

Vern D. Yu2	95,239	-	-

[1]	The compensatory change is equal to contributions made by the Company during 2023.
[2]	Mr. Yu’s defined contribution plan balance was withdrawn in 2023 as a result of his retirement.

114	Enbridge Inc. 2024 Management Information Circular

Executive Compensation

Other benefits

Enbridge’s savings plan and benefits plans are key elements of the total compensation package for our employees, including our NEOs.

Savings Plan

Enbridge provides a savings plan for Canadian employees and a 401(k) savings plan for U.S. employees. All NEOs participate in the savings plan on the same terms as eligible employees. The savings plans assist and encourage employees to save by matching 100% of employee contributions up to plan limits (maximum 2.5% and 6% of base salary for Canadian employees and U.S. employees, respectively) and subject to applicable tax limits. In Canada, matching contributions are provided as flex credits which may be used to purchase additional benefits or taken as after-tax cash; in the U.S., matching contributions are invested in the savings plan.

Life and health benefits

Medical, dental, life insurance and disability insurance benefits are available to meet the specific needs of individuals and their families. The NEOs participate in the same plan as all other employees. The plans are structured to provide minimum basic coverage with the option of enhanced coverage at a level that is competitive and affordable.

The HRC Committee reviews the retirement and other benefits regularly. These benefits are a key element of a total compensation package and are designed to be competitive and reasonably meet the needs of executives in their current roles.

Assumed equity-based compensation awards from Spectra Energy

On February 27, 2017, Enbridge Inc and Spectra Energy combined through a stock-for-stock merger transaction (the “Merger Transaction”). Pursuant to the terms of the merger agreement, Enbridge assumed all awards outstanding under the Spectra Energy Corp 2007 Long Term Incentive Plan, as amended and restated (the “Spectra 2007 LTIP”) at the closing of the Merger Transaction (“Assumed Spectra LTIP Awards”). The Assumed Spectra LTIP Awards, including the shares of Enbridge issuable thereunder, were approved by Enbridge shareholders as part of the Merger Transaction on December 15, 2016. No further awards have been or will be granted under the Spectra 2007 LTIP following the closing of the Merger Transaction.

Spectra 2007 LTIP

The Assumed Spectra LTIP Awards remain subject to and will continue to be administered by Enbridge pursuant to the terms of Spectra 2007 LTIP. The following summarizes the material provisions of the Spectra 2007 LTIP to the extent applicable to the Assumed Spectra LTIP Awards. The summary is qualified in its entirety by the full text of the amended and restated Spectra 2007 LTIP, which is available on Enbridge’s profile on the SEC’s website at sec.gov.

General provisions

•	Number of shares. The aggregate number of Enbridge shares that may be issued pursuant to the Assumed Spectra LTIP Awards is 5,000,000 shares of Enbridge representing 0.25% of Enbridge’s outstanding and issued shares as at December 31, 2019.

•	Reservation of Shares. When Spectra Energy first adopted the Spectra 2007 LTIP in 2007, it reserved 30,000,000 shares of common stock for issuance under the Spectra 2007 LTIP, with an additional 10,000,000 shares and 12,500,000 shares reserved following shareholder approval on April 19, 2011 and April 26, 2016, respectively. Immediately prior to closing of the Merger Transaction, there were 19,756,580 shares of Spectra Energy common stock available for future issuance under the Spectra 2007 LTIP. However, Enbridge determined that it would not grant any additional awards under the Spectra 2007 LTIP following the closing of the Merger Transaction and as a result, assumed only those shares issuable under the Assumed Spectra LTIP Awards. All future equity-based awards granted by Enbridge (including those made to legacy Spectra Energy employees) will be awarded pursuant to Enbridge’s existing plans and not the Spectra 2007 LTIP.

•	Administration. Prior to the closing of the Merger Transaction, the Spectra 2007 LTIP was administered by the Compensation Committee of Spectra Energy, which had the authority to determine the persons to whom awards were granted, the types of awards granted, the time at which awards were to be granted, the number of shares, units or other rights subject to an award, and the terms and conditions of each award. Following the completion of the Merger Transaction, the Spectra 2007 LTIP will, solely to the extent applicable to the Assumed Spectra LTIP Awards, be administered by the HRC Committee consistent with the administration of Enbridge’s existing compensation programs.

Enbridge Inc. 2024 Management Information Circular	115

•	Eligibility. All key employees of Spectra Energy and its subsidiaries and all non-employee directors were eligible for awards granted under the Spectra 2007 LTIP, as selected from time to time by the Compensation Committee of Spectra Energy in its sole discretion. As noted above, only those shares issuable under the Assumed Spectra LTIP Awards were assumed by Enbridge in connection with the Merger Transaction and as a result, no additional awards will be granted by Enbridge to any individual under the Spectra 2007 LTIP.

•	Awards. As described in more detail below, the Assumed Spectra LTIP Awards include Spectra Energy options.

•	Adjustments to awards. The HRC Committee may determine and implement appropriate adjustments to the Assumed Spectra LTIP Awards in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or other similar change of control transactions.

•	Term and amendment. The Spectra 2007 LTIP has a term of ten years from the date of approval by the shareholders of Spectra Energy, which was last granted on April 26, 2016, subject to earlier termination or amendment in accordance with the terms of the Spectra 2007 LTIP. Any amendment to the Assumed Spectra LTIP Awards or the Spectra 2007 LTIP that is implemented by the HRC Committee may not materially adversely affect the Assumed Spectra LTIP Awards without consent of the holder of such award.

•	Assignability. A stock option granted under the Spectra 2007 LTIP may, solely to the extent permitted by the HRC Committee, be transferred to members of the participants’ immediate family or to trusts, partnerships or corporations whose beneficiaries, members or owners are members of the participant’s immediate family or such other person as may be approved by the HRC Committee in advance and set forth in the award agreement. All other Assumed Spectra LTIP Awards are not assignable or transferable except by will or the laws of descent and distribution.

Stock options

•	Nonqualified stock options and incentive stock options. Spectra Energy granted options under the Spectra 2007 LTIP to purchase shares of Spectra Energy common stock (“Spectra Energy options”) to certain of its employees. As of immediately prior to the closing of the Merger Transaction, there were 4,000 Spectra Energy options outstanding under the Spectra 2007 LTIP at a weighted average exercise price of US$26.33 per share of Spectra Energy common stock and 892,163 Spectra Energy options outstanding under the Spectra 2007 LTIP at a weighted average exercise price of US$28.40 per share of Spectra Energy common stock.

•	Exercise price. The exercise price of each Spectra Energy option was determined by the Compensation Committee of Spectra Energy at the date of grant, provided however, that the exercise price per option could not be less than 100% of the fair market value per share of the common stock of Spectra Energy as of the date of grant. As the exercise price of the Spectra Energy options was determined at the date of grant, the exercise price may be below the then current market price of the Enbridge shares at the time the options are exercised.

•	Vesting and term of stock options. The Compensation Committee of Spectra Energy prescribed in the award agreement applicable to each Spectra Energy option the time or times at which, or the conditions upon which, such option vests or becomes exercisable. Spectra Energy options generally have a term of ten years from date of grant and during such term, once vested, the option could be exercised, unless a shorter exercise period was specified by the Compensation Committee of Spectra Energy in an award agreement, and subject to such limitations as may apply under an award agreement relating to the termination of a participant’s employment or other service with Spectra Energy or any of its subsidiaries.

•	Treatment upon closing of the Merger Transaction. At the closing of the Merger Transaction, each outstanding Spectra Energy option, whether vested or unvested, was automatically converted into an option to purchase, on the same terms and conditions as were applicable immediately prior to the closing, the number of Enbridge shares equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Spectra Energy common stock subject to such option immediately prior to the closing and (ii) 0.984 (“Exchange Ratio”), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Spectra Energy common stock of such Spectra Energy option immediately prior to the closing divided by (B) the Exchange Ratio. The Spectra Energy options assumed by Enbridge in connection with the Merger Transaction are exercisable for 881,819 Enbridge shares at a weighted average exercise price of US$28.87 per share of Enbridge shares, vest at various dates until February 2019 and have various terms expiring on or before February 2026.

116	Enbridge Inc. 2024 Management Information Circular

Executive Compensation

Other stock-based awards

•	Other stock-based awards. In addition to the Assumed Spectra LTIP Awards, Spectra Energy had other equity-based or equity-related awards representing a right to acquire or receive shares of Spectra Energy common stock or payments or benefits measured by the value thereof (“Spectra Energy other awards”) outstanding under the Spectra Energy Executive Savings Plan and the Spectra Energy Directors’ Savings Plan (“Spectra Savings Plans”).

•	Treatment upon closing of the Merger Transaction. At the closing of the Merger Transaction, each outstanding Spectra Energy other award was automatically converted into a right to acquire or receive benefits measured by the value of Enbridge shares, on the same terms and conditions as were applicable to the Spectra Energy other award immediately prior to the closing. As converted, the number of Enbridge shares subject to such other award is equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Spectra Energy common stock subject to such award immediately prior to the closing and (ii) the Exchange Ratio. The Spectra Savings Plans have trust funding vehicles (commonly referred to as rabbi trusts) (“Spectra Savings Plan Trusts”). Obligations to fund the Spectra Savings Plan Trusts were triggered in connection with the Merger Transaction. For any share-settled Spectra Energy other awards, the Enbridge shares used to settle such awards will be obtained on the market by the trustee of the Spectra Savings Plan Trusts.

Quantification of equity-based compensation

Set forth below are the number of Enbridge shares issuable under the Spectra 2007 LTIP in connection with the exercise or settlement of the Assumed Spectra Energy Awards outstanding as of December 31, 2023.

Spectra Energy options	Total Enbridge shares issuable under Spectra 2007 LTIP	Percentage of issued and outstanding Enbridge shares

613,605	613,605	0.0289%

Termination provisions of Spectra Energy options

The termination provisions for the Spectra Energy options, are described below.

Reason for termination	Provisions

Voluntary termination (not retirement eligible)

The unvested portion of such an award terminates immediately.

Vested Spectra Energy options can be exercised through the earlier of 3 months following termination of employment or the 10th anniversary of the grant date.

Voluntary termination (retirement eligible)

Unvested options are pro-rated based on full and partial months of service during the vesting period, and vest immediately.

Vested Spectra Energy options can be exercised through the 10th anniversary of the grant date.

Involuntary termination, for cause

The unvested portion of such an award terminates immediately.

Vested Spectra Energy options can be exercised through the earlier of 3 months following termination of employment or the 10th anniversary of the grant date.

Involuntary termination, without cause or for good reason before 2 year anniversary of change in control (the 2-Year CIC Period)	The unvested portion of such an award vests upon such termination from employment. Vested Spectra Energy options can be exercised through the 10th anniversary of the grant date.

Involuntary termination, without cause after 2-Year CIC Period

The award is pro-rated based on full and partial months of service during the vesting period.

Vested Spectra Energy options can be exercised through the earlier of 3 months following termination of employment or the 10th anniversary of the grant date.

Employment termination as a result of death or disability

The unvested portion of such an award vests.

Vested Spectra Energy options can be exercised through the earlier of 36 months following such termination of employment or the 10th anniversary of the grant date.

Other transfer or assignment of stock options	The holder of an option may not transfer or assign it other than by will, or as allowed by the laws of descent and distribution.

Enbridge Inc. 2024 Management Information Circular	117

Report of the Human Resources and Compensation Committee

The Human Resources and Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on the review and discussion, the Human Resources and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Circular. This report is provided by the following independent directors who comprise the Human Resources and Compensation Committee:

Steven W. Williams (Chair)

Mayank (Mike) M. Ashar

Susan M. Cunningham

S. Jane Rowe

118	Enbridge Inc. 2024 Management Information Circular

119 Appendices

120	Appendix A – Shareholder proposals

125	Appendix B – Terms of Reference for the Board

127	Appendix C – Advisories

127	Non-GAAP and other financial measures

128	Forward-looking information

Appendix A – Shareholder proposals

General statement on shareholder proposals received

Enbridge received two shareholder proposals for consideration at the Meeting. The first proposal was submitted by Miss Leanne Baer, holder of 60 common shares of Enbridge, represented by Environmental Defence Canada (“Environmental Defence”). The second proposal was submitted by DI Foundation, holder of 55 common shares of Enbridge, represented by Investors for Paris Compliance (“I4PC”). Environmental Defence and I4PC are, collectively, the “Proponents”.

At Enbridge, we believe that maintaining an ongoing dialogue with our shareholders is important to our long-term business strategy. Our preferred approach is to actively engage in constructive dialogue with our investors to share our strategy, understand investor perspectives, and respond appropriately. We have engaged with both Proponents, in good faith, to better understand their requests and to share our perspectives on issues raised in their respective proposals. Unfortunately, those discussions were not productive, as the Proponents have made it clear that meaningful engagement with the Company is not their objective.

At Enbridge, our purpose is to safely and reliably deliver the energy that fuels people’s quality of life. Our strategy is underpinned by a deep understanding of energy fundamentals. Through disciplined capital allocation, informed by our outlook on energy markets, we have become an industry leader with a diversified portfolio of conventional, lower-carbon and renewable energy. Our assets have reliably generated low-risk, resilient cash flows year-after-year. Predictable growth, including with respect to our dividend, is a hallmark of our investor value proposition.

Our Board and management work together to maintain strategic alignment and to ensure we deliver on our commitments and the expectations of our stakeholders, including meeting our GHG emission reduction goals. Through our strategy, performance and transparent disclosures, Enbridge’s Board and management have a demonstrated track record of making prudent decisions in the best interests of the Company, our shareholders and our stakeholders.

Shareholder proposals have become part of the toolkit employed by certain environmental activists to gain publicity in pursuit of their objectives. These activists acquire the minimum position of shares in a company required to bring forward a proposal solely for the purpose of campaigning for change – and take positions that are diametrically opposed to the company’s business. They also participate in any venue available to them to oppose the company’s business – intervening in regulatory proceedings and filing complaints with regulators such as the Competition Bureau. They don’t engage with the company in any genuine way and their interests are not aligned with the vast majority of the company’s investors, because their focus is on generating publicity, not on meaningful engagement as shareholders. The proposal submitted by Environmental Defence illustrates this well.

Environmental Defence has a long history of activism against the oil and gas industry, and of directly opposing Enbridge projects and operations, as is evident from their own website1. In the past year, in addition to submitting a shareholder proposal, they also filed a Competition Bureau complaint against Enbridge Gas Inc. (“EGI”) and intervened in regulatory proceedings to oppose the EGI application to set rates for its gas distribution system in Ontario – making the same arguments in each case. The shareholder purchased the minimum required shares shortly after Environmental Defence filed its Competition Bureau complaint, and immediately before the six-month period required under the Canada Business Corporations Act to hold shares in order to be eligible to file a proposal.

It is clear on the face of its shareholder proposal that Environmental Defence is misusing this platform to oppose Enbridge’s business and operations and to bolster its other anti-Enbridge proceedings, not to protect shareholder interests or to create shareholder value. In fact, this proposal contains defamatory and irresponsible statements that are misaligned with long-term shareholder interests altogether.

This is the third year in a row that I4PC has submitted a proposal that deals with scope 3 GHG emissions, in which their anti-oil and gas sentiment is evident. These previous proposals were defeated by a substantial majority of shareholders.

Responding to shareholder proposals from these proponents is time-consuming and distracting for boards and management, at the expense of long-term shareholder value.

For these reasons, and for the reasons set out below, the Board of Directors strongly recommends you vote AGAINST both shareholder proposals.

[1]	Environmental Defence Canada website: https://environmentaldefence.ca.

120	Enbridge Inc. 2024 Management Information Circular

Appendices

Proposal #1 – Report on governance systems in light of false statements and misrepresentations on climate and environmental benefits and impacts

Resolved: Shareholders request that the Board produce a report at reasonable cost and omitting proprietary information, examining how Enbridge’s governance systems are functioning in light of the company’s pattern of releasing statements, reports, and submissions that are false and/or misrepresent the climate and environmental benefits or impacts of its business activities.

Supporting Statement: Enbridge states that it “is committed to the principles of good governance, and the company employs a variety of policies, programs and practices to manage corporate governance and ensure compliance1.” This commitment includes ensuring compliance with the company’s Statement on Business Conduct which includes a specific commitment to “Ensuring any presentations or proposals are truthful and do not contain inaccurate or misleading information2.”

Yet Enbridge acts repeatedly in ways that contradict this commitment (sic)

With respect to its gas distribution business in Canada, the Competition bureau is investigating Enbridge’s (sic) for telling potential customers that gas is the most cost-effective way to heat their homes and suggesting that it is “clean energy” and “low carbon.”3 None of these claims are true. Enbridge’s misleading claims run contrary to Ontario government’s research4 that shows heat pumps are cheaper in areas being considered for expanded gas infrastructure.

Enbridge states that Line 5 is a safe and reliable pipeline. Yet evidence shows serious safety and structural issues with the 70-year-old pipeline5. The financial and reputational risks from any Line 5 pipeline failure are huge considering the size of financial damages that could occur with a pipeline that runs through the Great Lakes watershed, a source of drinking water for more than 40 million people, and home to 80 per cent of North America’s surface freshwater.

Enbridge applied to the Ontario Energy Board (OEB) for a rate increase that would primarily pay for an expansion of Enbridge’s gas infrastructure. To justify this application at a time when natural gas has become uncompetitive for heating new homes, Enbridge was found to have relied on a faulty report that overestimated the cost benefits of natural gas vs. electrified heating by $140 billion6. The OEB in its final ruling found that the energy transition puts Enbridge’s expanded gas infrastructure at risk of being stranded7. Yet Enbridge argues that there is less risk to natural gas infrastructure because, it argues, there will be a change of government in the next Canadian election that will result in the repeal of the carbon tax charge on natural gas heating8. Enbridge is essentially relying on polling and campaign promises to justify rate increases and investment decisions.

Our request for a review is reasonable and proportionate as Enbridge has shown a pattern of misrepresentation that is failing to meet its own Statement on Business Conduct while creating financial and reputational risk. We urge shareholders to vote in favour of this proposal to protect Enbridge’s reputation and economic interests.

The Board of Directors recommends voting AGAINST proposal #1 for the following reasons:

As members of the Board, we have a fiduciary responsibility to act honestly and in good faith with a view to the best interests of the corporation, and it is our role to oversee the Company’s strategy and management’s approach to implementation. The proposal ignores this relationship. It appears to be an effort by an advocacy organization to gain publicity through accusations and to harm the Company’s reputation in the process.

It is difficult to conceive how Enbridge would go about producing the report requested in the proposal – and when we engaged with the proponent to enquire exactly what they are seeking with the resolution, they could not articulate this either. The fact is: the resolution and supporting statement make numerous false and misleading allegations against Enbridge and rely on external “sources” that are themselves not based in fact.

[1]	https://www.enbridge.com/investment-center/corporate-governance
[2]	https://www.enbridge.com/~/media/Enb/Documents/ Governance/CG_Statement_on_Business_Conduct_EN.pdf?la=en
[3]	https://environmentaldefence.ca/wp-content/uploads/2023/09/Letter-230619-Keith-Brooks-Competition-Act-Application-1.pdf
[4]	https://prod-environmental-registry.s3.amazonaws.com/2023-08/Future%20of%20Natural%20Gas%20Expansion%20 Final_pdf_0.pdf
[5]	https://www.nwf.org/Line5
[6]	https://www.nationalobserver.com/2023/08/15/news/enbridge-relied-faulty-study-pitch-ontario-gas-network-expansion
[7]	https://www.oeb.ca/sites/default/files/backgrounder-EGI-EB-2022-0200-20231221-en.pdf
[8]	https://www.nationalobserver.com/2024/01/23/news/enbridge-wad-esgas- tax-politics

Enbridge Inc. 2024 Management Information Circular	121

This proposal is incendiary, accusatory and is clearly not in the best interests of shareholders. On the face of the proposal and its supporting statement, it is clear that Environmental Defence is using the shareholder proposal process to support their anti-Enbridge positions before the Competition Bureau and the OEB.

Enbridge stands by our commitment to good governance, as outlined in our Statement on Business Conduct and discussed throughout this Circular. There is nothing in the proposal that credibly puts our governance practices into question, and we would like to take the opportunity to address each point raised.

It is accurate that the Competition Bureau has commenced an inquiry regarding allegations against EGI for its statements about natural gas. However, what the proponent fails to mention is that the inquiry was triggered by Environmental Defence filing a complaint with the Competition Bureau, thereby compelling an inquiry by the Bureau to determine the facts and whether the allegations have any merit. We believe the complaint has no merit, and EGI intends to fully cooperate in this process.

Regarding Line 5, Environmental Defence makes a number of false allegations about the safety of the pipeline, citing a single post on the website of another environmental activist organization. This source does not constitute “evidence” and is not based in fact.

In reality, the Line 5 Straits of Mackinac (“Straits”) crossing remains in excellent condition and has never experienced a release in more than 70 years of operation. The Straits crossing features a durable enamel coating and pipe walls that are three times thicker than those of a typical pipeline. In fact, the Environmental Protection Agency and its third-party contractor have closely monitored the Straits crossing for the last seven years.

The Straits crossing is also regulated by Pipeline and Hazardous Materials Safety Administration (“PHMSA”) On several occasions in recent years, PHMSA hired a well-respected US National Laboratory, who engaged a well-known pipeline integrity expert, to review the safety of the Straits crossing. This expert analyzed a considerable volume of data generated by sophisticated in-line inspection tools operated by Enbridge to assess the safety of the Straits crossing. In 2016, 2019, and 2020, he produced written reports that confirm that no integrity issues exist. These reports are matters of public record. PHMSA has also completed safety audits in 2021, 2022, and 2023 and performed an extensive review of Enbridge’s safety records. While PHMSA does not produce public reports following such audits, Enbridge has not been advised of any safety issues or concerns with Enbridge’s operation and safety management of the Straits crossing.

In addition, since 2018, Enbridge additionally has invested nearly $50 million to establish the Enbridge Straits Maritime Operations Center (“ESMOC”). The privately funded and staffed ESMOC is operated 24/7 by a team continuously monitoring and coordinating the numerous safety measures Enbridge has put in place to ensure no vessels pose a risk of anchor strike to the Straits crossing.

On December 1, 2023, the Michigan Public Service Commission (“MPSC”) approved Enbridge’s application to locate a replacement segment of Line 5 at the Straits into the Great Lakes Tunnel. In its decision, the MPSC noted that the project virtually eliminates the risk of anchor strikes confronting the dual pipelines and found that the tunnel will serve as a secondary containment vessel to prevent Line 5 product from reaching the Straits in the event of a pipeline leak. See the MPSC news release at https://www.michigan.gov/mpsc/commission/news-releases/
2023/12/01/mpsc-approves-siting-permit-for-enbridge-to-relocate-line-5. For more information about Line 5, including operational and project details and safety precautions in place, see our Line 5 Newsroom at https://www.enbridge.com/projects-and-infrastructure/public-
awareness/line-5-newsroom.

Finally, Environmental Defence comments on Enbridge’s application to the OEB regarding natural gas rates. Again, it relies on two articles in a biased media source, one of which outlines conflicting opinions about a report placed in evidence during the proceedings, and the other of which summarizes Environmental Defence’s own participation in the OEB proceedings together with its views about Enbridge and the application. Environmental Defence provides no credible basis for its allegations of false statements or misrepresentations.

To provide the full context of Environmental Defence’s allegation that Enbridge relied on a “faulty report”, this relates to the Guidehouse “Pathways to Net-Zero” report. After Guidehouse updated its report, EGI filed the updated report with the OEB as part of the record. The updated report continued to conclude that net-zero pathways that focus on a diversified approach with natural gas and gas infrastructure is the best approach to deliver a reliable and resilient energy system with continued consumer choice and business competitiveness, at a lower cost.

Based on the incendiary language of this proposal, its misrepresentation of facts, and its clear anti-Enbridge and anti-industry sentiment, we strongly urge shareholders to vote against proposal #1.

122	Enbridge Inc. 2024 Management Information Circular

Appendices

Proposal #2 – Annual disclosure of all material scope 3 emissions

Resolved: Shareholders request that Enbridge annually disclose all of its material scope 3 emissions using accepted definitions and in absolute terms.

Supporting Statement: Enbridge’s current scope 3 emissions disclosure methodology runs counter to guidance by the CDP,1 the GHG Protocol,2 and investor-led Climate Engagement Canada,3 leading to a large under-reporting of scope 3 emissions and by extension its transition risk.

Enbridge’s scope 3 reporting is incomplete because excludes downstream emissions for use of goods and services, so called “category 11 emissions,” from its midstream business. While Enbridge reports some category 11 emissions from its gas utility business, it does not report the category 11 emissions associated with midstream business services — transportation and storage of oil and gas.

These emissions are material to Enbridge because its business model relies on their release, and their exclusion therefore obscures risks associated with these emissions. m. (sic)

Moreover, as Enbridge expands its infrastructure such as gas pipelines or LNG terminals, the trend line for these scope 3 emissions is not properly measured and assessed for risk.

Enbridge claims either existing reporting methodological uncertainty, incomplete data, or double counting as reasons to not fully report its scope 3 emissions. Yet, the guidance is clear that Enbridge should report the material emissions from category 11 and other energy companies have overcome these challenges to report relevant scope 3 emissions.4

In 2020 Enbridge made a commitment “to expand the scope of our public disclosure of scope 3 emissions within the next 2-3 years.”5 This resolution presents an opportunity for investors to ensure Enbridge fulfills this commitment.

This is the second year this proposal has been submitted. Last year 24.4% voted in favour, with another 4% abstaining, for a total of 28.4% breaking with management.6 Despite this relatively high vote by Enbridge investors, the company is yet to improve its approach to the issue.

We respectfully request that shareholders vote for this proposal.

The Board of Directors recommends voting AGAINST proposal #2 for the following reasons:

Our commitment to sustainability underpins our long-term vision—to be the first choice for energy delivery in North America and beyond. We are proud of our ESG practices and performance and continue to be recognized as a leader among our peers. In 2020, we were the first in Canada’s energy midstream sector to establish scope 1 and 2 GHG emissions reduction targets remain committed to providing transparent disclosure of our progress against these goals in our annual Sustainability Report and ESG datasheet.

When it comes to disclosure of scope 3 emissions, Enbridge continues to be an industry leader. We are rated first among peers by CDP (formerly the Carbon Disclosure Project), maintaining our overall rating of A-minus for climate change disclosure and performance for the fourth straight year. Given the proponent’s reference to CDP, it’s also notable that Enbridge’s CDP category score for scope 3 emissions (including verification) is also sector leading at A-, compared to the oil and gas transportation group average score of D. For more information about recognition, including ESG ratings and rankings, see the Executive Summary at page 3 and our website (enbridge.com).

[1]

Section 3 “Industry and company structure” specifically states that the guidance document applies to midstream companies pg. 10 https://cdn.cdp.net/cdpproduction/ cms/guidance_docs/pdfs/ 000/000/469/original/CDP-Scope-3-Category11-Guidance-Oil-Gas.pdf

[2]

Provides guidance that the direct category 11 scope 3 emissions should be reported for “fuels and feedstocks” (e.g. petroleum products, natural gas, coal, biofuels, and crude oil) table 11.1 pg. 114 https://ghgprotocol.org/sites/default/files/standards/Scope3_Calculation_Guidance_0.pdf

[3]

CEC benchmark (Appendix A pg. 33) provides specific guidance that O&G distribution companies should report scope 3 “use of sold products” category 11 emissions https://climateengagement.ca/cecnet-zero-benchmark/

[4]	https://www.wri.org/update/trends-show-companies-are-ready-scope- 3-reporting-us-climate-disclosure-rule
[5]	Enbridge 2020 CDP report Section C3.1d https://www.cdp.net/en/responses/5581?per_page=10&sort_by=project_year&sort_ dir=desc
[6]	https://www.enbridge.com/~/media/Enb/Documents/Governance/ENB_ 20230504_Report_of_Voting_Results.pdf

Enbridge Inc. 2024 Management Information Circular	123

Despite limited guidance defining scope 3 parameters for the midstream sector, Enbridge has tracked and reported on scope 3 emissions since 2009 and we continue to enhance our approach year-after-year. We report on scope 3 emissions that we can confidently track, record, and calculate. For the past several years, this has included our utility customer natural gas consumption (category 11) employee business air travel (category 6) and electricity grid loss (category 3).

But we are not standing still – we seek to continually improve our sustainability reporting by listening to our shareholders and responding to their feedback. In 2021, we added two new scope 3 metrics – one regarding the emissions intensity of the energy we deliver, and the other regarding our contribution to the avoidance of third-party emissions, through our investment in renewables, lower-carbon fuels, and conservation programs. In 2022, we committed to working with our key suppliers to support the further reduction of scope 3 emissions. In 2023, we expanded our methane reporting in our Sustainability Report and published a stand-alone Climate Lobbying report.

This year, we are expanding the number of scope 3 category emissions against which we report and are also providing increased transparency on our assessment of all 15 categories of scope 3 emissions. See “Enhancing Sustainability and ESG reporting” on page 10, where we describe the applicability of each category to our business, outline our plans for reporting in each category and describe our ongoing efforts to enhance data availability and quality over time.

On category 11 (use of sold products) Enbridge discloses all downstream emissions from our utility business (gas purchased for and used by our customers). Notably, we also disclose – and have for many years – the avoided GHG emissions in our utility business from robust demand-side management programs. Since 1996, approximately 60 million tonnes of GHG emissions have been avoided through these programs.

The proposal requests that Enbridge also report category 11 emissions associated with our midstream transportation business. This is problematic because our Liquids Pipelines and Gas Transmission & Midstream businesses are providing a transportation service, not selling a product.

There remain significant challenges reporting on downstream emissions for the midstream sector, as it would require the tracking of products – not owned or sold by Enbridge—that move on and off our system. We are currently unable to accurately and reliably track and measure this information.

Most importantly, there have been no clear regulatory guidelines or widely accepted methodologies developed to report on downstream emissions. We continue to provide input to organizations developing guidance for category 11 reporting for the oil and gas industry broadly and ultimately the midstream sector specifically, including serving on a technical advisory group to the Science Based Targets Initiative (“SBTi”) among other forums and frameworks.

We also continue to monitor and prepare for climate-related disclosure rules in Canada and the U.S. and note that the final rules adopted by the SEC on March 6, 2024 specifically exclude scope 3 emissions, due to concerns about the unreliability and robustness of scope 3 emissions data at this time. We will proceed with further enhancements to our scope 3 reporting where accepted definitions for our business exist and decision-useful data is available.

We strive to provide our investors with transparent, decision-useful climate-related information about our Company and its strategy, assets, operations. However, emissions are just one element of the total mix of information that investors look for to make prudent and informed investment decisions, and we do not believe that any scope 3 emissions are material to Enbridge. Therefore, the resolution’s reference to “material scope 3 emissions” is unusual and misleading.

For more information on our view of the Company’s climate-related risks, as well as Board oversight of those risks, see “Oversight of risk” on page 44, as well as our 2023 Annual Report and ESG Datasheet, available on our website (enbridge.com).

The proponent’s request to disclose what is currently impossible to reliably provide carries significantly more risks and costs than benefit to our shareholders and to our Company.

With the best interests of the Company and its shareholders in mind, given the complexity and uncertainty in reporting on all scope 3 emissions we strongly urge shareholders to vote against proposal #2.

124	Enbridge Inc. 2024 Management Information Circular

Appendices

Appendix B – Terms of Reference for the Board

I.	Introduction

The Board of Directors (“Board”) of Enbridge Inc. (the “Corporation”) oversees the management of, and provides stewardship over, the Corporation’s affairs. The Board’s primary goal is to act in the best interests of the Corporation to enhance long-term shareholder value while considering the interests of the Corporation’s shareholders and various other stakeholders. The Canada Business Corporations Act (“CBCA”) provides that every director and officer shall act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

These Terms of Reference are intended not to limit the powers of the Board but to assist the Board in the exercise of its powers and the fulfillment of its duties. These Terms of Reference operate in conjunction with the Corporate Governance Principles and Guidelines and the respective Terms of Reference for each of the Board’s committees, the Chair of the Board and the President & Chief Executive Officer (“CEO”).

II.	Board of directors

The organization of the Board and its authority and procedures are subject to the CBCA and the Corporation’s articles and by-laws. The Corporation is also subject to other applicable law and stock exchange requirements.

Each Board committee shall convene at such times and places designated by its chair or whenever a meeting is requested by a committee member, the Board or an officer of the Corporation (or in the case of the Audit, Finance & Risk Committee, by the internal auditor or external auditor). A minimum of twenty-four (24) hours’ notice of each meeting shall be given to each Board committee member. A quorum at a meeting shall consist of at least a majority of the members. Where the members consent, and proper notice has been given or waived, committee members may participate in a meeting of the committee by means of such telephonic, electronic or other communication facilities as permit all persons participating in the meeting to communicate adequately with each other, and a member participating in such a meeting by any such means is deemed to be present at that meeting. In the absence of the chair of the committee, the committee members may choose one (1) of the members to be the chair of the meeting. Where appropriate, members of the committee may meet separately with the Corporation’s senior management. Minutes shall be kept of all meetings of the Board’s committees.

Directors are expected to adequately prepare for, attend and participate at Board and Board committee meetings of which they are a member, become familiar with deliberations and decisions after any missed meetings and attend the annual meeting of shareholders. Directors should at all times discharge their responsibilities with the highest standards of ethical conduct and in conformity with applicable laws and regulations and the Corporation’s values of safety, integrity, respect, inclusion and high performance. The Board has implemented a comprehensive Statement on Business Conduct applicable to all employees, contractors and Directors of the Corporation.

The Board operates by delegating certain of its authorities to management and by reserving certain powers to the Board and its committees. The Board is responsible for the stewardship of the Corporation and for monitoring the actions of, and providing overall guidance and direction to, management. Management is responsible for the management of the Corporation.

III.	Principal responsibilities

As part of its stewardship responsibility, the Board has the following responsibilities:

A.

CEO and Senior Management – appointing the CEO; approving the Terms of Reference for the CEO; evaluating the CEO’s performance; approving the CEO’s compensation; approving the appointment of executive officers; and ratifying the appointment of officers;

B.	Succession Planning – ensuring that processes are in place for succession planning, including the appointment, training and monitoring of senior management;

C.

Strategy – adopting a strategic planning process and approving, at least on an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of the Corporation’s business;

Enbridge Inc. 2024 Management Information Circular	125

and monitoring progress in achievement of the strategic plan and directing management to initiate corrective action as and when appropriate;

D.

Risk – ensuring that processes are in place for identifying and having an understanding of the principal risks of the Corporation’s business and ensuring that appropriate systems are implemented to monitor, manage and mitigate those risks;

E.	Internal Control – ensuring that processes are in place to monitor and maintain the integrity of the Corporation’s internal control and management information systems;

F.

Culture of Safety, Integrity, Respect, Inclusion and High Performance – satisfying itself as to the integrity of the CEO and other executive officers and ensuring that the CEO and other executive officers create a culture of safety, integrity, respect, inclusion (including fostering diversity, equity and inclusion) and high performance, throughout the Corporation. This includes approving and monitoring compliance with the Corporation’s Statement on Business Conduct.

G.	Corporate Governance – developing the Corporation’s approach to corporate governance, including the Corporate Governance Principles and Guidelines;

H.

Communications – ensuring that the Corporation has a communications program in place to effectively communicate with and receive feedback from shareholders, stakeholders and the public generally and to ensure that public disclosures and corporate communications are made in compliance with applicable securities legislation; and

I.

Non-Delegable Responsibilities – making certain decisions by the Board as a whole that cannot be delegated under the CBCA, including authorizing the issuance of securities, declaring dividends, approving management proxy circulars, approving annual financial statements and adopting, amending or repealing the Corporation’s by-laws.

IV.	Additional typical board matters

The following non-exhaustive list identifies other matters generally considered by the Board in fulfilling its responsibility for stewardship of the Corporation. The Board may determine it appropriate to delegate certain of these matters to Board committees:

(i)

overseeing corporate financial operations, including: reviewing and recommending to shareholders changes to capital structure; reviewing and approving the annual budget, annual financing plans, dividend policy and new financings; reviewing and approving financial statements, management’s discussion and analysis and the annual report; and approving the Corporation’s authorities and spending limits policies for authorities delegated to management;

(ii)	reviewing and approving material initiatives, investments and transactions;

(iii)

ensuring that processes are in place to address applicable corporate, securities, regulatory and other compliance matters and approving and monitoring compliance with significant policies and procedures by which the Corporation is governed and operated; and

(iv)	managing the Board’s own affairs.

In addition to the matters referred to in these Terms of Reference, the Board performs other functions as may be necessary or appropriate in the circumstances, including functions expressly required by the CBCA or other applicable law, the Corporation’s articles or by-laws or applicable stock exchange requirements.

V.	Communicating with the board

Interested parties wishing to communicate with the Board Chair may do so by writing to Board Chair c/o Corporate Secretary, Enbridge Inc., 200, 425-1st Street S.W., Calgary, Alberta, Canada T2P 3L8 or by email to corporatesecretary@enbridge.com.

VI.	No rights created

These Terms of Reference are intended to be part of the Board’s flexible governance framework. These Terms of Reference do not create any legally binding obligations on the Board, any Board committee, any Director or the Corporation.

126	Enbridge Inc. 2024 Management Information Circular

Appendices

Appendix C – Advisories

Non-GAAP and other financial measures

This Circular contains references to non-GAAP and other financial measures, including EBITDA, adjusted EBITDA, DCF and DCF per common share. Management believes the presentation of these metrics gives useful information to investors and shareholders as they provide increased transparency and insight into the performance of the Company.

Our non-GAAP measures described above are not measures that have standardized meaning prescribed by generally accepted accounting principles in the United States of America (“U.S. GAAP”) and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers. A reconciliation of historical non-GAAP and other financial measures to the most directly comparable GAAP measures is available on the Company’s website. Additional information on non-GAAP and other financial measures may be found in the Company’s earnings news releases or in additional information on the Company’s website (enbridge.com), sedarplus.ca or sec.gov.

EBITDA and Adjusted EBITDA

EBITDA represents earnings before interest, tax, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for unusual, infrequent or other non-operating factors on both a consolidated and segmented basis. Management uses EBITDA and adjusted EBITDA to set targets and to assess the performance of the Company and its business units.

Distributable cash flow

DCF and DCF per common share are measures used for purposes of Enbridge’s executive compensation programs. The following table presents the reconciliation of cash provided by operating activities to DCF. DCF is defined as cash flow provided by operating activities before changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests and redeemable noncontrolling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, non-recurring or non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target. DCF for the year ended December 31, 2023 has been converted to DCF per share by taking DCF of $11,267 million and dividing by 2,056 million, the weighted average number of Enbridge shares outstanding as of December 31, 2023. For purposes of the 2023 STIP award determinations as described on page 84, DCF was converted to DCF per share by taking DCF of $11,472 million and dividing by 2,056 million, the weighted average number of Enbridge shares outstanding as of December 31, 2023. For purposes of 2020 PSU payout determinations as described on page 92, DCF was converted to DCF per share by taking DCF of $11,514 million and dividing by 2,056 million, the weighted average number of Enbridge shares outstanding as of December 31, 2023.

	Years ended December 31

(unaudited, millions of Canadian dollars)	2023	2022

Cash provided by operating activities	14,201	11,230

Adjusted for changes in operating assets and liabilities[1]	(2,311)	12

	11,890	11,242

Distributions to noncontrolling interests	(363)	(259)

Preference share dividends	(352)	(338)

Maintenance capital expenditures[2]	(918)	(820)

Significant adjustment items:

Other receipts of cash not recognized in revenue[3]	210	238

Distributions from equity investments in excess of cumulative earnings[4]	639	733

Competitive Toll Settlement realized hedge loss, net of tax	479	-

Litigation settlement gain	(68)	-

Enbridge Inc. 2024 Management Information Circular	127

	Years ended December 31

(unaudited, millions of Canadian dollars)	2023	2022

Enterprise insurance strategy restructuring expenses	-	100

Other items	(250)	87

DCF	11,267	10,983

Adjusting items in respect of:

For STIP calculation purposes, normalizations including (but not limited to) the net accretive impact of financing and strategic actions not contemplated at the time of target setting expressed in DCF	205	(28)

Total DCF adjusted for 2023 STIP award determinations	11,472	10,955

DCF	11,267	10,983

Adjusting items in respect of:

For 2021 PSU calculation purposes, normalizations including (but not limited to) the net accretive impact of financing and strategic actions not contemplated at the time of the grant expressed in DCF	247	53

Total DCF adjusted for 2021 PSU payout determinations	11,514	11,036

[1]	Changes in operating assets and liabilities, net of recoveries.
[2]

Maintenance capital expenditures are expenditures that are required for the ongoing support and maintenance of the existing pipeline system or that are necessary to maintain the service capability of the existing assets (including the replacement of components that are worn, obsolete or completing their useful lives). For the purpose of DCF, maintenance capital excludes expenditures that extend asset useful lives, increase capacities from existing levels or reduce costs to enhance revenues or provide enhancements to the service capability of the existing assets. Maintenance capital also excludes emissions reduction projects and large-scale asset modernization programs that facilitate high operational reliability.

[3]	Consists of cash received net of revenue recognized, for contracts under make-up rights and similar deferred revenue arrangements.
[4]	Presented net of adjusting items.

Forward-looking information

Forward-looking information, or forward-looking statements, have been included in this Management Information Circular to provide information about us and our subsidiaries and affiliates, including management’s assessment of our and our subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as ‘‘anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “likely”, “plan”, “project”, “target” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included in this document include, but are not limited to, statements with respect to the following: the business of and procedure for the annual meeting of shareholders and solicitation of proxies; our approach to executive and director compensation, including expected performance of and estimated payments and benefits to executives and directors; our beliefs respecting the benefits of building and maintaining relationships with Indigenous communities, shareholders and other stakeholders; our corporate vision and strategy, including strategic priorities and enablers; expected supply of, demand for, exports of and prices of crude oil, natural gas, natural gas liquids (NGL), liquefied natural gas (LNG) and renewable energy; energy transition and lower-carbon energy, and our approach thereto; environmental, social and governance (ESG) goals, practices and performance, including with respect to diversity and inclusion and GHG emissions reduction; our future plans regarding the disclosure of scope 3 GHG emissions; anticipated utilization of our assets; expected earnings before interest, income taxes and depreciation and amortization (EBITDA), distributable cash flow (DCF) and DCF per share and expected growth thereof; dividend growth and payout policy; expected performance of the Company’s businesses; financial strength and flexibility; the acquisitions of three U.S. gas utilities from Dominion Energy Inc. (the Acquisitions), including the anticipated benefits, expected funding and use of proceeds and expected timing of closing and integration thereof; expected in-service dates and costs related to announced projects and projects under construction; capital allocation framework and priorities; expected future growth, development and expansion opportunities; and expected optimization and efficiency opportunities;.

Although we believe these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By

128	Enbridge Inc. 2024 Management Information Circular

Appendices

their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of, demand for, export of and prices of crude oil, natural gas, NGL, LNG and renewable energy; anticipated utilization of our assets; exchange rates; inflation; interest rates; availability and price of labor and construction materials; the stability of our supply chain; operational reliability; maintenance of support and regulatory approvals for our projects and transactions; anticipated in-service dates; weather; the timing, terms and closing of acquisitions and dispositions, including the Acquisitions; the realization of anticipated benefits of transactions, including the Acquisitions; governmental legislation; litigation; credit ratings; hedging program; expected EBITDA and adjusted EBITDA; expected future cash flows; expected future DCF and DCF per share; financial strength and flexibility; debt and equity market conditions; and general economic and competitive conditions. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL, LNG and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for our services. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which we operate and may impact levels of demand for our services and cost of inputs and are therefore inherent in all forward-looking statements.

Our forward-looking statements are subject to risks and uncertainties pertaining to the successful execution of our strategic priorities, operating performance; legislative and regulatory parameters; litigation; acquisitions (including the Acquisitions) and dispositions and other transactions and the realization of anticipated benefits therefrom; operational dependence on third parties; dividend policy; project approval and support; renewals of rights-of-way; weather; economic and competitive conditions; public opinion; changes in tax laws and tax rates; exchange rates; inflation; interest rates; commodity prices; access to and cost of capital; political decisions; global geopolitical conditions; the supply of, demand for and prices of commodities and other alternative energy, including but not limited to, those risks and uncertainties discussed in this Management Information Circular, our 2023 annual report on Form 10-K and in our other filings with Canadian and U.S. securities regulators. The impact of any one assumption, risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statement made in this Management Information Circular or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to us or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

Enbridge Inc. 2024 Management Information Circular	129

Telephone: 403-231-3900
Facsimile: 403-231-3920
Toll free: 800-481-2804

enbridge.com

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Security Class

Holder Account Number

– – –

Fold

This proxy is solicited by and on behalf of Management of Enbridge Inc.

Notes to proxy

1.  Every shareholder has the right to appoint some other person or company of the shareholder’s choice, who need not be a shareholder of Enbridge, to attend and act on the shareholder’s behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided on the reverse and return your proxy by mail or vote by Internet at www.investorvote.com. In addition, YOU MUST go to www.Computershare.com/EnbridgeAGM by 1:30 p.m. MDT on May 6, 2024, and provide Computershare with the required information for your chosen proxyholder so that Computershare may provide the proxyholder with a Control Number via email. This Control Number will allow your proxyholder to log into and vote at the meeting. Without a Control Number your proxyholder will only be able to log in to the meeting as a guest and will not be able to vote.

2.  If your Enbridge shares are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual, you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3.  This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4.  If this proxy is not dated, it will be deemed to be dated the date this form was received by or on behalf of Enbridge Inc.

5.  The shares represented by this proxy will be voted as directed by the shareholder; however, if such a direction is not made in respect of any matter and the management nominees named on the reverse are appointed proxyholders, this proxy will be voted as recommended by the Board of Directors of Enbridge.

6.  The shares represented by this proxy will be voted for, against or withheld or abstained from voting on each of the matters described herein, as applicable, in accordance with the instructions of the shareholder on any ballot that may be called for and, if the shareholder has specified a choice with respect to any matter to be acted on, the shares will be voted accordingly.

7.  This proxy confers discretionary authority in respect of amendments or variations to the matters identified in the Notice of Meeting or in respect of any other matters that may properly come before the meeting or any adjournment or postponement thereof.

8.  This proxy should be read in conjunction with the accompanying documentation provided by Management, including the Management Information Circular of Enbridge.

– – – Fold

Proxies submitted must be received by 1:30 p.m., Mountain Daylight Time (MDT), on Monday, May 6, 2024.

If the meeting is postponed or adjourned, proxies submitted must be received no later than 48 hours

(excluding Saturdays, Sundays and statutory holidays) before the time the meeting is reconvened.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free	• Go to the following web site: www.investorvote.com • Smartphone? Scan the QR code to vote now.	• You can enroll to receive future securityholder communications electronically by visiting www.investorcentre.com/enbridge and clicking at the bottom of the page.	• You can attend the meeting virtually by visiting the URL provided on the back of this proxy.

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for shares held in the name of a corporation or shares being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a shareholder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER

          01Z1RA

+	+

Appointment of Proxyholder I/We, being shareholder(s) of Enbridge Inc. hereby appoint: Gregory L. Ebel, President and CEO of Enbridge, or failing him, Pamela L. Carter, Chair of the Board	OR	Print the name of the person you are appointing if this person is someone other than the Management nominees listed herein.

Note: If you are appointing a proxyholder other than the Management nominees YOU MUST return your proxy by mail and go to www.Computershare.com/EnbridgeAGM by 1:30 p.m. MDT on May 6, 2024, and provide Computer share with the required information for your appointee so that Computershare may provide the appointee with a Control Number via email. This Control Number will allow your appointee to log in to and vote at the meeting. Without a Control Number your proxyholder will only be able to log in to the meeting as a guest and will not be able to vote.

as my/our proxyholder with full power of substitution to attend, act and to vote for and on behalf of the shareholder(s) in accordance with the following directions (or if no directions have been given, or if there is any variation or amendment to the below matters or any matter not set forth below properly comes before the meeting, as the proxyholder sees fit) at the Annual Meeting of shareholders of Enbridge Inc. (“Enbridge”) to be held via live audio webcast online at https://web.lumiagm.com/434843715 on Wednesday, May 8, 2024, at 1:30 p.m., Mountain Daylight Time, and at any adjournment or postponement thereof.

The Board of Directors recommends voting “FOR” Items 1, 2, 3 and “AGAINST” Items 4 and 5.

Voting recommendations are indicated by highlighted text over the boxes.

1. Election of Directors	For	Against		For	Against			For	Against

01. Mayank M. Ashar	☐	☐	05. Gregory L. Ebel	☐	☐	09. Manjit Minhas		☐	☐	– – – Fold

02. Gaurdie E. Banister	☐	☐	06. Jason B. Few	☐	☐	10. Stephen S. Poloz		☐	☐

03. Pamela L. Carter	☐	☐	07. Theresa B.Y. Jang	☐	☐	11. S. Jane Rowe		☐	☐

04. Susan M. Cunningham	☐	☐	08. Teresa S. Madden	☐	☐	12. Steven W. Williams		☐	☐

								For	Withhold

2. Appoint the auditors
Appoint PricewaterhouseCoopers LLP as auditors of Enbridge and authorize the directors to fix their remuneration								☐	☐

							For	Against	Abstain

3. Advisory vote on executive compensation Accept Enbridge’s approach to executive compensation, as disclosed in the Management Information Circular							☐	☐	☐

Shareholder proposals
Vote on the shareholder proposals, as set out in Appendix A of the Management Information Circular

The Board of Directors recommends voting “AGAINST” shareholder proposals No. 1 and No. 2

	For	Against	Abstain		For	Against	Abstain
– – – Fold
4. Shareholder Proposal No. 1	☐	☐	☐	5. Shareholder Proposal No. 2	☐	☐	☐

Signature(s)	Date

Authorized Signature(s) – This section must be completed for your instructions to be executed.

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the meeting. If no voting instructions are indicated above and the Management nominees are appointed proxyholders, this proxy will be voted as recommended by the Board of Directors.

MM / DD / YY
are indicated above and the Management nominees are appointed proxyholders, this proxy will be voted as recommended by the Board of Directors.

Interim Financial Statements – I would like to receive interim financial statements and related Management’s Discussion & Analysis.	☐	Annual Financial Statements – I DO NOT wish to receive annual financial statements and related Management’s Discussion & Analysis.	☐
If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/enbridge.

      01Z1SA